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As filed with the Securities and Exchange Commission on May 5, 2004

Registration Statement No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIVER ROCK ENTERTAINMENT AUTHORITY
(Exact name of Registrant as specified in its charter)

Not Applicable	7990	68-0490898

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3250 Highway 128 East
Geyserville, California 95441
(707) 857-2777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth Elgin DeRouen
Chairperson
River Rock Entertainment Authority
3250 Highway 128 East
Geyserville, California 95441
(707) 857-2777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolph A. DelFranco Holland & Knight LLP 195 Broadway New York, New York 10007 Phone: (212) 513-3282 Fax: (212) 385-9010	Jerome L. Levine Holland & Knight LLP 633 West Fifth Street, 21st Floor Los Angeles, CA 90071 Phone: (213) 896-2565 Fax: (213) 896-2450

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

9 3/4% Senior Notes due 2011	$200,000,000	100%	$200,000,000	$25,340

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Subject to Completion, dated _______ __, 2004

Prospectus

RIVER ROCK ENTERTAINMENT AUTHORITY

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING $200,000,000 AGGREGATE PRINCIPAL
AMOUNT OF 9 3/4% SENIOR NOTES DUE 2011 FOR $200,000,000 AGGREGATE PRINCIPAL
AMOUNT OF 9 3/4% SENIOR NOTES DUE 2011 WHICH HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED

CUSIP No. for Old Notes: 768369AA8
CUSIP No. for New Notes: 768369AB6

THE EXCHANGE OFFER WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON ________ , 2004
(THE 21ST BUSINESS DAY FOLLOWING THE DATE OF THIS PROSPECTUS), UNLESS WE EXTEND
THE EXCHANGE OFFER IN OUR SOLE AND ABSOLUTE DISCRETION.

The principal terms of the exchange offer are as follows:

•	We will exchange the new notes for all outstanding old notes that are validly tendered and not withdrawn pursuant to the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•
The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the new notes.

•
The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any cash proceeds from the exchange offer.

•
We issued the old notes in a transaction not requiring registration under the Securities Act and, as a result, transfer of the old notes is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

There is no established trading market for the new notes or the old notes.

See Risk Factors beginning on page 13 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

None of the Securities and Exchange Commission, the National Indian Gaming Commission or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

The date of this prospectus is            , 2004.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

References in this prospectus to the “Authority,” “we,” “our,” “ours” or “us” refer to the River Rock Entertainment Authority. References to the “Tribe” refer to the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe.

The “old notes” consisting of the 9 3/4% Senior Notes due 2011, which were issued on November 7, 2003, and the “new notes” consisting of the 9 3/4% Senior Notes due 2011 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.”

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES OR SOLICITING ANY OFFER TO PURCHASE THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including:

•	disruptions caused by the construction activities for the parking structures and infrastructure improvements;

•	our financial performance;

•	our dependence on a single gaming site;

•	our levels of leverage and ability to meet our debt service and other obligations;

•	general local, domestic and global economic conditions;

•	changes in federal or state tax laws or the administration of such laws;

•	changes in and challenges to gaming laws or regulations, including the Compact;

•	maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations;

•	development of new competitive gaming properties; and

•	other factors discussed under “Risk Factors” or elsewhere in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

The River Rock Casino

We own and operate the River Rock Casino, a gaming and entertainment facility located on the Tribe’s reservation approximately 75 miles north of San Francisco, California. Our 62,000 square-foot facility, situated in the Alexander Valley with views of the surrounding countryside, is open 24 hours a day, seven days a week, and currently features:

•	35,500 square feet of gaming space containing 1,600 slot and video poker gaming machines and 16 table games featuring blackjack, three card poker and pai gow poker;

•
two full-service restaurants offering 24-hour menu dining and lunch, dinner and Sunday brunch buffets with 152 indoor seats, 96 outdoor seats, two lounges, two bars, a gift shop and an historic and contemporary Pomo basketry and art display; and

•	surface parking lots designed to accommodate approximately 375 customer vehicles or up to approximately 500 customer vehicles when operated by a valet service during peak demand periods.

Our gaming facility commenced limited operations on September 14, 2002. Our initial operations were limited to approximately 66 gaming machines located in a portion of our gaming facility. We gradually added gaming machines and reached 242 gaming machines by March 31, 2003. On April 1, 2003, we opened the remainder of our gaming facility, including our food and beverage facilities, our Player’s Club, 16 table games, and an additional 302 gaming machines. Subsequently, we steadily increased the number of gaming machines from 544 to our current total of 1,600, which was attained on June 18, 2003.

We commenced operations with one parking lot located directly adjacent to our gaming facility, designed to accommodate 225 customer vehicles or up to approximately 325 customer vehicles when operated by a valet service during peak demand periods. On March 23, 2003, we completed the construction of our second parking lot, designed to accommodate 80 customer vehicles or up to approximately 100 customer vehicles when operated by a valet service. On April 20, 2003, we completed the construction of our third parking lot, designed to accommodate 70 customer vehicles or up to approximately 75 customer vehicles when operated by a valet service. The three current parking lots are designed to accommodate a total of approximately 500 customer vehicles when operated by a valet service.

The Tribe

The Dry Creek Rancheria Band of Pomo Indians is a federally recognized, self-governing Indian tribe with 839 enrolled members and an approximately 75-acre reservation in Sonoma County, California. The Indian Gaming Regulatory Act of 1988 permits federally recognized Indian tribes to conduct casino gaming operations on certain Indian lands, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of California entered into a compact that was approved by the U.S. Secretary of the Interior in May 2000 (which we refer to as the “Compact”). The Compact authorizes certain forms of Class III gaming, including up to 2,000 slot machines, subject to license availability, and an unlimited number of house-banked card games. The Compact will expire on December 31, 2020. The Tribe currently holds licenses to operate 1,600 gaming machines.

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Our Market

Our gaming facility is easily accessible by car to the residents of the San Francisco Bay area and Sonoma, Napa and Lake counties, California. Our primary market includes the major metropolitan cities of San Francisco and Oakland, and the smaller cities of San Rafael, Berkeley, Santa Rosa and Petaluma. According to the 2000 U.S. Census Bureau survey, the San Francisco Bay area, which includes the counties of San Francisco, Marin, Alameda, San Mateo and Contra Costa, and the counties of Sonoma, Napa and Lake, had a population totaling approximately 4.8 million and the 1999 median household income exceeded $59,000. According to The Innovation Group, a market assessment company, in 2002 there were approximately 7.6 million people living within 100 miles of our gaming facility.

Our gaming facility is conveniently located approximately three miles from Highway 101, a four-lane highway from Los Angeles to Oregon that travels directly through the San Francisco Bay area, including the cities of San Francisco and Santa Rosa. Our gaming facility’s prominent location, on the eastern hillside of the Alexander Valley, is visible to vehicles traveling on Highway 101. According to the California Department of Transportation, approximately 22 million vehicles passed our facility on Highway 101 in 2002. We benefit from the large number of visitors to the world renowned wineries of Sonoma and Napa counties. According to the Sonoma County Tourism Program, Sonoma County receives approximately 7.0 million tourists annually and the Napa Valley Conference and Visitors Bureau reports that approximately 4.9 million tourists visit Napa County annually.

Our Expansion Project

Our limited parking impedes our ability to satisfy existing demand for our gaming operations as we regularly reach our parking capacity during peak demand periods. As a result, we turn away a significant number of potential guests. The primary purpose of our expansion project is to build three parking structures containing an aggregate of approximately 1,360 parking spaces to alleviate our current constraints. To accelerate the completion of our expansion project, the parking structures are scheduled to open in two phases and will be built using a combination of precast and poured-in-place concrete. The first parking structure will contain approximately 445 parking spaces and is scheduled to open in July 2004. The second and third parking structures will contain approximately 445 and 470 parking spaces and are scheduled to open in November 2004. The three parking structures will increase our customer parking capacity from approximately 500 valet-parked customer vehicles to more than 2,100 self and valet-parked customer vehicles. Our expansion project will also include additional infrastructure improvements. We refer to the new parking structures and infrastructure improvements as the “expansion project.” The infrastructure improvements include the excavation of a hillside and the construction of retaining walls. The parking structures will be located below such excavation and retaining walls.

We originally expected our expansion project to cost approximately $64.6 million, which was funded from a portion of the net proceeds from our old notes. The original expansion project budget was comprised of $35.4 million for the three parking structures, $24.1 million for infrastructure improvements and a $5.1 million construction contingency. In addition, $10.0 million from the net proceeds of our old notes was placed in a construction escrow account that is available to fund additional construction contingencies.

Our current budget for the expansion project has been increased to approximately $73.7 million. It is comprised of $39.4 million for the three parking structures and $34.3 million for infrastructure improvements. To meet our increased construction budget, we will use our $5.1 million construction contingency and fund the remaining $4.0 million from our working capital. In an effort to expedite construction of our expansion project, we commenced construction before all design documents were finalized, which resulted in inefficiencies and modifications that resulted in actual construction costs exceeding budgeted amounts. In addition, the infrastructure improvements portion of our expansion project resulted in higher than expected costs due to weather delays and to unforeseeable soil conditions, which required us to substantially increase the scope of the work and quantity of the construction material.

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We have completed substantially all of the engineering work and design drawings for the expansion project. We have also completed approximately 60% of the construction of the infrastructure improvements. In addition, we have selected a precast concrete subcontractor and completed approximately 70% of the fabrication of the precast concrete element of the parking structures. We entered into a guaranteed maximum price contract with Swinerton Builders for the hard construction costs relating to the three parking structures in April 2004, which includes all work performed since October 2003. The construction of the parking structure is approximately 16% completed.

Our principal executive offices are located at 3250 Highway 128 East, Geyserville, CA 95441, and our telephone number is (707) 857-2777.

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The Exchange Offer

Old Notes	9 3/4% Senior Notes due 2011, which we issued November 7, 2003 in a transaction in reliance upon the exemption from registration provided by Rule 144A under the Securities Act.

New Notes
9 3/4% Senior Notes due 2011, the issuance of which has been registered under the Securities Act. The form and the terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer
We are offering to issue up to $200,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued.

Expiration Date; Tenders
The exchange offer will expire at 5 p.m., New York City time, on _________, 2004, the 21st business day following the date of this prospectus, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

•	you are not our affiliate, as defined in Rule 405 under the Securities Act;

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•
at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•
if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution;” and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act.

Withdrawal; Non- Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to the expiration date. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or

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termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, which we sometimes refer to in this prospectus as DTC, any withdrawn or unaccepted old notes will be credited to the tendering holders’ account at DTC. For further information regarding the withdrawal of the tendered old notes, see “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer
We are not required to accept for exchange or to issue new notes in exchange for any old notes and we may terminate or amend the exchange offer if any of the following events occurs prior to our acceptance of the old notes:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the Securities and Exchange Commission;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offer; or

•
there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer. We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes
Unless you comply with the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, with a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address listed below under the caption “The Exchange Offer — Exchange Agent;” or

•
tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to

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constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but:

•	the old notes are not immediately available;

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States Federal Income Tax Considerations
The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States Federal Income Tax Considerations” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent
U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, “The Exchange Offer — Exchange Agent.”

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Resales
Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”), as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•
you are not an affiliate of ours. If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC; and

•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley Co. Inc., SEC no-action letter (June 5, 1991) and Shearman Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Broker-Dealers
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a

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broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market making or other trading activities. We have agreed that for a period of up to 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See description under the caption “Plan of Distribution” for more information.

Registration Rights Agreement.
When we issued the old notes in November 2003, we entered into a registration rights agreement with the initial purchaser of the old notes. Under the terms of the registration rights agreement, we agreed to:

•	use our reasonable best efforts to have the exchange offer registration statement declared effective on or prior to 300 days after the closing date of the offering of the old notes;

•	use our reasonable best efforts to consummate the exchange offer within 30 business days after the date on which the exchange offer registration statement is declared effective;

•
use our reasonable best efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances; and

•
pay, if we fail to meet our registration obligations, additional interest to each holder of the notes equal to 0.25% per annum. During the second 90-day period we continue to fail to meet our registration obligations, the amount of additional interest will increase by an additional 0.25% per annum until the registration obligations have been cured. However, in no event will the cumulative rate of additional interest exceed 0.50% per annum.

Consequences of not exchanging your old notes.
If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

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•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the old notes under the Securities Act. Under some circumstances set forth in the registration rights agreement, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the New Notes — Registration Rights; Additional Interest.”

Summary Description of the New Notes

Issuer	River Rock Entertainment Authority, an unincorporated instrumentality of the Dry Creek Rancheria Band of Pomo Indians.

Securities Offered	Up to $200,000,000 principal amount of 9 3/4% Senior Notes due 2011.

Maturity Date	November 1, 2011.

Interest Rate	9 3/4% per year.

Interest Payment Dates	Each May 1 and November 1, beginning May 1, 2004.

Security and Ranking	The new notes will be secured by a pledge of our revenues and substantially all of our existing and future tangible and intangible personal property.

The new notes will be senior debt. Accordingly, they will:

•	rank equal with our other senior indebtedness; and

•	rank senior to our subordinated indebtedness.

The non-gaming assets of the Tribe will not be available to pay the new notes.

Optional Redemption
Before November 1, 2007, we may redeem the new notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium and accrued and unpaid interest. On or after November 1, 2007, we may redeem the new notes, in whole or in part, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. See “Description of the New Notes — Optional Redemption.”

Gaming Redemption	The new notes will be subject to mandatory disposition or redemption in the event of certain determinations by gaming authorities pursuant to applicable gaming laws.

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See “Description of the New Notes — Gaming Redemption.”

Mandatory Offer to Repurchase
If we experience specific kinds of changes in control or, under certain circumstances, if we sell assets, we must offer to repurchase the new notes. See “Description of the New Notes — Repurchase at the Option of Holders.”

Certain Indenture Provisions	The indenture governing the new notes will, among other things, restrict our ability to:

•	borrow money;

•	make distributions and certain other payments to the Tribe, other than distributions permitted by the indenture;

•	make investments;

•	create liens;

•	enter into certain transactions with affiliates; and

•	sell certain assets or merge with or into another person.

These covenants are subject to a number of important exceptions. See “Description of the New Notes — Certain Covenants.”

California Gaming Regulation
To purchase or hold 10% or more of the new notes, a purchaser will be required to be licensed with the Tribal Gaming Commission and the California Gambling Control Commission or be granted an exemption therefrom by the Tribal Gaming Commission.

No Prior Market
We can give no assurance that a liquid market for the old notes and, if issued, the new notes will develop or be maintained. We do not intend to list the new notes on any securities exchange or seek admission for trading of the new notes on the Nasdaq National Market.

For more complete information about the new notes, see the “Description of the New Notes” section of this prospectus.

Risk Factors

You should consider carefully the risk factors beginning on page 13 of this prospectus before investing in the new notes.

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Summary Historical Financial and Other Data

The River Rock Entertainment Authority was formed as an unincorporated instrumentality of the Tribe to own and operate the River Rock Casino, located in Sonoma County, California. Upon the issuance of the old notes, the Tribe effected a reorganization so that its gaming business, including the River Rock Casino, is owned and operated by the Authority. This reorganization is accounted for as a reorganization of entities under common control. Accordingly, the assets and liabilities of the River Rock Casino are presented by the Authority on a historical cost basis.

The following table presents summary historical statements of revenues and expenses, balance sheet and other data for the periods presented and should be read in conjunction with the “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, all included elsewhere in this prospectus. The historical financial data for the years ended December 31, 2003, 2002 and 2001 have been derived from our audited historical financial statements included elsewhere in this prospectus.

	Year Ended December 31, 2003 (a)	Year Ended December 31, 2002 (b)	Year Ended December 31, 2001 (c)

	(dollars in thousands)
Statement of Revenues and Expenses:
Revenues:
Casino	$67,127	$4,615	$—
Food, beverage and retail	2,927	—	—
Other	380	21	—

Gross revenues	70,434	4,636	—
Promotional allowance	(1,141)	—	—
Net revenues	69,293	4,636	—
Operating expenses:
Casino	12,753	657	—
Food, beverage and retail	3,263	63	—
Selling, general and administrative	28,046	3,147	—
Depreciation	4,391	219	—
Pre-opening costs	—	1,899	821
Credit enhancement fee	2,249	—	—
Gaming commission expense	1,435	422	—
Compact revenue sharing trust fund	1,335	1,335	—

Total operating expenses	53,472	7,742	821

Income (loss) from operations	15,821	(3,106)	(821)
Interest expense, net	(7,064)	(69)	—
Interest income	109	—	—
Other expense	(1)	—	—

Other expense, net	(6,956)	(69)	—

Income (loss) before distributions to the Tribe (d)	$8,865	$(3,175)	$(821)

Other Financial Data:
Net cash provided by (used in) operating activities	$26,742	$190	$(821)
Net cash provided by capital and related financing activities	$44,167	$1,643	$2,201
Net cash used in non-capital financing activities	$(54,883)	$(960)	$(1,381)
EBITDA (e)	$20,320	$(2,887)	$—
Capital expenditures	$42,165	$36,659	$—
Ratio of earnings to fixed charges	1.87x	(2.46)x	—

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	Year Ended December 31, 2003 (a)	Year Ended December 31, 2002 (b)	Year Ended December 31, 2001 (c)

Other Property Data (daily average during period):
Gaming square footage	35,500	2,500	—
Parking spaces	375	225	—
Number of slot machines	1,177	239	—
Number of table games	12	—	—
Slot machine win per unit per day	$140	$177	$—
Table game win per unit per day	$1,588	$—	$—

	Year Ended December 31, 2003 (a)	Year Ended December 31, 2002 (b)	Year Ended December 31, 2001 (c)

Balance Sheet Data:
Cash and cash equivalents	$16,898	$872	$—
Restricted cash (f)	70,066	1,812	—
Total assets	170,180	39,946	—
Net senior debt (g)	170,462	39,316	2,201
Net total debt (h)	180,462	39,316	2,201
Total debt	207,429	40,188	2,201
Fund deficit (d)	(52,355)	(6,336)	(2,201)

(a)	River Rock Casino commenced full-scale operations on April 1, 2003.

(b)	River Rock Casino commenced partial operations on September 14, 2002.

(c)	River Rock Casino incurred pre-opening costs in 2001 for preparation of operations.

(d)
Our financial statements are prepared in accordance with Governmental Accounting Standards Board (GASB) pronouncements. There are differences between financial statements prepared in accordance with GASB pronouncements and those prepared in accordance with Financial Accounting Standards Board (FASB) pronouncements. The statements of revenues, expenses and change in fund deficit is a combined statement under GASB pronouncements. FASB pronouncements allow a statement of income or operations and a separate statement of owners’ or shareholders’ deficit, which is where distributions to owners would be presented under FASB pronouncements. The amount shown above as income (loss) before distributions to the Tribe would not be different if we followed all FASB pronouncements to determine net income and would be the most comparable amount to net income computed under FASB pronouncements. The River Rock Entertainment Authority is a separate fund of the Tribe, a governmental entity, and, as such, there is no owners’ or shareholders’ deficit as traditionally represented under FASB pronouncements. The most comparable measure of owners’ deficit is presented on the River Rock Entertainment Authority balance sheet as fund deficit.

(e)
“EBITDA” is income (loss) before distributions to Tribe plus interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP. Moreover, our calculations of EBITDA may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity and because certain covenants in the indenture are tied to similar measures. EBITDA is also included in this prospectus because we believe that it presents useful information regarding our ability to service and incur indebtedness. EBITDA does not take into account our debt service requirements and, accordingly, is not necessarily indicative of amounts that may be available for debt service.

The following table reconciles EBITDA and net cash provided by operating activities for the periods indicated:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001

	(in thousands)
Net cash provided by (used in) operating activities	$26,742	$190	$(821)
Increase in accounts receivable	96	10	—
Increase in inventories	145	5	—
Increase in prepaid and other current assets	853	29	—
Increase in accounts payable-trade credit	(4,378)	(1,807)	—
Increase in accrued liabilities	(800)	(1,314)	—
Credit enhancement fee	(2,338)	—	—

EBITDA	$20,320	$(2,887)	$(821)

(f)
Includes $55.1 million for construction of three parking structures and infrastructure, a $10.0 million construction escrow account for additional construction contingencies and a $5.0 million improvements account to be used primarily to build an additional access road to the Tribe’s reservation through an 18-acre parcel of land adjacent to the Tribe’s reservation.

(g)	Net senior debt is senior debt less (i) cash and cash equivalents and (ii) the reserve escrow portion of restricted cash.

(h)	Net total debt is total debt less (i) cash and cash equivalents and (ii) the reserve escrow portion of restricted cash.

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RISK FACTORS

You should read the risk factors set forth below carefully before deciding whether to tender your old notes for the new notes pursuant to the exchange offer. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business

We have a substantial amount of indebtedness that could adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes.

As of December 31, 2003, we had approximately $207.4 million of indebtedness outstanding, which includes $197.4 million of debt on the old notes. Our substantial indebtedness could have important consequences to you and significant effects on our business and future operations. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	limit our ability to fund future working capital, capital expenditures and other general operating requirements;

•
require us to dedicate a substantial portion of our cash flow from operations to repay our outstanding indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development and other general operating requirements;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service or otherwise satisfy our obligations under the new notes. In addition, the indenture governing the new notes (the “indenture”) will permit us to incur debt in addition to the notes in certain circumstances. If we were to incur debt in addition to the new notes, the related risks could intensify.

Because we have a limited operating history, you may not be able to accurately evaluate our operations.

We have had limited gaming operations to date. Because we are in the early stages of operating our casino, we are subject to many of the same risks inherent in the operation of a business with a limited operating history.

We will require a significant amount of cash to service our indebtedness and fund our gaming operations. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and refinance our debt, including the new notes, and to fund our gaming operations, will depend on our ability to generate cash flow from our gaming operations. Our ability to generate sufficient cash flow to satisfy our debt obligations will depend on our future operating performance that is subject to many economic, competitive, regulatory and business factors that are beyond our control. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments or seek to raise additional capital. These measures may not be available to us or, if available, they may not be sufficient to enable us to satisfy our obligations under the new notes. If our cash flow is insufficient and we are unable to implement one or more of these alternatives, we may not be able to service our debt obligations, including making payments on the new notes.

Disruptions related to the construction of our expansion project could adversely affect our gaming operations.

Although the design and construction of the three parking structures and infrastructure improvements are planned to minimize disruptions to our business, construction, noise and debris may disrupt our current

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operations. Unexpected construction delays could exacerbate or magnify these disruptions. Disruption caused by our construction activities related to our expansion project could have a material adverse effect on our results of operations or financial condition.

Failure to complete our expansion project on budget or on time could adversely affect our financial condition.

Construction projects such as our expansion project are subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. These include, among others, the following:

•	shortages of energy, material and skilled labor;

•	weather interference or delays;

•	engineering problems;

•	environmental problems;

•	risk of delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	changes in law applicable to our expansion project;

•	changes to the plans or specifications;

•	labor disputes and work stoppages;

•	fire, earthquake, flood and other natural disasters; and

•	geological, construction, excavation and equipment problems.

We expect the completion of our expansion project to cost approximately $73.7 million in the aggregate, which has been increased from the originally budgeted $64.6 million. In an effort to expedite construction of our expansion project, we commenced construction before all design documents were finalized, which resulted in inefficiencies and modifications that caused actual construction costs to exceed budgeted amounts. For example, certain items needed to be modified or replaced after they were purchased, constructed or installed in order to conform with the final design documents or building code requirements. We plan to complete the parking structures in stages in July 2004 and November 2004. Additional changes in the scope of our expansion project may be required. Failure to complete any portion of our expansion project on time or on budget could have a material adverse effect on our results of operations and financial condition and thus on our ability to make payments on the new notes. In addition, failure to complete any portion of our expansion project on time and within our budget may cause us to devote additional resources to our expansion project, which could divert our time and attention away from the operation of our casino and could cause our business to suffer.

Since we depend on operations in a single location, certain events that we cannot control may adversely affect the business performance of our gaming facility.

We rely primarily on guests living within 100 miles of our casino. We will rely exclusively on cash flow from our casino to service our obligations, including our obligations under the new notes. Therefore, we are subject to greater risks than more geographically diversified gaming operations, including:

•	a decline in the economies of the local areas where our guests are located or a decline in the number of gaming guests from these areas for any reason;

•	a downturn in regional or local economic conditions;

•	an increase in competition in the local areas where our guests reside;

•	inaccessibility due to road construction or closures of primary access routes; and

•	natural and other disasters in the surrounding area.

The occurrence of any of the events described above could cause a material disruption in our business and cause us to be unable to generate sufficient cash flow to make payments on the new notes.

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We have experienced landslides and may not be insured against damage resulting from landslides.

Although we maintain insurance customary in our industry, including earthquake insurance, our insurance coverage may not be adequate, or may be insufficient, to cover all the risks to which our business and assets may be subject. We have experienced two landslides since our operations began, however our landslide related insurance is limited to events incident to earthquakes. Although neither landslide disrupted our operations, and our current expansion project, including the excavation, retaining wall and parking structures, is intended to prevent future landslides, a landslide could occur in the future that could disrupt our operations.

We face competition from other California Indian casinos, casinos located in Nevada and elsewhere and other forms of gaming and, although we have applied to obtain a license to sell alcohol, we do not have one to date.

The gaming industry is very competitive. We face or will face competition from existing and proposed Indian gaming facilities in the surrounding area and elsewhere in California and with casino gaming in Nevada and elsewhere, including gaming facilities that could be located closer to the San Francisco Bay area than our gaming facility. We also compete with card rooms located in the surrounding area, other forms of gaming that are legal in California, including on and off-track wagering and the California State Lottery, as well as with non-gaming leisure activities, and the availability of such alternative gaming and non-gaming activities may increase in the future. Many of our competitors have substantially greater resources and name recognition than the River Rock Casino. In addition, we may also face competition from new facilities in our market that may be built by other Indian tribes in the future. If we are unable to compete successfully, we may not be able to generate sufficient cash flow to make payments on the new notes.

Unlike most of our competitors, we do not currently hold a license to sell alcohol on our gaming facility premises. To obtain a liquor license, the Tribe’s liquor license application, which is pending, must be approved by the California Department of Alcohol Beverage Control. We may not be successful in obtaining either a temporary or a final license and even if we are successful in obtaining a liquor license, we cannot predict the timing thereof. Failure to obtain a liquor license could be a competitive disadvantage and, therefore, could materially and adversely affect our ability to attract guests to our gaming facility.

We could face difficulties in attracting and retaining qualified employees.

The continued operation of our gaming facility requires qualified executives, managers and a number of skilled employees with gaming and hospitality industry experience and qualifications. There is a shortage of skilled labor in the gaming industry. Such shortages may intensify as additional gaming facilities open in the surrounding area. We may not be able to continue to recruit, train and retain a sufficient number of qualified employees, particularly due to the very small number of workers skilled in the gaming industry that reside in the immediate vicinity of our gaming facility.

Restrictive covenants in the indenture may limit our ability to expand our operations and to pursue our business strategies.

The indenture includes covenants that limit our ability to borrow money, make investments, create liens, sell assets, engage in transactions with affiliates, engage in other businesses, open other gaming facilities and engage in mergers or consolidations. These restrictive covenants may limit our ability to expand our operations and to pursue our business strategies. If we are unable to capitalize on business opportunities, we may be unable to make payments on the new notes. Additionally, a violation of any of these restrictive covenants would constitute a default under the indenture.

Risks related to environmental matters could have an adverse effect on us.

We are subject to various federal, state and local laws, ordinances and regulations which govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of hazardous material or solid or hazardous waste, or may impose joint and several liability on current and former property owners or operators for the costs of investigation, removal

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and remediation of hazardous substances or wastes related to the environment without regard to fault. Environmental laws enacted in the future may create material obligations or liabilities which may have a material adverse effect on us. In addition, certain provisions of the Compact regarding environmental matters may be the subject of renegotiation with the State of California and, if we are not successful, could limit any future physical expansion of our gaming facility. Those negotiations may not be successful and our future construction and expansion could be limited as a result and, if so, such limitations may have a material adverse effect on our operations.

Pursuant to and in accordance with the Compact, the Tribe adopted an ordinance providing for the preparation, circulation and consideration by the Tribe of an environmental study concerning potential off-reservation environmental impacts of any renovation, modification, construction or development project relating to or associated with the gaming facility. Among other things, the Compact requires that in fashioning the ordinance, the Tribe must make a good faith effort to incorporate the policies and purposes of the National Environmental Policy Act and the California Environmental Quality Act consistent with the Tribe’s governmental interests. The Compact’s environmental provisions are identical to such provisions in compacts for all other California tribes that entered into compacts in or around 1999. The Tribe believes it has complied, and intends to continue to comply, with all applicable requirements in its environmental ordinance, but the County of Sonoma has taken issue with the Tribe’s position and claims that the Compact’s environmental requirements are not being fulfilled. The State could claim the Tribe is in breach of the Compact and seek to have the Compact terminated.

Our business and assets could become liable for claims asserted against the Tribe if the Tribe waives its sovereign immunity with respect to our business or assets or if tribal law intended to limit such liability is ineffective.

We are an unincorporated instrumentality of the Tribe, formed pursuant to a recently adopted law of the Tribe, which allows us to own and operate our business. This tribal law also provides that our obligations and other liabilities are not those of the Tribe and that the obligations and liabilities of the Tribe are not ours. This law is untested and generally has no direct counterpart in other areas of the law. If this law should prove to be ineffective at limiting our liability, our business and assets could become subject to claims asserted against the Tribe or its assets. Similarly, we would be liable for such claims if the Tribe waived its sovereign immunity to an extent that allowed enforcement of such claims against our business or assets.

Risks Relating to the Indian Gaming Industry

Tribal gaming is extensively regulated by federal laws and the Compact, and non-compliance with these laws or the Compact by us or the Tribe, as well as changes in the laws or future interpretations of the laws or the Compact, could have a material adverse effect on our gaming operations.

Gaming on the Tribe’s reservation is regulated extensively by federal, state and tribal regulatory bodies, including the National Indian Gaming Commission (the “NIGC”), the California Gambling Control Commission (the “CGCC”), the California Department of Justice and the Tribe’s Tribal Gaming Commission (the “Tribal Gaming Commission”). The Compact imposes ongoing compliance obligations on us. Our failure to observe any of these obligations could result in a breach of the Compact and the loss of our right to conduct gaming.

Changes in applicable laws or regulations, or future interpretation of these laws or regulations could limit or materially affect the types of gaming that we may offer and, consequently, our revenue. Congress has regulatory authority over Indian affairs and can establish and change the terms upon which Indian tribes may conduct gaming. Currently, the operation of all gaming on Indian lands is subject to the Indian Gaming Regulatory Act of 1988, as amended (“IGRA”). For the past several years, legislation has been introduced in Congress designed to amend IGRA, including proposed legislation limiting the scope of gaming that can be offered and the conditions under which gaming may be offered. While none of the substantive proposed amendments to IGRA have proceeded very far in the legislative process, we cannot predict the ramifications

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of future congressional legislative acts. It is possible that future legislation may result in a material adverse effect on our operations.

There is pending litigation challenging the validity of the tribal-state gaming compacts.

Under IGRA, an Indian tribe may conduct Class III gaming only if it has entered into a tribal-state gaming compact with the government of the state in which it is located and the compact has been approved by the Secretary of the U.S. Department of the Interior. The Tribe entered into a compact with the State of California in September 1999, which was approved by the U.S. Department of the Interior in May 2000.

A federal lawsuit, titled Artichoke Joe’s California Grand Casino, et al. v. Norton, et al. and filed on February 7, 2001, challenged the validity of the amendment to the California Constitution that permits slot machine and banking card gaming to Indian tribes that have entered into compacts with the State of California, and of all compacts, including the Tribe’s, that have been entered into based on that amendment. The action was brought by a number of private card rooms and two charities. The primary issues raised by the action are whether the compacts and the constitutional provision that authorizes them are consistent with IGRA and the Equal Protection and Due Process clauses of the United States Constitution. On July 7, 2002, the federal district court rejected the plaintiffs’ claim and upheld the validity of California’s compacts and the related constitutional amendment. The decision was recently affirmed by the Ninth Circuit Court of Appeals. We do not know if review by the United States Supreme Court will be sought or granted. If the United States Supreme Court ultimately were to decide that the Compact was invalid and we were no longer able to conduct gaming activities, our ability to meet our obligations under the indenture and our ability to make payments on the notes would be materially and adversely affected.

The validity and number of the Tribe’s Class III gaming device licenses may be subject to challenge.

Under the Compact, the Tribe may operate up to 2,000 slot machines, but must have a license for each Class III gaming device it operates in excess of 350. The Tribe presently has 1,250 licenses, thus permitting it to operate up to 1,600 slot machines. Subject to a statewide limitation on the maximum number of tribal gaming device licenses, the Compact allows tribes to participate in a staged draw process for additional gaming device licenses.

The Compact does not expressly identify those authorized to conduct the drawings and issue the allocated licenses. From March 2000 through December 2001, a public accounting firm retained by a number of tribes conducted the draws and issued the licenses. Virtually all compacted tribes seeking licenses during that period, including the Tribe, obtained their licenses through that process. Following these drawings, the California Attorney General opined that only the CGCC has the authority to issue gaming device licenses under the compacts. As a result, the Governor of California ordered the CGCC to control and monitor the gaming device licensing process. In June 2002, the CGCC ratified all gaming device licenses issued to the Tribe and other tribes in the earlier drawings.

A federal lawsuit, Pechanga Band of Luiseno Mission Indians, et al. v. State of California, et al., filed on October 28, 2002, challenged the process (or lack thereof) by which the Governor and the CGCC have taken these and other actions under their compacts, including the method by which gaming device licenses are issued, and the unilateral determination by the State of the total number of gaming devices permitted under all compacts. The two plaintiff tribes are arguing that they and other tribes have been wrongfully excluded from the process of issuing gaming device licenses and making determinations about the number of licenses that may be available. The case was dismissed without opinion and the plaintiffs have appealed to the Ninth Circuit Court of Appeals. The briefing schedule has been continued pending settlement discussions. The lawsuit is specific to those two tribes, however, and is not intended to determine issues for other tribes. The Tribe is not a party to the lawsuit and is not challenging the validity of the 1,250 gaming device licenses issued to it by the CGCC on June 26, 2002. However, if, as a result of the litigation, the allocation process for the gaming device licenses to the Tribe by the CGCC is held to be invalid for any reason, we may not be able to operate more than 350 slot machines pursuant to the terms of the Compact unless and until new licenses are made available or the compacts are renegotiated. Such a limitation on the number of slot

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machines, or a delay in the operation of a greater number of machines, could have a material adverse effect on our gaming operations.

Tribal-state compacts are renegotiable and the outcome of any renegotiation may negatively impact our competitive position or otherwise adversely affect our financial condition, results of operations or cash flows.

Each tribal-state gaming compact permits a party that makes a request to do so during March 2003 to compel the other party to negotiate in good faith concerning matters related to the number of gaming devices, license allocation mechanics and license fees. In March 2003, the State of California requested negotiations with the Tribe and other tribes with respect to those subjects. These renegotiations may have negative effects on our competitive position. If the gaming device license allocation procedures are amended in ways that benefit our competitors, our competitive position could be weakened and our results of operations could be materially and adversely affected. Even if our negotiations with the State of California are successful, the renegotiation process as a whole could have a negative effect on Indian gaming throughout California, including our operations. We cannot predict the effects of these renegotiations.

The State of California is currently facing a severe budget deficit. In connection with this deficit, California’s Governor is seeking to renegotiate existing tribal-state compacts in an effort to raise revenue. Any amendment to a compact may require the approval of the Department of the Interior and will require the approval of both parties to the compact. There has been speculation that the State of California may be willing to increase the number of slot machines above the current limit of 2,000 per tribe and to raise or restrict limits on the number of licenses that are available on a statewide basis, in exchange for greater revenue-sharing arrangements. Although there is no current plan to do so, the Tribe could seek such additional devices. The Tribe’s inability to obtain additional devices, if its competitors are successful in doing so, could have a material adverse impact on our financial condition and results of operations.

A change in our current non-taxable status could have a material adverse effect on our cash flow and ability to fulfill our obligations under the new notes.

Based on current interpretations of U.S. tax laws, it is anticipated that we will not be a taxable entity for U.S. federal income tax purposes. If these interpretations are reversed or modified, or if the federal tax law changes in this regard, our cash flow and ability to fulfill our obligations under the new notes, and our ability to make payments on the new notes, will be adversely affected.

Efforts have been made in Congress over the past several years to tax the income of tribal business enterprises. These have included a House of Representatives bill that would have taxed gaming income earned by Indian tribes as business income subject to corporate tax rates. Although such legislation was not enacted, similar legislation could be passed in the future. Future legislation in this area could materially adversely affect our ability to fulfill our obligations under the new notes.

Risks Relating to this Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding old notes will decrease. This decrease will reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following

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the exchange offer. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Material United States Federal Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•
certificates for old notes or a book-entry conformation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•
a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer — Procedures for Tendering Old Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

There is no established trading market for the new notes and you may find it difficult to sell your new notes.

There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities. Any disruptions may have an adverse effect on holders of the new notes.

A note holder must be licensed as a financial source or exempt from such licensing.

The Compact requires that before a person provides financing to our gaming business such person must be licensed by the Tribal Gaming Commission as a financial source and apply for a determination of suitability by the CGCC. However, as permitted by the Compact, the Tribal Gaming Commission has exempted from such requirements all holders of less than 10% of the new notes or who are federally or state regulated banks, savings associations or lending institutions. In addition, the Tribal Gaming Commission has adopted a regulation that permits certain federally or state regulated financial institutions owning more than $100.0 million in securities to become licensed by means of a simplified registration by notice process.

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It is possible for a holder who is initially exempt from licensing to lose such exemption. For example, a person could become an owner of 10% or more of the outstanding new notes as a result of additional new note purchases or redemptions of notes by us. It is also possible that the Tribal Gaming Commission could attempt to revoke a licensing exemption applicable to a holder or to revoke its regulation. There are no court cases or precedents that clearly define all consequences to a holder in such instances. Consequences could include a required sale of the new notes, our repurchase of the new notes and a prohibition on the holders’ collection of interest or, as discussed below if a default has occurred, principal.

The Compact is unclear whether an initial or later licensing violation may be cured by the subsequent licensing of a holder. The effect of such a violation on us, including our gaming operations, is also uncertain. A violation may require us to immediately redeem the new notes of an unlicensed holder. A holder’s violation of the licensing requirements could therefore adversely affect liquidity and our ability to conduct gaming.

We have structured the notes and indenture in reliance on a new state regulation, but the validity of this regulation is untested.

The CGCC recently adopted a regulation that applies to the secondary market for the new notes. The CGCC regulation implements a simplified registration process for the state’s required determination of suitability for persons providing financing for our gaming business, provided such persons have been licensed by the Tribal Gaming Commission. This process is available for certain state or federally regulated institutions owning more than $100.0 million in securities. At least one California tribe has questioned the validity of the regulation, which remains untested. If the regulation fails to be upheld when tested, a violation of the Compact could occur if any note holder relying on the regulation was not otherwise exempt from licensing. Any violation of the Compact could have a material adverse effect on our operations and financial condition if we were to lose the ability to conduct gaming or were forced to repurchase the new notes.

A holder of new notes may not have enforcement rights against us or the Tribe or any right to receive note payments upon an acceleration if the holder is not licensed or exempt from licensing.

The CGCC regulation provides that any person may acquire debt securities, including the new notes, after an initial offering without the need to obtain a license from the Tribal Gaming Commission or to apply to the CGCC for a determination of suitability, regardless of whether a holder owns less than 10% of a tribe’s debt securities or is otherwise exempt from licensing. However, the regulation requires the relevant indenture to contain certain restrictions on the enforcement and post-default rights of holders who are not licensed or otherwise exempt from licensing. Accordingly, the indenture provides that any person who purchases or acquires new notes, including by means of this exchange offer, and who is not licensed or exempt from licensing will have no right to enforce any remedies against us, the Tribe or our assets. In addition, we and the Trustee will be prohibited from making any payment of principal or interest on the new notes pursuant to any enforcement action or an acceleration under the new notes, unless a holder is licensed or exempt from licensing. An unlicensed holder of notes not exempt from licensing may be unable subsequently to become licensed or exempt from licensing.

Enforcement and priority of liens securing the notes as against the collateral located on the Tribe’s reservation may depend on the interpretation and enforcement of untested law.

We have pledged our revenues and other collateral to secure our obligations under the new notes. Although we have agreed that New York law shall generally govern the collateral documents relating to the new notes, such documents expressly state that the security interests granted to the trustee to secure the new notes also are subject to and governed by laws of the Tribe. A recently adopted law of the Tribe allows a perfected security interest to be created in our cash revenues before their deposit into a controlled account, although New York law does not. The relationship between state and tribal law in this area is untested and could affect the validity, priorities or enforceability of the security for the new notes. If the security interests granted to the trustee are not effective, other creditors may have a claim against our revenues and other collateral securing the new notes, and seek to collect such revenues and foreclose against the collateral with a priority senior to the liens securing the new notes. Assuming a priority of lien in favor of the new notes, to

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prevent other creditors’ enforcement against our revenues and assets, the trustee may be required to foreclose on the liens on the collateral securing the new notes. The practicality of enforcement of the liens on the collateral securing the new notes, particularly as against revenues, may be limited.

Your ability to enforce your rights against us may be limited by our sovereign immunity.

Under federal law, we and the Tribe have sovereign immunity and may not be sued without our consent. In the indenture and the related collateral documents, we and the Tribe have granted a limited waiver of sovereign immunity and expressly consented to legal proceedings by the Trustee to interpret or enforce the terms of the indenture, the collateral documents and the new notes as against any of our assets and revenues and, in certain cases, any gaming assets of the Tribe. Express waivers of tribal sovereign immunity generally are valid if properly made. If our waivers of sovereign immunity are held to be ineffective, however, you may not be able to enforce your rights and remedies under the new notes, the indenture and the collateral documents. With limited exceptions, we and the Tribe have not waived sovereign immunity from private civil suits, including violations of the federal securities laws. For this reason, a purchaser of the new notes may not have any remedy against us or the Tribe for violations of federal securities laws.

The collateral securing the new notes will be worth less than the amount due on the new notes and might not be foreclosed upon in the case of a default.

The aggregate market value of the collateral will be lower than the principal amount of the new notes. Proceeds from any foreclosure on the collateral would likely be even lower. Under federal law, only an Indian tribe or its subdivisions or instrumentalities thereof may operate the Tribe’s gaming devices in California. Other state and federal laws regulate or prohibit the transportation and use of such devices. Therefore, in the event of a default under the new notes, it might be in the best interest of holders of new notes not to foreclose on the gaming devices or other collateral, and instead permit the continued operation of our gaming business which could restrict such holders’ ability to recover their investment in the new notes.

Disputes with us or the Tribe relating to the new notes or the indenture may be required to be resolved in a tribal forum, although none presently exists.

Under certain legal doctrines, a federal or state court otherwise having jurisdiction may decline to hear a matter involving an Indian tribe, instead deferring the matter for disposition in tribal court or other tribal forums. For matters subject to our waiver of sovereign immunity, the Tribe and we have waived our rights to have such matters resolved in any tribal court or other forum of the Tribe.

There is some case law suggesting such rights may not be waived. The Second Circuit Court of Appeals (which covers the State of New York) and at least one lower New York state court have held that if no prior tribal court proceedings are pending, the federal or state court may adjudicate a dispute involving tribal matters without deferring to any tribal court. The new notes, the collateral documents and the indenture recite that they are governed by the laws of the State of New York. We can offer no assurance that either a federal or state court would not defer to our tribal court or other tribal forum. We presently have no tribal court, or other forum for resolving disputes, and the effect of any such deferral in the absence of a tribal court or other forum is unclear.

Any non-tribal court judgment requiring enforcement on the Tribe’s reservation may require that an order for such enforcement be issued by the Tribe’s tribal court if one is created in the future. By resolution, the Tribe’s Tribal Council has required any such tribal court to give full faith and credit to the non-tribal court judgment.

The merits of any dispute relating to the new notes might be resolved in an arbitration proceeding, rather than in a court of law, and your rights with respect to such proceedings are more limited than in a court.

Disputes relating to the new notes for which we and the Tribe have waived our sovereign immunity must be resolved through arbitration, if elected by the Trustee, rather than through litigation in court. Such a dispute would not be decided by a judge, but by an arbitrator, appointed in accordance with the rules of the American Arbitration Association, who is an attorney experienced in advising clients in connection with

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commercial borrowings or the issuance of debt securities. The scope of a party’s ability to conduct discovery with respect to such a dispute, and the time in which the party is permitted to do so, are more limited than in a judicial proceeding. In the event any party does not prevail in a dispute before an arbitrator, such party’s ability to appeal the arbitrator’s decision will be limited. Federal and state courts typically are required to enforce a proper arbitration award without a re-examination of the merits of the decision. Although the Tribe currently has no tribal court, the Tribe has adopted an arbitration code, which requires any future tribal court to similarly enforce an arbitration award.

We may not be subject to federal bankruptcy laws.

It is uncertain whether we or the Tribe may be a debtor in a case under, or are otherwise subject to, the U.S. Bankruptcy Code. Accordingly, the U.S. Bankruptcy Code may not be available to protect your rights as our creditors.

You may be required to dispose of your new notes, or your new notes may be redeemed, if your ownership of the new notes jeopardizes our gaming operations or violates the Compact.

By accepting any new notes, each holder will be deemed to have agreed that if a gaming authority of the Tribe determines and notifies the holder or beneficial owner:

•	that the holder or beneficial owner must obtain a license, qualification or finding of suitability and fails to do so within thirty days;

•	the holder or beneficial owner will not be licensed, qualify or found suitable; or

•	the holder or beneficial owner is not suitable;

then, we will be have the right and obligation, at our option, to require the holder or beneficial owner to dispose of the notes or, subject to certain limitations, to redeem the notes at a price equal to (i) the then applicable redemption price set forth under the caption “Description of the New Notes — Optional Redemption” if the determination is made without the CGCC, or (ii) the lesser of (a) the amount paid for the notes, (b) the principal amount of the notes, or (c) the then current fair market value of the notes, plus, in each to the extent permitted by the Compact, accrued and unpaid interest thereon. See “Description of the New Notes — Gaming Redemption.”

We may not be able to repurchase new notes upon a change of control or in connection with any required regulatory redemption.

Under certain circumstances, we will be required to offer to repurchase the new notes upon the occurrence of specific change of control events with respect to us. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control” and “Description of the New Notes — Gaming Redemption.” We may not have sufficient funds to purchase the new notes in such circumstances.

The failure of an active trading market to develop for the new notes could affect the liquidity and price of your new notes.

Although we have agreed to make the notes sold to qualified institutional buyers eligible for trading in the PORTAL Market, we do not intend to list these notes on any national securities exchange or to seek the admission thereof to trading on the Nasdaq National Market. We can give no assurance as to the development of any market or the liquidity of any market that may develop for the new notes. Furthermore, the liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our gaming facility or in the financial performance or prospects for companies in the gaming industry. Therefore, we can give no assurance that an active trading market will develop for the new notes.

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THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration date, we mean 5:00 p.m., New York City time, , 2004, the 21st business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. The term expiration date means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $200,000,000 principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, a form of which is included herein as Annex A, to all holders of old notes that we are aware of on the date hereof.

We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

Your tender to us of old notes as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

•
a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 25 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly

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insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an Eligible Institution in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things:

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the new notes.

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If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral, confirmed in writing, or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of new notes on the record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date that interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer.

Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the

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exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•
prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn, including the principal amount of such old notes, and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re- tendered by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

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Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

•	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC, the National Indian Gaming Commission or the California Gambling Control Commission;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Hand, Overnight Delivery or by Mail:

60 Livingston Avenue St. Paul, Minnesota 55107-2292 Attention: Specialized Finance

By Facsimile Transmission (for Eligible Institutions only): (651) 495-8097

Confirm by Telephone: (800) 934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

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Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We have paid the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We estimate the expenses of the exchange agent relating to the exchange offer will not exceed $50,000. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our “affiliates” as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its old notes in the exchange offer; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

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Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2003. You should read this table in conjunction with the sections entitled “Selected Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes contained elsewhere in this prospectus.

As of December 31, 2003

(in millions)
Cash and cash equivalents	16.9
Restricted cash (a)	70.1
Total Cash	87.0
Senior notes (b)	197.4
Other senior debt	—

Total senior debt	197.4
Subordinated promissory note (c)	10.0

Total debt	207.4
Fund deficit (d)	(52.4)

(a)
Includes $55.1 million for the completion of construction of our expansion project, a $10.0 million construction escrow account for additional construction contingencies and a $5.0 million improvements account to be used primarily to build an additional access road to the Tribe’s reservation through an 18-acre parcel of land adjacent to the Tribe’s reservation which are in accounts established pursuant to the cash collateral and disbursement agreement. See “Description of Material Agreements — Cash Collateral and Disbursement Agreement.”

(b)	Net of offering discount of $2.6 million.
(c)	The promissory note is subordinated to the senior notes pursuant to the terms of an intercreditor agreement and bears interest at a rate of 9.0% per annum.
(d)
Includes a distribution of $50.2 million to the Tribe upon the issuance of the old notes which was used to fund the settlement of litigation claims, the acquisition by the Tribe of real property adjacent to the Tribe’s reservation, and to repay outstanding indebtedness of the Tribe, plus accrued interest.

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SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The River Rock Entertainment Authority was formed as an unincorporated instrumentality of the Tribe to own and operate the River Rock Casino, located in Sonoma County, California. Upon the issuance of the old notes, the Tribe effected a reorganization so that its gaming business, including the River Rock Casino, is owned and operated by the Authority. This reorganization is accounted for as a reorganization of entities under common control. Accordingly, the assets and liabilities of the River Rock Casino are presented by the Authority on a historical cost basis.

The following table presents summary historical statements of revenues and expenses, balance sheet and other data for the periods presented and should be read in conjunction with the “Summary Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, all included elsewhere in this prospectus. The historical financial data for the years ended December 31, 2003, 2002 and 2001 have been derived from our audited historical financial statements included elsewhere in this prospectus.

	Year Ended	Year Ended	Year Ended
	December 31, 2003 (a)	December 31, 2002 (b)	December 31, 2001 (c)

	(dollars in thousands)
Statement of Revenues and Expenses:
Revenues:
Casino	$67,127	$4,615	$—
Food, beverage and retail	2,927	—	—
Other	380	21	—

Gross revenues	70,434	4,636	—
Promotional allowance	(1,141)	—	—
Net revenues	69,293	4,636	—
Operating expenses:
Casino	12,753	657	—
Food, beverage and retail	3,263	63	—
Selling, general and administrative	28,046	3,147	—
Depreciation	4,391	219	—
Pre-opening costs	—	1,899	821
Credit enhancement fee	2,249	—	—
Gaming commission expense	1,435	422	—
Compact revenue sharing trust fund	1,335	1,335	—

Total operating expenses	53,472	7,742	821

Income (loss) from operations	15,821	(3,106)	(821)
Interest expense, net	(7,064)	(69)	—
Interest income	109	—	—
Other expense	(1)	—	—

Other expense, net	(6,956)	(69)	—

Income (loss) before distributions to the Tribe (d)	$8,865	$(3,175)	$(821)

Other Financial Data:
Net cash provided by (used in) operating activities	$26,742	$190	$(821)
Net cash provided by capital and related financing activities	$44,167	$1,643	$2,201
Net cash used in non-capital financing activities	$(54,883)	$(960)	$(1,381)
EBITDA (e)	$20,320	$(2,887)	$—
Capital expenditures	$42,165	$36,659	$—
Ratio of earnings to fixed charges	1.87x	(2.46)x	—

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	Year Ended	Year Ended	Year Ended
	December 31, 2003 (a)	December 31, 2002 (b)	December 31, 2001 (c)

	(dollars in thousands)
Other Property Data (daily average during period):
Gaming square footage	35,500	2,500	—
Parking spaces	375	225	—
Number of slot machines	1,177	239	—
Number of table games	12	—	—
Slot machine win per unit per day	$140	$177	$ —
Table game win per unit per day	$1,588	$—	$ —

	Year Ended	Year Ended	Year Ended
	December 31, 2003 (a)	December 31, 2002 (b)	December 31, 2001 (c)

	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,898	$872	$—
Restricted cash (f)	70,066	1,812	—
Total assets	170,180	39,946	—
Net senior debt (g)	170,462	39,316	2,201
Net total debt (h)	180,462	39,316	2,201
Total debt	207,429	40,188	2,201
Fund deficit (d)	(52,355)	(6,336)	(2,201)

(a)	River Rock Casino commenced full-scale operations on April 1, 2003.
(b)	River Rock Casino commenced partial operations on September 14, 2002.
(c)	River Rock Casino incurred pre-opening costs in 2001 for preparation of operations.
(d)
The financial statements are prepared in accordance with Governmental Accounting Standards Board (GASB) pronouncements. There are differences between financial statements prepared in accordance with Governmental Accounting Standards Board (GASB) pronouncements and those prepared in accordance with Financial Accounting Standards Board (FASB) pronouncements. The statements of revenues, expenses and change in fund deficit is a combined statement under GASB pronouncements. FASB pronouncements allow a statement of income or operations and a separate statement of owners’ or shareholders’ deficit, which is where distributions to owners would be presented under FASB pronouncements. The amount shown above as income (loss) before distributions to the Tribe would not be different if we followed all FASB pronouncements to determine net income and would be the most comparable amount to net income computed under FASB pronouncements. The River Rock Entertainment Authority is a separate fund of the Tribe, a governmental entity, and, as such, there is no owners’ or shareholders’ deficit as traditionally represented under FASB pronouncements. The most comparable measure of owners’ deficit is presented on the River Rock Entertainment Authority balance sheet as fund deficit.

(e)
“EBITDA” is income (loss) before distributions to Tribe plus interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations, as determined by GAAP. Moreover, our calculations of EBITDA may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity and because certain covenants in the indenture are tied to similar measures. EBITDA is also included in this prospectus because we believe that it presents useful information regarding our ability to service and incur indebtedness. EBITDA does not take into account our debt service requirements and, accordingly, is not necessarily indicative of amounts that may be available for debt service.

The following table reconciles EBITDA and net cash provided by operating activities for the periods indicated:

	Year Ended	Year Ended	Year Ended
	December 31, 2003	December 31, 2002	December 31, 2001

	(dollars in thousands)
Net cash provided by (used in) operating activities	$26,742	$190	$(821)
Increase in accounts receivable	96	10	—
Increase in inventories	145	5	—
Increase in prepaid and other current assets	853	29	—
Increase in accounts payable-trade credit	(4,378)	(1,807)	—
Increase in accrued liabilities	(800)	(1,314)	—
Credit enhancement fee	(2,338)	—	—

EBITDA	$20,320	$(2,887)	$(821)

(f)
Includes $55.1 million for construction of three parking structures and infrastructure, a $10.0 million construction escrow account for additional construction contingencies and a $5.0 million improvements account to be used primarily to build an additional access road to the Tribe’s reservation through an 18-acre parcel of land adjacent to the Tribe’s reservation.

(g)	Net senior debt is senior debt less (i) cash and cash equivalents and (ii) the reserve escrow portion of restricted cash.
(h)	Net total debt is total debt less (i) cash and cash equivalents and (ii) the reserve escrow portion of restricted cash.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes for the years ended December 31, 2003, 2002 and 2001.

Overview

General

River Rock Casino has historically operated as a separate wholly owned operating property of the Tribe. The River Rock Entertainment Authority was formed as an unincorporated instrumentality of the Tribe to own and operate the River Rock Casino. Upon the issuance of the old notes on November 7, 2003, the Tribe reorganized so that its gaming business became owned and operated by us. This reorganization was accounted for as a reorganization of entities under common control. In accordance with Statement of Financial Accounting Standards 141 “Business Combinations,” the assets and liabilities of the casino operating property are presented by us on a historical cost basis.

We offer Class III slot and video poker gaming machines, house banked table games (including blackjack, three card poker and Pai Gow poker), comprehensive food and beverage offerings, and goods for sale in our gift shop. We recognize revenue in accordance with industry practices. Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Casino and food, beverage and other expenses include payroll costs of employees directly associated with our gaming activities, food and beverage operations and gift shop, respectively. Selling, general and administrative expenses include marketing expenses, such as advertising, the costs associated with operating our Player’s Club, a player tracking system, salaries and benefits for our corporate staff, transportation expenses and utilities. Depreciation includes the depreciation of buildings, furniture, fixtures and equipment. Pre-opening costs include payroll, advertising and other expenses incurred prior to opening our casino. Gaming commission expense is expenses of the Tribal Gaming Commission. Compact revenue sharing trust fund expenses includes payments to the revenue sharing trust fund payments as required by our Compact with the State of California. The financial statements present only our results of operations and financial position and are not intended to present the results of operations or the financial position of the Tribe.

Our business has increased since we commenced operations on September 14, 2002, primarily due to increases in the number of gaming positions as we opened additional portions of our facility. As of December 31, 2003, we had reached full operations, including our food and beverage facilities. The history of our operations is as follows:

•	On September 14, 2002, we commenced operations with approximately 66 gaming machines located in a portion of our gaming facility.

•
Between September 14, 2002 and March 31, 2003, we periodically installed and removed a number of our gaming machines in preparation for the opening of our entire gaming facility. During such period, the number of gaming machines operated gradually increased to 242.

•
On April 1, 2003, we opened the remainder of our 62,000 square-foot gaming facility, including our food and beverage facilities, our Player’s Club, 16 table games and an additional 302 gaming machines.

•	Between April 1, 2003 and June 18, 2003, we gradually increased the number of gaming machines from 544 to our current total of 1,600.

We commenced operations with one parking lot located directly adjacent to our gaming facility, designed to accommodate 225 customer vehicles or up to approximately 325 customer vehicles when operated by a valet service during peak demand periods. On March 23, 2003, we completed the construction of our second parking lot, designed to accommodate 80 customer vehicles or up to approximately 100 customer vehicles when operated by a valet service. On April 20, 2003, we completed the construction of our third parking lot, designed to accommodate 70 customer vehicles or up to approximately 75 customer

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vehicles when operated by a valet service. The current parking lots are designed to accommodate a total of approximately 500 customer vehicles when operated by a valet service.

On November 7, 2003, we issued the old notes. A portion of the proceeds from the sale of the notes was used to fund our expansion project, which includes three parking structures and infrastructure improvement, repayment of various debt and accrued expenses of the Tribe, as well as to increase our cash on hand. The balance of the net proceeds was used to fund a land purchase by the Tribe and settle litigation of the Tribe discussed in Note 11 to our financial statements. The notes are secured by a first priority pledge of the casino’s revenue and substantially all of the casino’s existing and future tangible and intangible personal property.

Critical Accounting Policies and Estimates

We have identified the following critical accounting policies and estimates that affect our more significant judgments and estimates used in the preparation of our financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate those estimates, including those related to asset impairment, accruals for our promotional slot club, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions. We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of our financial statements:

•
Casino Revenues — In accordance with industry practice, casino revenue is recognized as the net win from gaming activities, which is the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive slot jackpots.

•
Capitalized Interest — The interest cost associated with major development and construction projects is capitalized and included in the cost of our casino. Capitalization of interest ceases when the project is substantially complete or development activity is suspended.

•	Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	10-39 years
Furniture, fixtures and equipment	5-7 years

We evaluate our property and equipment for impairment in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 144 (Accounting for the Impairment or Disposal of Long-Lived Assets). When events or circumstances indicate that an asset should be reviewed for impairment, we compare the undiscounted cash flow derived from the asset or asset group to the net carrying value. If an impairment is indicated, the impairment loss is measured by the amount in which the carrying value of the asset or asset group exceeds its fair value. Fair value is measured by comparable sales, solicited offers or discounted cash flow models.

•
Contingencies — We assess our exposures to loss contingencies, including legal matters, and provide for an exposure if it is judged to be probable and estimable. If the actual loss from a contingency differs from management’s estimate, operating results could be impacted. As of December 31, 2003, we have determined that no accruals for claims and legal actions are required. If circumstances surrounding claims and legal actions change, the addition of accruals for such items in future periods may be required, which accruals may be material.

•
Accounting Standards — There are differences between financial statements prepared in accordance with Governmental Accounting Standards Board (“GASB”) pronouncements and those prepared in accordance with Financial Accounting Standards Board (“FASB”) pronouncements. The statement of

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revenues, expenses, and fund deficit is a combined statement under GASB pronouncements. FASB pronouncements allow a statement of income or operations and a statement of owners’ or shareholders’ deficit, which is where distributions to owners would be presented under FASB pronouncements. The amount shown on our statement of revenues, expenses and fund deficit as net income (loss) before tribal distributions would not be different if we followed all FASB pronouncements to determine net income and would be the most comparable amount to net income computed under FASB pronouncements. We are an unincorporated instrumentality created by tribal law and accounted for as a separate fund of the Tribe; as such there is no owners’ or shareholders’ deficit as traditionally represented under FASB pronouncements. The most comparable measure of owners’ deficit presented on our balance sheet would be fund deficit.

Results of Operations

The following table sets forth our statement of operations for the years ended December 31, 2003, 2002 and 2001.

	Year Ended December 31, 2003 (a)	Year Ended December 31, 2002 (b)	Year Ended December 31, 2001 (c)

	(dollars in thousands)
Statement of Revenues and Expenses:
Revenues:
Casino	$67,127	$4,615	$—
Food, beverage and retail	2,927	—	—
Other	380	21	—

Gross revenues	70,434	4,636	—
Promotional allowance	(1,141)	—	—
Net revenues	69,293	4,636	—
Operating expenses:
Casino	12,753	657	—
Food, beverage and retail	3,263	63	—
Selling, general and administrative	28,046	3,147	—
Depreciation	4,391	219	—
Pre-opening costs	—	1,899	821
Credit enhancement fee	2,249	—	—
Gaming commission expense	1,435	422	—
Compact revenue sharing trust fund	1,335	1,335	—

Total operating expenses	53,472	7,742	821

Income (loss) from operations	15,821	(3,106)	(821)
Interest expense, net	(7,064)	(69)	—
Interest income	109	—	—
Other expense	(1)	—	—

Other expense, net	(6,956)	(69)	—

Income (loss) before distributions
to the Tribe (d)	$8,865	$(3,175)	$(821)

Other Financial Data:
Net cash provided by (used in) operating activities	$26,742	$190	$(821)
Net cash provided by capital and related financing activities	$44,167	$1,643	$2,201
Net cash used in non-capital financing activities	$(54,883)	$(960)	$(1,381)
EBITDA (e)	$20,320	$(2,887)	$—
Capital expenditures	42,165	36,659	—
Ratio of earnings to fixed charges	1.87x	(2.46)x	—

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(a)	River Rock Casino commenced full-scale operations on April 1, 2003.
(b)	River Rock Casino commenced partial operations on September 14, 2002.
(c)	River Rock Casino incurred pre-opening costs in 2001 for preparation of operations.
(d)
The financial statements are prepared in accordance with Governmental Accounting Standards Board (GASB) pronouncements. There are differences between financial statements prepared in accordance with Governmental Accounting Standards Board (GASB) pronouncements and those prepared in accordance with Financial Accounting Standards Board (FASB) pronouncements. The statements of revenues, expenses and change in fund deficit is a combined statement under GASB pronouncements. FASB pronouncements allow a statement of income or operations and a separate statement of owners’ or shareholders’ deficit, which is where distributions to owners would be presented under FASB pronouncements. The amount shown above as income (loss) before distributions to the Tribe would not be different if we followed all FASB pronouncements to determine net income and would be the most comparable amount to net income computed under FASB pronouncements. The River Rock Entertainment Authority is a separate fund of the Tribe, a governmental entity, and, as such, there is no owners’ or shareholders’ deficit as traditionally represented under FASB pronouncements. The most comparable measure of owners’ deficit is presented on the River Rock Entertainment Authority balance sheet as fund deficit.

(e)
“EBITDA” is income (loss) before distributions to Tribe plus interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations, as determined by GAAP. Moreover, our calculations of EBITDA may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity and because certain covenants in the indenture are tied to similar measures. EBITDA is also included in this prospectus because we believe that it presents useful information regarding our ability to service and incur indebtedness. EBITDA does not take into account our debt service requirements and, accordingly, is not necessarily indicative of amounts that may be available for debt service.

The following table reconciles EBITDA and net cash provided by operating activities for the periods indicated:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001

	(in thousands)
Net cash provided by (used in) operating activities	$26,742	$190	$(821)
Increase in accounts receivable	96	10	—
Increase in inventories	145	5	—
Increase in prepaid and other current assets	853	29	—
Increase in accounts payable-trade credit	(4,378)	(1,807)	—
Increase in accrued liabilities	(800)	(1,314)	—
Credit enhancement fee	(2,338)	—	—

EBITDA	$20,320	$(2,887)	$(821)

Quarterly Results of Operations

The following table sets forth specific unaudited quarterly operations data for the each full quarter since we commenced operations. In our opinion, this data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data. The results of operations for any quarter are not necessarily indicative of the results of operations for a full year or any future period. Certain amounts from prior quarters have been reclassed to be consistent with our current presentation. We expect our quarterly operating results to vary significantly in future periods. See “Risk Factors — Risks Related to Our Business.”

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	Quarters Ended

	December 31, 2003(a)	September 30, 2003(a)	June 30, 2003(a)	March 31, 2003(b)	December 31, 2002(b)

	(dollars in thousands)
Statement of Revenues and Expenses:
Revenues:
Casino	$21,854	$21,391	$18,421	$5,461	$3,984
Food, beverage and retail	1,523	697	707	—	—
Other	135	113	76	56	—

Gross revenues	23,512	22,201	19,204	5,517	3,984
Promotional allowance	(854)	(287)	—	—	—

Net revenues	22,658	21,914	19,204	5,517	3,984
Operating expenses:
Casino	3,898	4,222	3,839	794	620
Food, beverage and retail	748	873	1,391	251	22
Selling, general and administrative	10,283	8,505	6,497	2,761	2,871
Depreciation	1,496	1,439	1,282	174	218
Pre-opening costs	—	—	—	—	304
Credit enhancement fee	729	1,220	300	—	—
Gaming commission expense	383	391	369	292	423
Compact revenue sharing trust fund	333	334	334	334	334

Total operating expenses	17,870	16,984	14,012	4,606	4,792

Income (loss) from operations	4,788	4,930	5,192	911	(808)

Interest expense, net	(3,924)	(1,397)	(1,700)	(43)	(68)
Interest income	109	—	—	—	22
Other expense	(1)	—	—	—	—

Other expense, net	(3,816)	(1,397)	(1,700)	(43)	(46)

Income (loss) before distributions to the Tribe(c)	$972	$3,533	$3,492	$868	$(854)

(a)	River Rock Casino commenced full-scale operations on April 1, 2003.
(b)	River Rock Casino commenced partial operations on September 14, 2002.
(c)
Our financial statements are prepared in accordance with Governmental Accounting Standards Board (GASB) pronouncements. There are differences between financial statements prepared in accordance with GASB pronouncements and those prepared in accordance with Financial Accounting Standards Board (FASB) pronouncements. The statements of revenues, expenses and change in fund deficit is a combined statement under GASB pronouncements. FASB pronouncements allow a statement of income or operations and a separate statement of owners’ or shareholders’ deficit, which is where distributions to owners would be presented under FASB pronouncements. The amount shown above as income (loss) before distributions to the Tribe would not be different if we followed all FASB pronouncements to determine net income and would be the most comparable amount to net income computed under FASB pronouncements. The River Rock Entertainment Authority is a separate fund of the Tribe, a governmental entity, and, as such, there is no owners’ or shareholders’ deficit as traditionally represented under FASB pronouncements. The most comparable measure of owners’ deficit is presented on the River Rock Entertainment Authority balance sheet as fund deficit.

Results of Operations — Years Ended December 31, 2003 and 2002

Net revenues.     Net revenues for the year ended December 31, 2003 increased by $64.7 million to $69.3 million from $4.6 million for the year ended December 31, 2002. The increase is attributed to the launching of our full-scale operation on April 1, 2003. Approximately 95% of our net revenues was from our gaming activities in 2003. We generated $60.1 million from slot machines and $7.0 million from table games. We expect a significant increase in net revenues once all the parking structures are open and fully operational. We commenced partial operations on September 14, 2002 with 239 slot machines and gradually increased to full-scale operations on April 1, 2003. All net revenues in 2002 were from our slot machines. Our win per slot machine per day was $140 in 2003 which decreased from $177 in 2002. The decrease is a result of the significant increase in the number of slot machines in service and our limited parking situation in

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2003. We started our food, beverage and retail operations on April 1, 2003 and we generated $2.9 million sales as of December 31, 2003.

Operating expenses.     Operating expenses for the year ended December 31, 2003 were $53.5 million, or 77.2% of net revenues, compared to $7.7 million, or 167.0% of net revenues, for the year ended December 31, 2002. The increase in operating expenses is attributable to the casino’s full-scale operation launched on April 1, 2003.

Casino expenses include costs associated with our gaming operations. Casino expense also includes an allocation of food, beverage and retail expenses related to the costs of complimentaries. Casino expenses for the year ended December 31, 2003 increased to $12.7 million, or 19.0% of casino revenues, from $0.7 million, or 14.2% of casino revenues, for the year ended December 31, 2002. The relative increase in casino expense is due to the aforementioned allocation of food, beverage and retail expenses of approximately $2.1 million. Food, beverage and retail expenses for the year ended December 31, 2003 were $3.3 million, or 111% of food, beverage and retail revenues, compared to $0.1 million for the year ended December 31, 2002. Our food, beverage and retail expense ratio is materially higher than what we expect it to be in the future as we have used our food and beverage services to draw customers to our gaming facility and build customer loyalty rather than as a source of profits. Selling, general and administrative expenses for the year ended December 31, 2003 increased by $24.9 million to $28.0 million, or 40.5% of net revenues, from $3.1 million, or 67.9% of net revenues, for the year ended December 31, 2002. The increase in selling, general and administrative expenses is attributable to launching our full- scale of operations on April 1, 2003.

Depreciation for the year ended December 31, 2003 was $4.4 million compared to $0.2 million for the year ended December 31, 2002. Depreciation was computed using the straight-line method over the useful lives of the property, plant and equipment. The increase in depreciation expenses is due to the addition in our depreciable assets at the beginning of our full-scale operations.

We began paying the credit enhancement fee in June 2003. We are a party to a development and loan agreement pursuant to which the Tribe obtained a development loan for planning and early stage construction of our casino which requires us to pay to Dry Creek Casino, LLC, a credit enhancement fee equal to 20% of our net income before distributions to the Tribe plus depreciation expense plus an amount equal to the annual interest on $25.0 million principal amount of the notes less revenues from sales of alcoholic beverages. The credit enhancement fee was $2.2 million, or 3.2% of net revenues, for the year ended December 31, 2003.

Gaming commission expense for the year ended December 31, 2003 increased by $1.0 million to $1.4 million from $0.4 million for the year ended December 31, 2002. The Tribe enacted a tribal gaming ordinance in April 1997 which, among other matters, created and established the Tribal Gaming Commission as a governmental subdivision of the Tribe. The Tribal Gaming Commission is responsible for the regulation of all gaming activities conducted by the Tribe or us on tribal lands. The gaming commission expense consists of our reimbursement of the Tribal Gaming Commission’s costs in connection with the inspection of all gaming operations within the Tribe’s reservation boundaries, enforcement of all provisions of the tribal gaming ordinance, investigation of all allegations of violations of the tribal gaming ordinance, conducting or arranging for background investigations of all applicants for tribal gaming licenses, issuing gaming licenses in accordance with the tribal gaming ordinance and the compact, the payment of the salaries of the gaming commissioners and other employees of the Tribal Gaming Commission, and the payment of our auditor’s fees.

Compact revenue sharing trust fund payments remained the same at $1.3 million for the year ended December 31, 2003 and 2002. Compact revenue sharing trust fund include payments associated with operating 1,600 gaming machines, although we had not installed all 1,600 gaming machines until June 18, 2003. Compact revenue sharing trust fund expenses include payments to the revenue sharing trust fund (“RSTF”) as required by our Compact with the State of California. The Tribe is obligated to remit certain fees to the California Gambling Control Commission on a quarterly basis for inclusion in the RSTF. The RSTF is for the benefit of tribes that have no or limited gaming. We pay these fees on behalf of the Tribe. These fees became payable by the Tribe when we commenced operations in September 2002 and are based on the number of our gaming device licenses.

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Income (loss) from operations.     Income from operations for the year ended December 31, 2003 was $15.8 million, or 22.8% of net revenues, compared to a loss of $3.1 million for the year ended December 31, 2002. Our increased income from operations is attributable to the casino’s full-scale operation launched on April 1, 2003.

Other expense, net.     Other expense, net for the year ended December 31, 2003 increased by $6.9 million to $7.0 million, or 10.0% of net revenues from $0.1 million, or 1.5% of net revenues, for the year ended December 31, 2002. Other expense, net included $7.1 million of interest expense (net of capitalized interest of $1.5 million) for the year ended December 31, 2003, compared to $0.1 million of interest expense for the year ended December 31, 2002.

Income (loss) before distributions to Tribe.     Income (loss) before distributions to Tribe for the year ended December 31, 2003 increased by $12.0 million to $8.9 million, or 12.8% of net revenues from a loss of $3.2 million for the year ended December 31, 2002.

Results of Operations — Year Ended December 31, 2002 and 2001

Pre-opening costs.     We started preparing for the casino operation in 2001. We had no revenues for the year ended December 31, 2001. Our pre-opening costs include payroll and other administrative expenses incurred during the start-up of operations. Pre-opening costs were $1.9 million and $0.8 million for the years ended December 31, 2002 and 2001, respectively.

Liquidity and Capital Resources

Since our inception, we have funded our capital expenditures and working capital requirements primarily through gaming equipment supplier financing, other financing, debt financing and operating cash flow.

Construction of the River Rock Casino and infrastructure improvements commenced on April 1, 2002. The first portion of our gaming facility was completed in September 2002. As of December 31, 2003, we had spent approximately $60.9 million on the planning, development and construction of our gaming facility, infrastructure and furniture, fixtures and equipment. We financed the development with borrowings and development advances, which funded the development of our site and costs associated with construction.

We have an operating lease with Sprung Instant Structures, Inc. for the sprung structure housing our gaming operations. The purchase of our gaming equipment was primarily funded through borrowing and secondarily through operating leases with gaming equipment suppliers. In addition, vehicles used in our gaming facility business were financed with the vendors. These sources, in addition to our operating cash flow, funded the construction of our existing gaming facility and infrastructure. Since the issuance of the old notes, our expansion project has been funded from proceeds from the offering set aside in a construction disbursement account for such purpose. In addition, we expect to fund a portion of the remaining costs associated with our expansion project from our working capital.

Our capital expenditures in 2003 and 2002 were $42.2 million and $36.7 million. This increase is attributable to the expansion project and infrastructure improvements.

As of December 31, 2003, we had cash, cash equivalents and restricted cash of $87.0 million, as compared to $2.7 million as of December 31, 2002. Our principal source of liquidity during the year ended December 31, 2003 consisted of cash flow from operating activities, proceeds from the sale of our old notes and other borrowings. Net cash provided by operating activities for the year ended December 31, 2003 was $26.7 million, an increase of $26.5 million from $0.2 for the year ended December 31, 2002. EBITDA for the year ended December 31, 2003 was $20.3 million, an improvement of $23.2 million over the year ended December 31, 2002. The primary differences between EBITDA and cash flow from operating activities for the year ended December 31, 2002 were increases in accounts payable --- trade credit of $4.4 million and Credit Enhancement Fees of $2.3 million

Restricted cash consists of estimated construction expenses for the three parking structures, infrastructure improvements and construction contingencies. It also includes funds that are reserved for additional construction contingencies and the funds necessary to develop a property, which is expected to include an

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additional access road to the Tribe’s reservation and to our casino. Our restricted cash is held in escrow accounts which are restricted for authorized construction disbursements. These escrow accounts are invested in money market instruments, which pay interest monthly.

Net cash provided by financing activities for the year ended December 31, 2003 was $44.1 million, an increase of $42.5 million from $1.6 million for the year ended December 31, 2002. Cash flow used in non-capital financing activities for the year ended December 31, 2003 was $54.9 million, an increase of $53.9 million from $1.0 million for the year ended December 31, 2002. Cash flow used in non-capital financing activities consisted of distributions to the Tribe and the Sonoma Falls litigation settlement.

At the beginning of 2003, we started our infrastructure projects, including the excavation of a hillside and the construction of retaining walls. In April 2003, we began the design process for the parking structure. On April 1, 2004, we commenced construction of the three parking garages portion of the expansion project. The parking structures portion of the expansion project will be completed in two phases and our existing gaming facility will remain open during construction. The first phase includes a parking structure with approximately 445 spaces, which is expected to be completed in July 2004. The second phase, which will include our second and third parking structures with approximately 445 and approximately 470 spaces, respectively, is expected to be completed in November 2004. We originally expected completion of our expansion project to cost approximately $64.6 million, which was funded with a portion of the net proceeds of the old notes and cash from operations. The original expansion budget included $35.4 million for the three parking structures, $24.1 million for infrastructure improvements and a $5.1 million construction contingency. In addition, $10.0 million has been placed in a construction escrow account that will be available to fund additional construction contingencies. Our current budget for the expansion project has been increased to approximately $73.7 million. Our current budget is comprised of $39.4 million for the three parking structures and $34.3 million for infrastructure improvements. In an effort to expedite construction of our expansion project, we commenced construction before all design documents were finalized, which resulted in inefficiencies and modifications that caused actual construction costs to exceed budgeted amounts. In addition, the infrastructure improvements portion of our expansion project resulted in higher than expected costs due to weather delays and to unforeseeable soil conditions, which required us to substantially increase the scope of the work and quantity of the construction material.

We believe that existing cash balances, cash from operations and proceeds from the old notes offering will provide adequate funds for our working capital needs, planned capital expenditures, including the expansion project and debt service requirements for the foreseeable future. However, our ability to fund our operations, make planned capital expenditures, make scheduled payments and refinance our indebtedness depends on our future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Additionally, the indenture governing the notes limits our ability to incur additional indebtedness.

Contractual Obligations as of December 31, 2003

The following table summarizes our contractual obligations and commitments as of December 31, 2003:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long term debt obligations (a)	$210,070,634	$10,018,488	$52,146	$—	$200,000,000
Purchase obligations (b)	24,106,748	24,106,748	—	—	—
Operating lease obligations	3,321,421	1,199,393	1,678,664	443,364	—

Total obligations	$237,498,803	$35,324,629	$1,730,810	$443,364	$200,000,000

(a)	Long term debt obligations do not include interest payments of $20.4 million in less than 1 year; $39.0 million in 1-3 years; $39.0 million in 3-5 years and $58.5 million in more than 5 years.

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(b)
Purchase obligations include fixed payment obligations to Swinerton Builders for construction of the three parking structures and infrastructure improvements. Purchase obligations are funded through proceeds from the issuance of the old notes.

We are a party to a development and loan agreement which requires us to pay to Dry Creek Casino, LLC a credit enhancement fee equal to 20% of our net income before distributions to the Tribe plus depreciation expense plus an amount equal to the annual interest on $25.0 million principal amount of the notes less revenues from sales of alcoholic beverages.

Regulation and Taxes

We are subject to extensive regulation by the Tribal Gaming Commission, the California Gambling Control Commission and the National Indian Gaming Commission. Changes in applicable laws or regulations could have a significant impact on our operations.

Since we are an unincorporated instrumentality of the Tribe located on reservation land held in trust by the United States of America, we have not been subject to federal or state income taxes. Various efforts have been made in Congress over the past several years to enact legislation that would subject the income of tribal business entities, such as us, to federal income tax. Although no such legislation has been enacted, similar legislation could be passed in the future. It is not possible to determine with certainty the likelihood of possible changes in tax law or in the administration of such law. Such changes, if adopted, could have a material adverse effect on our operating results and cash flow from operations.

Impact of Inflation

Absent changes in competitive and economic conditions or in specific prices affecting the casino industry, we do not expect that inflation will have a significant impact on our gaming facility operations. Changes in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the casino industry in general.

Seasonality

We have a limited operating history. We anticipate that activity at our gaming facility may be modestly seasonal with stronger results expected during the summer due in part to the relatively higher levels of tourism during such times of the year. In addition, our operations may be impacted by adverse weather conditions and fluctuations in the tourism business. Accordingly, our results may fluctuate from quarter to quarter and the results of one quarter may not be indicative of results from future quarters.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices.

Through December 31, 2003, we had not invested in derivative or foreign currency-based financial instruments. Additionally, we primarily have fixed rate debt. As such, we do not believe we have material exposure to market risk.

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BUSINESS

Our River Rock Casino

We own and operate the River Rock Casino, a gaming and entertainment facility located on the Tribe’s reservation approximately 75 miles north of San Francisco, California. Our 62,000 square-foot gaming and entertainment facility, situated in the Alexander Valley with views of the surrounding countryside, is open 24 hours a day, seven days a week, and currently features:

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35,500 square feet of gaming space containing 1,600 slot and video poker gaming machines and 16 table games featuring blackjack, three card poker and pai gow poker. We offer state-of-the-art slot machines including video poker, video keno, progressive slots and guest favorites, such as Wheel of Fortune, Millionaire Sevens, Quarter Mania and Megabucks. Our gaming facility features both smoking and non-smoking gaming rooms to satisfy customer preferences. Among our offerings is the Player’s Club, a player tracking system which offers our guests incentives for additional play;

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two full-service restaurants, the Quail Run Restaurant and the Wine Creek Room, offering 24-hour menu dining and lunch, dinner and Sunday brunch buffets, with 152 indoor seats and 96 outdoor seats overlooking the Alexander Valley wine region and the Russian River. Our gaming facility also features two lounges, two bars, a gift shop and a historic and contemporary Pomo basketry and art display. The Wine Creek Room also has a lounge that features a small course menu from a wood-fired oven and features a grand piano and nightly light piano jazz. The Oak Bar offers “bar top” video poker games in an elegant setting;

•	surface parking lots designed to accommodate approximately 375 customer vehicles or up to approximately 500 customer vehicles when operated by a valet service during peak demand periods;

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an arts and crafts “bungalow-style” design incorporating Native American elements and featuring a cultural arts collection focused on traditional and contemporary Pomo art, including historical basketry for which the Tribe is known. The interior of our gaming facility utilizes an extensive amount of wooden casework and natural rock to emphasize the architectural style found throughout California wine country. In keeping with this motif, the gaming facility’s counters are constructed of natural stone and wood, and oak wainscots grace the food and beverage facilities. The gaming facility is finished with arts and crafts and mission style furniture and fabrics; and

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a location in the heart of the beautiful Alexander Valley with spectacular views of the surrounding countryside. Guests entering our gaming facility are treated to a large, open-beamed porte cochere that faces out toward the valley. Our gaming and entertainment facility was designed to capitalize on the setting with the food and beverage facilities strategically placed to feature the expansive views.

In addition, to enhance the comfort of our guests, we have installed a state-of-the-art ventilation system that greatly reduces cigarette smoke and impurities, circulates air from the ground level and provides 100% fresh-air return. Our gaming facility also incorporates other environmentally sensitive engineering features including irrigation using surplus wastewater and non-obtrusive low-level lighting in the parking lot. Furthermore, our state-of-the-art back-up and redundant generators are designed to provide all the electricity needed to power our gaming facility in the event of a power failure.

Our gaming facility commenced limited operations on September 14, 2002. Our initial operations were limited to approximately 66 gaming machines located in a portion of our gaming facility. We gradually added gaming machines and reached 242 gaming machines by March 31, 2003. On April 1, 2003, we opened the remainder of our gaming facility, including our food and beverage facilities, our Player’s Club, 16 table games, and an additional 302 gaming machines. Subsequently, we steadily increased the number of gaming machines from 544 to our current maximum authorized total of 1,600 as of June 18, 2003.

We commenced operations with the parking lot located directly adjacent to our gaming facility, designed to accommodate 225 customer vehicles or up to approximately 325 customer vehicles when operated by a valet service during peak demand periods. On March 23, 2003, we completed the construction of our second parking lot, designed to accommodate 80 customer vehicles or up to approximately 100 customer vehicles

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when operated by a valet service. On April 20, 2003, we completed the construction of our third parking lot, designed to accommodate 70 customer vehicles or up to approximately 75 customer vehicles when operated by a valet service. The three current parking lots are designed to accommodate a total of approximately 500 customer vehicles when operated by a valet service.

We maintain a digital surveillance system that tracks the entire casino floor to secure our facility and employ a 65-officer security force.

The Tribe

The Dry Creek Rancheria Band of Pomo Indians of California is a federally recognized, self-governing Indian tribe with 839 enrolled members, with an approximately 75-acre reservation in Sonoma County, California. The Indian Gaming Regulatory Act of 1988, as amended, permits federally recognized Indian tribes to conduct casino gaming operations on certain Indian lands, subject to, among other things, the negotiation of a compact with the affected state. The Tribe entered into the Compact in September 1999 and the Compact was approved by the U.S. Department of the Interior in May 2000. The Compact authorizes certain forms of Class III gaming, including slot machines and house-banked card games. The River Rock Entertainment Authority was formed as an unincorporated instrumentality of the Dry Creek Rancheria Band of Pomo Indians to own and operate the River Rock Casino in Sonoma County, California. Upon the issuance of the old notes, the Tribe’s gaming business, including the River Rock Casino, became owned and operated by us.

Our Expansion Project

Our limited parking impedes our ability to satisfy existing demand for our gaming operations as we regularly reach our parking capacity on weekends and many weekdays. As a result, we turn away a significant number of potential guests during peak demand periods. The primary purpose of our expansion project is to build three parking structures containing an aggregate of approximately 1,360 parking spaces to alleviate our current constraints. To accelerate the completion of our expansion project, the parking structures are scheduled to open in two phases and will be built using a combination of precast and poured-in-place concrete. The first parking structure will contain approximately 445 parking spaces and is scheduled to open in July 2004. The second and third parking structures will contain approximately 445 and 470 parking spaces and are scheduled to open in November 2004. The three parking structures will increase our customer parking capacity from approximately 500 valet-parked customer vehicles to more than 2,100 self and valet-parked customer vehicles. Our expansion project will also include additional infrastructure improvements.

As part of the additional infrastructure improvements contemplated by our expansion project, we are engaged in excavation and construction of a retaining wall which will be located above the parking structures. The hillside adjacent to our gaming facility has experienced two landslides since the facility’s opening. The excavation and retaining wall project is designed to prevent future slippage and to divert runoff of excess surface water. The excavation and retaining wall project involves the installation of a series of soldier piles and tiebacks designed to stabilize the slope of the hillside and to prevent future slippage. In addition, this system is also designed to provide some seismic stabilization. The excavation and retaining wall project is expected to be completed in May 2004.

Construction and Budget Schedule

We originally expected our expansion project to cost approximately $64.6 million, which was funded from a portion of the net proceeds from our old notes. The original expansion project budget was comprised of $35.4 million for the three parking structures, $24.1 million for infrastructure improvements and a $5.1 million construction contingency. In addition, $10.0 million from the net proceeds of our old notes was placed in a construction escrow account that is available to fund additional construction contingencies.

Our current budget for the expansion project has been increased to approximately $73.7 million. It is comprised of $39.4 million for the three parking structures and $34.3 million for infrastructure improvements. To meet our increased construction budget, we will use our $5.1 million construction contingency and fund the remaining $4.0 million from our working capital. In an effort to expedite construction of our expansion

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project, we commenced construction before all design documents were finalized, which resulted in inefficiencies and modifications that resulted in actual construction costs exceeding budgeted amounts. In addition, the infrastructure improvements portion of our expansion project resulted in higher than expected costs due to weather delays and to unforeseeable soil conditions, which required us to substantially increase the scope of the work and quantity of the construction material.

We have completed substantially all of the engineering work and design drawings for the expansion project. We have also completed approximately 60% of the construction of the infrastructure improvements. In addition, we have selected a precast concrete subcontractor and completed approximately 70% of the fabrication of the precast concrete element of the parking structures. We entered into a guaranteed maximum price contract with Swinerton Builders for the hard construction costs relating to the three parking structures in April 2004, which includes all work performed since October 2003. The construction of the parking structure is approximately 16% completed.

We have adopted a number of measures intended to contain construction costs and otherwise limit the financial risks associated with the construction and design of our expansion project. As part of our strategy of carefully managing construction costs and risks, we have:

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A Guaranteed Maximum Price Contract with Swinerton Builders.     In April 2004, we entered into a guaranteed maximum price contract in the amount of $37.1 million with Swinerton Builders as the general contractor for the construction of three parking structures. The contractor is expected to remain liable for all additional costs with exception of scope changes and concealed or unknown conditions.

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Substantially Completed the Design Phase of our Expansion Project.     We have completed substantially all of the engineering work and design drawings for the three parking structures and infrastructure improvements based on a defined scope of work and known conditions at the commencement of design. We believe that our care in the design phase of our expansion project will help minimize additional cost overruns.

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Standardized Building Components.     We have, to the extent possible, standardized our building components. We believe that this standardization simplifies the construction process, thereby reducing the risk of construction delays and additional cost overruns.

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Used a Precast and Poured-in-Place Concrete Design.     The parking structures will be a combination of precast and poured-in-place concrete. This system was selected because of its reduced cost and speed of construction.

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A Precast Concrete Contract.     We solicited and received bids from several precast concrete contractors, which were accompanied by shop drawings, in June 2003, and have selected our precast concrete contractor. The selection of a precast concrete contractor and the completion of shop drawings for the precast concrete contract is expected to reduce delivery time of the precast concrete portions of the parking structures by several months.

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Implemented Pre-construction Value Engineering.     During the design stages of the pre-cast parking structure, we engaged two pre-cast suppliers. They participated in the design process and provided proprietary design concepts for coordination with the engineer of record. These concepts were incorporated into the construction documents, which helped reduce construction costs.

Design and Construction Team

The following is a brief description of the design and construction professionals we have selected to assist us in our expansion project:

Swinerton Builders.     We entered into a guaranteed maximum price contract with Swinerton Builders for the hard costs of the parking structure portion of our expansion project in April 2004 for $37.1 million, which retroactively covers the construction costs since October 2003. Swinerton Builders, which was founded in 1888 and is headquartered in San Francisco, is a leading general contractor in the United States. Swinerton Builders was the general contractor or construction manager for several Indian gaming projects in California,

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including our gaming facility, the Cache Creek Indian Bingo and Casino in Brooks, California and the Augustine Casino in Coachella Valley, California.

FFKR Architects.     The Tribe contracted with FFKR Architects/Planners II to design our gaming facility as well as our expansion project. FFKR Architects/Planners II is a full service architectural and interior design firm with experience in designing gaming projects, including our gaming facilities, Casino Arizona in Scottsdale, Arizona, Apache Gold Casino and Resort in San Carlos, Arizona, Nevada Crossing Hotel/Casino in Wendover, Nevada and the Palace Indian Gaming Center in Lemoore, California.

Our Market

Our gaming facility is accessible by car to nearly all the residents of the San Francisco Bay area and Sonoma, Napa and Lake counties. Our primary market includes the major metropolitan cities of San Francisco and Oakland, and the smaller cities of San Rafael, Berkeley, Santa Rosa and Petaluma. According to the U.S. Census Bureau survey in 2000, the San Francisco Bay area, which includes the counties of San Francisco, Marin, Alameda, San Mateo and Contra Costa, and the counties of Sonoma, Napa and Lake, had a population totaling approximately 4.8 million and the 1999 median household income exceeded $59,000. According to The Innovation Group, a market assessment company, in 2002 there were approximately 7.6 million people living within 100 miles of our gaming facility.

Our gaming facility is conveniently located approximately three miles from Highway 101, a four-lane highway from Los Angeles to Oregon that travels directly through the San Francisco Bay area including the cities of San Francisco and Santa Rosa, San Rafael and Petaluma. Our gaming facility’s prominent location, on the eastern hillside of the Alexander Valley, is visible to vehicles traveling on Highway 101. According to the California Department of Transportation, approximately 22 million vehicles passed our facility on Highway 101 in 2002. We benefit from the large number of visitors to the world renowned wineries of Sonoma and Napa counties annually. Sonoma County receives approximately 7.0 million tourists annually and approximately 4.9 million tourists visit Napa County annually.

Our Marketing Strategy

Due to our limited parking which has restricted our ability to meet existing gaming demand, we have, by industry standards, a very small marketing budget. We have established a comprehensive line and charter bus program to provide customer transportation to our gaming facility, and have steadily increased from an average of five buses visiting our gaming facility per day in the first quarter of 2003 to an average of twenty buses per day in the first quarter of 2004. We believe that our guests appreciate the convenience offered by this program and that this program enables us to maximize our number of guests given our existing parking facilities.

We will adopt a more aggressive marketing strategy in conjunction with the completion of our expansion project. The significantly broadened marketing program will include:

•	more diverse print, broadcast, promotional and mail advertising programs, particularly in the San Francisco, San Jose and Oakland markets;

•	increased direct marketing campaigns, targeting households in Sonoma County and the San Francisco Bay area;

•	increased use of special events and promotions, including collaborations with area vineyards, local merchants and non-profit community programs;

•	billboard signage in downtown San Francisco, Oakland and along Highway 101; and

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reduced reliance on the bus program as a primary mode of attracting guests to our gaming facility. Given the successful launch of the bus program during the summer of 2003, we expect to have a solid base of guests arriving via bus by the completion of the expansion project. At such time, we plan to shift a significant amount of the advertising focus from the bus program to the River Rock brand and casino promotions.

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Our Business Strengths

Strong Market Demographics.     Our gaming facility is easily accessible by car for nearly all the approximately 4.8 million residents of the San Francisco Bay area and Sonoma, Napa and Lake counties, including the major metropolitan cities of San Francisco and Oakland and the smaller cities of San Rafael, Berkeley, Santa Rosa and Petaluma. In 2002, there were approximately 7.6 million people living within 100 miles of our gaming facility. We also benefit from the approximately 7.0 million annual visitors to Sonoma County and the approximately 4.9 million annual visitors to Napa County and their world-renowned wineries and other amenities. Our gaming facility is conveniently located approximately three miles from Highway 101, a four-lane highway from Los Angeles to Oregon that travels directly through the nearby cities of San Francisco and Santa Rosa. According to the California Department of Transportation, approximately 22 million vehicles passed our facility on Highway 101 in 2002.

Limited Competitive Environment and High Barriers to Entry.     California prohibits Class III casino gaming other than on reservations of federally recognized Indian tribes pursuant to negotiated compacts with California and approved by the U.S. Secretary of the Interior. The Indian Regulatory Act of 1988 permits federally recognized Indian tribes to conduct casino gaming operations only on certain Indian lands. We believe these regulations significantly limit potential future competition. We are not subject to any betting limits on Indian gaming activities.

High Quality Products and Amenities.     Our gaming facility offers state-of-the-art gaming machines and table games in an upscale, relaxed gaming environment. Our gaming machines feature comprehensive, integrated cashless technology which permits faster wagering and payouts. In addition, our two restaurants offer premium food and beverages and are designed to capitalize on the spectacular views of the Alexander Valley. Our gaming and food and beverage facilities emphasize high level customer service, created and maintained through comprehensive employee training.

Emphasis on Gaming Machines.     Our gaming facility emphasizes slot and video poker gaming machines, representing the fastest growing, most consistently profitable and lowest risk segment of the gaming business. We offer a wide variety of games not only to attract guests but also to encourage them to play for longer periods of time, thereby increasing the stability of our gaming revenue.

Significant Cash Flow From Operations.     We currently generate significant cash flow from operations and expect that our cash flow will increase substantially upon completion of our expansion project. We anticipate that our operations will require only modest capital investment after the completion of our expansion project. In addition, we have not been subject to any local, state or federal income taxes.

Experienced Management Team.     Our senior management team is experienced in the design, development and operation of Indian gaming facilities. Our Chief Executive Officer and General Manager, Douglas Searle, was responsible for the development and opening of our gaming facility and, in conjunction with our Chief Operations Officer, Norman Runyan, has managed its operations since opening. Previously, Mr. Searle, Mr. Runyan and other key management team members were responsible for the design, development, opening and oversight of construction and operations of Casino Arizona and the Apache Gold Casino and Resort, both located in Arizona.

Our Business Strategy

Our strategy is to grow our business by increasing the number and duration of visits to our gaming facility and increasing the average revenue per visit by offering an upscale gaming and entertainment experience. To date, we have not engaged in any significant growth initiatives, such as extensive billboard, print, broadcast, promotional and mail advertising programs, because our limited parking capacity will not allow us to meet current peak or increased demand. Despite our limited growth initiatives we often exceed our parking capacity on weekends and many weekdays. The major components of our business strategy are to:

Increase Parking Capacity.     Our limited parking impedes our ability to satisfy existing demand for our gaming operations as we regularly reach our parking capacity on weekends and many weekdays. The three parking structures will increase our customer parking capacity from approximately 500 valet-parked customer

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vehicles to more than 2,100 self and valet-parked customer vehicles. We intend to continue using our outside valet service during peak demand periods. Completion of our expansion project will allow us to more fully utilize our gaming facility capacity and related amenities.

Build Customer Loyalty.     We have instituted programs to engender loyalty from our guests by rewarding frequent play. One such existing program is our Player’s Club, a slot club that qualifies guests for differing levels of cash and prizes based upon their level of play. Our comprehensive player tracking system allows us to track wagering levels and length of play, evaluate and identify our best customers to provide awards and other incentives to foster customer loyalty and more frequent and longer visits. Our database of players has grown to over 90,000 as of March 31, 2004, increasing by an average of approximately 7,500 players per month since the Player’s Club was started on April 1, 2003. We have promoted more frequent and longer visits and increased wagering at off-peak demand periods through promotions such as “Hot Nights, Cool Cash.” This promotion offers guests nightly cash rewards on weekday nights and has resulted in increased net revenue during promotion periods.

Expand our Bus Program.     We have established a comprehensive line and charter bus program to provide customer transportation to our gaming facility, and have steadily increased from an average of five buses per day in the first quarter of 2003 to an average of twenty buses per day in the first quarter of 2004. We believe that our guests appreciate the convenience offered by this program which also enables us to increase the number of guests given our current parking constraints.

Implement our Marketing Plan.     Due to our limited parking capacity, which has restricted our ability to meet existing gaming demand, we have, by industry standards, a very small marketing budget. Following completion of our expansion project, we will initiate a comprehensive marketing plan to promote our location as the closest and most accessible gaming facility to nearly all of the residents of the San Francisco Bay area and Sonoma, Napa and Lake counties. We also intend to more fully promote our amenities and encourage guests familiar with our gaming facility to visit more frequently. Our marketing mediums will include billboard signage in the San Francisco Bay area and along Highway 101, more diverse print, broadcast, promotional and mail advertising programs and sponsorship of selected events, organizations and activities. We also intend to expand our cooperative programs with local businesses, wineries, hotels and restaurants.

Capitalize on the Tourism Appeal of the Alexander Valley and Wine Country.     The picturesque Alexander Valley region is a premier tourist destination. We intend to capitalize on the appeal of the region, including its reputation as one of California’s premier wine producing regions, to further expand our customer base. Our location benefits from the large number of annual visitors to the world renowned wineries of Sonoma and Napa counties. Sonoma County receives approximately 7.0 million tourists annually and approximately 4.9 million tourists visit Napa County annually.

Operate our Facility as an Upscale Gaming and Entertainment Experience.     We operate our facility as an upscale gaming and integrated entertainment experience, featuring a friendly environment and quality service. Our premium food and beverage operations supplement our gaming experience, offering high quality dining 24-hours a day. Our other features and amenities, including our expansive views, gift shop and cultural exhibits complete our entertainment experience and create a lively, exciting environment for our guests.

Competition

California law currently permits Class III casino gaming only on federally recognized tribal lands pursuant to compacts negotiated with the State and approved by the U.S. Secretary of the Interior. Class II gaming is permitted only on federally recognized tribal lands. There are currently 51 tribal casinos operating in California. The closest existing competitors are the Hopland Sho-Ka-Wah casino, located approximately 35 miles north of the Tribe’s reservation, the Konocti Vista Casino, located approximately 45 miles northeast of the Tribe’s reservation, and Cache Creek Indian Casino and Bingo, located approximately 40 miles east of the Tribe’s reservation. Several potential competitors are attempting to develop and open casinos which would compete with our facility. In April 2003, the Federated Indians of the Graton Rancheria, also known as the Coast Miwoks, announced plans to purchase land in Sonoma County near Highway 37 and Lakeville Highway, approximately 20 miles south of our gaming facility and approximately 50 miles north of San Francisco. The announced plans include construction of a casino-hotel complex that will be managed by

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Station Casinos, Inc. based in Las Vegas, Nevada. As a result of environmental opposition to development of the former location, the Federated Indians of the Graton Rancheria subsequently announced plans to move the planned casino-hotel complex to a site near Rohnert Park, California, located approximately 35 miles south of our reservation. The Rohnert Park City Council recently approved an agreement with the Federated Indians of the Graton Rancheria to share with Rohnert Park and various community groups approximately $200.0 million over 10 years to offset the impact of the proposed project. The Lytton Band of Pomo Indians have also announced plans to convert the San Pablo Card Room, located in the City of San Pablo near Oakland, California, into a tribal casino. Recently, the U.S. Department of the Interior agreed to accept the land on which the San Pablo Card Room is located into trust for the Lytton Band of Pomo Indians. The Lytton Band of Pomo Indians has not yet entered into a gaming compact with the State of California that would be required to conduct Class III gaming. The Lytton Band of Pomo Indians could develop and operate a Class II gaming facility without a compact with the State of California. In addition, other Indian tribes near the Tribe’s reservation may develop competing gaming expansion projects in the future. We also compete with statewide lotteries, live and simulcast pari-mutuel wagering and card rooms.

Property

Our gaming facility is situated on the Tribe’s 75-acre reservation in Geyserville, located in the heart of the Alexander Valley in Sonoma County, California. We do not own the land on which our gaming business is located. The use of tribal land is provided to us free of rent. The United States government holds all the real property underlying our facility in trust for the benefit of the Tribe.

We made a distribution to the Tribe from the net proceeds of the old notes offering to enable the Tribe, in conjunction with the Sonoma Falls litigation settlement, to acquire and develop an approximately 18-acre parcel of land adjacent to the reservation (the “Dugan Property”). Title to the parcel will initially be held by the Tribe, although we understand that the Tribe may seek to have the parcel taken into trust for the Tribe’s benefit. The Tribe has granted us access to any benefits the property may have for the River Rock Casino, including road access and water rights. We have deposited $5.0 million of the net proceeds of the note offering in an improvements account to be used primarily to build an additional access road to the Tribe’s reservation through the Dugan Property. The Dugan Property may be subject to certain zoning, use, environmental and other restrictions, permits and processes under county and state law, including but not limited to certain agreements that have been made relative to the Dugan Property regarding agricultural use limitations and related property tax benefits.

Employee and Labor Relations

As of December 31, 2003, we had 488 full-time employees. Our employees are not covered by any collective bargaining agreements. We believe that our labor relations with our employees are good.

Legal Proceedings

We are involved in disputes from time to time in the ordinary course of business with vendors and patrons, none of which, individually or in the aggregate is considered material or in excess of applicable insurance coverage. In addition, we are a party to or have property that is or was subject to the following litigation:

Sonoma Falls Litigation and Settlement

In 2001, the Tribe was sued in the Superior Court of California by Sonoma Falls Developer, LLC, Sonoma Falls Manager, LLC and Sonoma Falls Lender, LLC (collectively the “Sonoma Plaintiffs”) for declaratory relief, breach of contract, breach of the covenant of good faith and fair dealing and unfair business practices. The Tribe removed the case to the United States District Court for the Northern District of California, narrowed the claims through various motions, answered a third amended complaint denying the claims and raising various defenses and counterclaimed against the Sonoma Plaintiffs for breach of contract, breach of the covenant of good faith and fair dealing, tortious interference with prospective economic advantage, misrepresentation and unfair business practices.

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In a case related to the Sonoma Falls litigation, the Sonoma Plaintiffs sued Dry Creek Casino, LLC and several other parties (collectively, the “defendants”) in the Superior Court for the County of San Francisco, alleging that defendants intentionally interfered with rights claimed by the Sonoma Plaintiffs to develop gaming on the Tribe’s reservation and seeking compensatory, consequential and punitive damages, including loss and disgorgement of profits. The Tribe had agreed, pursuant to financing and development documents with Nevada Gold Casino, to indemnify Dry Creek Casino, LLC with respect to this litigation. In connection with the settlement described in the following paragraph, the Tribe paid $0.2 million as indemnification to Dry Creek Casino, LLC from a distribution by us from the net proceeds of the old notes offering.

The litigation between the Tribe and the Sonoma Plaintiffs and between Dry Creek Casino, LLC and the Sonoma Plaintiffs has been settled in conjunction with the closing of the old notes. Pursuant to the settlement agreements, by mutual consent of the parties, both actions have been dismissed and all claims have been mutually released. Pursuant to the settlement agreements, the Tribe has paid to the Sonoma Plaintiffs, from a distribution by us from the net proceeds of the old notes offering, a total of $50.0 million, which was comprised of $13.3 million for repayment of indebtedness incurred pursuant to agreements with the Sonoma Plaintiffs, plus accrued interest, $24.0 million for the acquisition of the Dugan Property and $12.7 million as consideration for the mutual releases and assignment of all rights of Sonoma Falls Developer, LLC in the prior casino projects. The Tribe has granted us access to any benefits the Dugan Property may have for the River Rock Casino, including road access and water rights.

Proschold Litigation

In Terrance C. Proschold et al. v. United States of America, the successors in interest of a grantor to the United States for the Tribe’s benefit of a roadway easement and right of way connecting the Tribe’s lands and Highway 29, and leading to the River Rock Casino, have sued the United States to enjoin use of the road for non-residential purposes. The plaintiffs claim the roadway was not intended to be used for commercial purposes and seek to have that limitation declared by the court. The case was filed in the United States District Court for the Northern District of California. The Tribe intervened in the matter and brought a motion to dismiss the case, as did the United States Government, which motions were granted. On February 20, 2004, the United States Circuit Court of Appeals for the Ninth Circuit affirmed the District Court’s order dismissing the case. Plaintiffs’ time to petition the Ninth Circuit for a rehearing of or rehearing en banc ran on April 5, 2004 and no such petition was filed. Plaintiffs’ time to petition the United States Supreme Court for a writ of certiorari runs through May 20, 2004.

Artichoke Joe’s Litigation

A federal lawsuit, Artichoke Joe’s California Grand Casino, et al. v. Norton, et al. filed on February 7, 2001, challenged the validity of the amendment to the California Constitution that permits slot machine and banking card gaming to Indian tribes in California that have entered into compacts with the State, and of all compacts, including the Tribe’s, that have been entered into based on that amendment. The action was brought by a number of private card rooms and two charities. The primary issues raised by the action are whether the compacts and the constitutional provision that authorizes them are consistent with IGRA and the Equal Protection and Due Process clauses of the United States Constitution. On July 7, 2002, the federal district court rejected the plaintiffs’ claims and upheld the validity of California’s compacts and the related constitutional amendment. The decision was recently affirmed by the Ninth Circuit Court of Appeals. We do not know if review by the United States Supreme Court will be sought or granted. If the United States Supreme Court ultimately were to decide that the Compact was invalid and we were no longer able to conduct gaming activities, our ability to meet our obligations under the indenture and our ability to make payments on the notes would be materially and adversely affected.

Pechanga Litigation

A federal lawsuit, Pechanga Band of Luiseno Mission Indians, et al. v. State of California, et al., filed on October 28, 2002, challenged the process (or lack thereof) by which the Governor and the CGCC have taken these and other actions under their compacts, including the method by which gaming device licenses are issued, and the unilateral determination by the State of the total number of gaming devices permitted

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under all compacts. The two plaintiff tribes are arguing that they and other tribes have been wrongfully excluded from the process of issuing gaming device licenses and making determinations about the number of licenses that may be available. The case was dismissed without opinion and the plaintiffs have appealed to the Ninth Circuit Court of Appeals. The briefing schedule has been continued pending settlement discussions. The lawsuit is specific to those two tribes, however, and is not intended to determine issues for other tribes. The Tribe is not a party to the lawsuit and is not challenging the validity of the 1,250 gaming device licenses issued to it by the CGCC on June 26, 2002. However, if, as a result of the litigation, the allocation process for the gaming device licenses to the Tribe by the CGCC is held to be invalid for any reason, we may not be able to operate more than 350 slot machines pursuant to the terms of the Compact unless and until new licenses are made available or the compacts are renegotiated. Such a limitation on the number of slot machines, or a delay in the operation of a greater number of machines, could have a material adverse effect on our gaming operations and our ability to secure the notes.

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MANAGEMENT

Our River Rock Casino

Upon the issuance of the old notes, the Tribe effected a reorganization so that its gaming business, including the River Rock Casino, became owned and operated by us. We are governed by a five-member Board of Directors consisting of the same five members as those of the Tribe’s Board of Directors. The Tribe’s Board of Directors is elected biannually by the Tribal Council (the voting membership of the Tribe), and includes a Chairperson, a Vice Chairperson, a Secretary-Treasurer and two members at large. The members of our Board of Directors will serve in the same office as they serve on the Tribe’s Board of Directors. Any change in the composition of the Tribe’s Board of Directors will result in a corresponding change in our Board of Directors.

Our Board of Directors

The table below sets forth information about the current members of our Board of Directors, who are also members of the Tribe’s Board of Directors:

Name	Age	Position(s) held

Elizabeth Elgin DeRouen	40	Chairperson
Betty Arterberry	57	Vice Chairperson
Margie Rojes	58	Secretary — Treasurer
Leona Maldonado	55	Member
Gabriel Nevarez	41	Member

Set forth below is a brief description of the business experience of each of the members of our Board of Directors.

Elizabeth Elgin DeRouen has served as Chairperson of our Board of Directors since our inception. Ms. DeRouen has also served as the Chairperson of the Tribe’s Board of Directors since September 9, 2001. Ms. DeRouen was elected into office in November 2000 and is currently serving her second full term as Chairperson. Ms. DeRouen has, since November 1994, served as an Indian Child Welfare Act (ICWA) advocate at the Indian Child and Family Preservation Program (ICFPP), an 8-tribe consortium in Sonoma, Lake, and Mendocino Counties. Ms. DeRouen is a trainer for the National Indian Justice Center, National Indian Child Welfare Association and serves as an expert witness for ICWA cases. Ms. DeRouen is a member of the National Congress of American Indians, California Nations Indian Gaming Association, and Inter-Tribal Council of California. As Chairperson, Ms. DeRouen serves as official spokesperson in all government-to-government relations corresponding with numerous other county, state and federal governments. Ms. DeRouen serves as a member of the Housing, Personnel, Cultural, Special Projects and Legislative Committees for the Tribe.

Betty Arterberry has served as Vice Chairperson of our Board of Directors since our inception. Ms. Arterberry has also served as the Vice Chairperson of the Tribe’s Board of Directors since September 9, 2001. Prior thereto, Ms. Arterberry previously served as the Tribe’s Secretary/Treasurer for three consecutive two-year terms. Ms. Arterberry is currently employed at Sonoma County Indian Health Project as Deputy Director where she has worked since 1977. Ms. Arterberry is a member of the National Congress of American Indians and the California Nations Indian Gaming Association and serves on various other national, state and tribal associations. In addition, Ms. Arterberry serves as Chairperson of the Personnel Committee and is a member of the Legislative Committee for the Tribe.

Margie Rojes has served as Secretary-Treasurer of our Board of Directors since our inception. Ms. Rojes has also served as the Secretary-Treasurer of the Tribe’s Board of Directors since September 9, 2001. Ms. Rojes served as member of the Board of Directors for the Tribe for the last four terms since 1994. Ms. Rojes recently retired from the Windsor Elementary School District after 20 years of service. Ms. Rojes is a member of the National Congress of American Indians and the California Nations Indian Gaming Association and is the tribal delegate for Indian Child and Family Preservation Program. She also serves as a member of the Enrollment, Finance and Legislative Committees for the Tribe.

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Leona Maldonado has served as a member of our Board of Directors since our inception. Ms. Maldonado has also served as a member of the Tribe’s Board of Directors since November 2002. Ms. Maldonado was employed as a Gaming Commissioner for the Tribe for two years from February 2000 to November 2002. Prior to being a Gaming Commissioner, Ms. Maldonado held the position of Patient Services Coordinator at Sonoma County Indian Health Services from 1990 to March 2002. Ms. Maldonado serves as a tribal delegate on the Board of Directors for Sonoma County Indian Health Project, as a housing commissioner for the Northern Circle Indian Housing Authority and as an alternate delegate for Indian Child Family Preservation Program. Ms. Maldonado also serves as a member of the Legislative Committee of the Tribe.

Gabriel Nevarez has served as a member of our Board of Directors since our inception. Mr. Nevarez has served as a member of the Tribe’s Board of Directors for the last four terms from 1994 to the present. Mr. Nevarez has been employed in retail sales in Santa Rosa since 1992. Mr. Nevarez has previously served as Enrollment Committee member for the Tribe and is currently a delegate to the boards of the California Indian Manpower Consortium and Northern Indian Housing Authority. Additionally, Mr. Nevarez currently serves as a member of the Personnel, Housing and Legislative Committees of the Tribe.

Compensation of Our Board

Members of our Board of Directors receive no compensation from us other than reimbursement for time lost from their full-time employment as a result of their duties as members of our Board of Directors and actual expenses incurred in the discharge of their duties.

Executive Officers

The table below sets forth information about certain of our key executive officers:

Name	Age	Position(s) held

Douglas Searle	47	Chief Executive Officer, General Manager
Norman Runyan	50	Chief Operations Officer
Yuan (Yvonne) Fang Mao	29	Chief Financial Officer
Anthony Jay Averitt	48	Marketing Manager
Kenny Hsi	30	Table Games Manager
William Carnahan	60	Slot Manager

Set forth below is a brief description of the business experience of certain of our key executive officers. The following descriptions for our officers include employment by River Rock Casino as our predecessor.

Douglas Searle has served as our General Manager since January 2002 and is responsible for the design, development and construction operations of our gaming facility. Mr Searle was appointed our Chief Executive Officer in April 2004. With twenty-six years of managerial involvement in the gaming industry, Mr. Searle has considerable experience in project development and working with a number of burgeoning casinos. Prior to his employment at our gaming facility, from 1998 to 2002 Mr. Searle was the General Manager of Casino Arizona in Scottsdale, Arizona where he oversaw the expansion and development of the casino for the Salt River Pima — Maricopa Indian community. Casino Arizona expanded three times in the four years that Mr. Searle served as its General Manager. Prior to his experience at Casino Arizona, Mr. Searle served as Chief Gaming Officer at the Apache Gold Casino and Resort in San Carlos, Arizona from 1994 through 1998 where he contributed to the development of the casino and amenities, including an 18-hole golf course.

Norman Runyan has been our Chief Operations Officer since June 2002. Mr. Runyan has been involved in numerous projects over the past 20 years working on the development and operation of hospitality and gaming related enterprises. He manages the day-to-day operation of our gaming facility and assists in many facets of the development and operation of our gaming facility. Prior to his employment at our gaming facility, Mr. Runyan served as Chief Operations Officer of Casino Arizona in Scottsdale, Arizona from 1998 to 2002 where he assisted in the design, development, opening and oversight of construction and operations of their casino facility. From 1995 through 1998, Mr. Runyan served as Director of Operations and assisted in

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the development of the Apache Gold Casino and Resort, including a casino, showroom, 300 room hotel and spa, conference center, RV park and 18-hole golf course.

Yuan (Yvonne) Fang Mao served as our Controller from February 2003 to June 2003 and has served as our Chief Financial Officer since June 2003. Ms. Mao was the Supervisory Public Accountant Chief Financial Officer of M.C. Coughlan Accountancy Corporation from 2001 to 2003, specializing in the financial planning and advising of corporations and non-profit organizations. From April to November of 2001, Ms. Mao worked as a Senior Financial Analyst at On-Site Sourcing, in Arlington, Virginia. Ms. Mao worked as an accountant for Beers and Cutler, a Washington, D.C. based local business advisory and CPA firm from 2000 to 2001. Shortly after receiving her B.S. in accounting from George Mason University, Ms. Mao obtained her CPA license in Virginia. Ms. Mao is also a member of AICPA and the California Society of CPAs.

Anthony Jay Averitt has served as our Marketing Manager since March 2002 and is responsible for the establishment and development of our gaming facility’s marketing department and all our gaming facility’s marketing policies and procedures. Prior to his employment at the River Rock Casino, Mr. Averitt was the Marketing Director for Casino Arizona, in Scottsdale, Arizona from 1998 through 2002 where he helped develop three casinos for the Salt River Pima — Maricopa Indian community, and formulated and managed the marketing and advertisement departments.

Kenny Hsi served as our Pit Supervisor from December 2002 to April 2003 and has served as our Table Games Manager since April 2003. Prior to his employment at our gaming facility, Mr. Hsi served as Executive Vice President of Pryme Tyme Gaming, LLC, a gaming consulting company, from 2000 to 2002. From 1999 to 2000 Mr. Hsi served as Director of Gaming Operations for Online Gaming Systems, Ltd. Mr. Hsi was the Table Games Supervisor at Aladdin Resort & Casino in Las Vegas, Nevada during 1999. He began his career at New York New York Casino & Hotel in Las Vegas, Nevada from 1996 to 1999 as a dealer and supervisor.

William Carnahan has been our Slot Manager since September 2002. With over 26 years of slot experience, Mr. Carnahan has helped design slot floor layouts and been in charge of slot installation. Prior to his employment at our gaming facility, Mr. Carnahan served as Director of Slot Operations for Casino of the Sun and Casino Del Sol in Tucson, Arizona, where he was responsible for the daily operation of both casino floors. Mr. Carnahan helped design the slot floor layout of Casino Del Sol and was responsible for the slot tracking system and the installation of progressive gaming systems, a phase of the development of Casino Del Sol. Mr. Carnahan was employed at Cliff Castle Casino in Camp Verde, Arizona as slot repair supervisor from 1995 to 1996 and slot manager from 1996 to 2000.

Employment Agreements

Douglas Searle. Mr. Searle serves as our Chief Executive Officer and General Manager pursuant to a three year employment agreement that commenced in December 2001. Mr. Searle receives an annual salary of $250,000 and a discretionary bonus, as determined by our Board, of not less than seven percent and not more than thirty percent of his annual salary based on various subjective criteria. Mr. Searle’s employment may be terminated for cause, in which case he would be entitled only to his salary accrued through the date of termination. If Mr. Searle’s employment is terminated for other reasons set forth in the employment agreement, including death or disability, Mr. Searle would be entitled to his salary for three months and a bonus equal to twenty five percent of his annual compensation. Either party may terminate the agreement with 90 days’ written notice.

Norman Runyan. Mr. Runyan serves as our Chief Operating Officer pursuant to a three year employment agreement that commenced in October 2002. Mr. Runyan receives an annual salary of $200,000 and a discretionary bonus, as determined by our Board, of not less than seven percent and not more than twenty-five percent of his annual salary based on various subjective criteria. Mr. Runyan’s employment may be terminated for cause, in which case he would be entitled only to his salary accrued through the date of termination. If Mr. Runyan’s employment is terminated for other reasons set forth in the employment agreement including death or disability, Mr. Runyan would be entitled to his salary for three months. Either party may terminate the agreement with 60 days’ written notice.

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Executive Compensation

The following table provides summary information concerning the 2003, 2002 and 2001 compensation of our key executive officers.

				Other
Name	Year	Salary	Bonus (a)	Compensation	Total

Douglas Searle,
Chief Executive Officer	2003	$257,212	$75,000	—	$332,212
	2002	$191,827	$50,000	—	$241,827
	2001	—	—	—	—
Norman Runyan,
Chief Operating Officer	2003	$211,697	$50,000	—	$261,697
	2002	$38,061	—	—	$38,061
	2001	—	—	—	—
Yuan (Yvonne) Fang Mao,
Chief Financial Officer	2003	$92,327	$12,769	—	$105,096
	2002	—	—	—	—
	2001	—	—	—	—
Anthony Jay Averitt,
Marketing Manager	2003	$146,394	$16,314	—	$162,708
	2002	$54,809	—	—	$54,809
	2001	—	—	—	—
William Carnahan,
Slot Manager	2003	$125,000	$17,670	—	$142,670
	2002	$33,654	—	—	$33,654
	2001	—	—	—	—

(a)	Bonus amounts are not guaranteed; the amounts represent the maximum payable under each executive’s employment arrangement.

DRY CREEK RANCHERIA BAND OF POMO INDIANS

Tribal Administration

The Dry Creek Rancheria Band of Pomo Indians is a federally recognized, self-governing Indian tribe with 839 enrolled members. The reservation was established in 1915 under the authority of an Executive Order dated January 12, 1891. Pursuant to the Tribe’s Articles of Association, the Tribe is governed by a Tribal Council composed of 490 voting members. Certain authority is delegated to elected tribal officers who comprise the Board of Directors, consisting of a Chairperson, a Vice Chairperson, a Secretary/Treasurer and two members-at-large. The members of the Board of Directors of the Tribe are, and will continue, to serve in identical capacities as our Board of Directors.

The Tribal Gaming Commission

The Tribe enacted a tribal gaming ordinance in April 1997, which was approved by the National Indian Gaming Commission, or NIGC, in September 1997. Among other matters, the gaming ordinance created and established the Tribal Gaming Commission as a governmental subdivision of the Tribe. The Tribal Gaming Commission, consisting of three commissioners, is vested with the authority to regulate all gaming activity conducted by the Tribe or us on tribal lands.

The Tribal Gaming Commissioners are appointed by the Tribal Council to serve a three-year term. The tribal gaming ordinance and the Compact require that each Tribal Gaming Commissioner undergo a comprehensive background check prior to his or her assuming office. Pursuant to the tribal gaming ordinance, the Tribal Gaming Commission is responsible for, among other matters, inspection of all gaming operations within the Tribe’s reservation boundaries, enforcement of all provisions of the tribal gaming ordinance,

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investigation of all allegations of violations of the tribal gaming ordinance, conducting or arranging for background investigations of all applicants for tribal gaming licenses and issuing gaming licenses in accordance with the tribal gaming ordinance and the Compact. Expenses of the Tribal Gaming Commission have, since commencement of operations of the River Rock Casino, been paid by the casino and we will continue to make such payments on behalf of the Tribe.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Distributions to the Tribe were $54.9 million, $1.0 million and $1.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. Under the indenture, we currently are permitted to make payments of up to $500,000 per month to the Tribe as well as certain other payments which are also included within the definition of “Permitted Payments” which such payments are not subject to the restricted payments covenant of the indenture. Through December 31, 2003, we have made Permitted Payments to the Tribe in the amount of $0.9 million since the old notes were issued. See “Description of the New Notes — Certain Covenants — Restricted Payments” and “— Certain Definitions.”

In May 2002, the Tribe entered into an agreement with Swinerton Builders for the construction of what is now the River Rock Casino for a guaranteed maximum price of $27.0 million. The scope of that contract has subsequently been amended by change order to include stabilization of the Dry Creek Rancheria hillside located above the completed River Rock Casino project, construction of new roadways and improvements to existing roadways on the Dry Creek Rancheria which provide access to the River Rock Casino, other tribal improvements on the Dry Creek Rancheria and construction of infrastructure improvements on the Dry Creek Rancheria. The guaranteed maximum price of the contract has been amended to be approximately $30.2 million. Pursuant to the contract, we have made payments on behalf of the Tribe to Swinerton Builders of approximately $17.8 million through March 31, 2004.

The Tribe has, or currently intends to, enter into contracts with various design, engineering and testing consultants to perform geotechnical engineering, geological services, civil engineering, traffic planning and engineering services, wastewater disposal evaluation and geotechnical investigation services, land surveying and civil engineering design services, landscape architectural design services, and construction testing and inspecting services that will benefit the River Rock Casino. We intend to make payments under these contracts on behalf of the Tribe. Through March 31, 2004, we have made payments of approximately $3.5 million pursuant to such design, engineering and testing contracts.

We pay for various expenses of the Tribal Gaming Commission, surveillance and plant operations. These expenses include, but are not limited to, payroll and related expenses, legal and other operational expenses. These expenses were $2.6 million and $0.6 million for the years ended December 31, 2003 and 2002, respectively.

In accordance with the Compact and state law, the Tribe is obligated to remit certain fees to the California Gambling Control Commission on a quarterly basis for inclusion in a revenue sharing trust fund (the “RSTF”). The RSTF is for the benefit of tribes that have no or limited gaming. We pay these fees on behalf of the Tribe. These fees became payable by the Tribe when we commenced operations in September 2002 and are based on the number of the Tribe’s gaming device licenses. RSTF fees for the year ended December 31, 2003 were $1.3 million.

We have pledged on behalf of the Tribe to make a cash gift to the Geyserville Unified School District in the amount of $1.2 million to be provided in equal parts during each of the 2003 through 2007 school years. The cash donation to the school district is a gift and not part of any revenue sharing agreement with state or local government.

Our gaming facility has been constructed on federal land beneficially owned by the Tribe. We do not pay the Tribe for the use of the land.

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GOVERNMENT REGULATION

General

We are subject to special federal, state and tribal laws applicable to commercial relationships with Indians, Indian gaming and the management and financing of casinos owned by an Indian tribe. In addition, we are regulated by federal and state laws applicable to the gaming industry generally and to the distribution of gaming equipment. The following description of the regulatory environment in which Indian gaming takes place and in which we operate our gaming facility is only a summary and not a complete recitation of all applicable law. Moreover, our regulatory environment is more susceptible to changes in public policy considerations than others. We cannot predict how certain provisions will be interpreted from time to time or whether they will remain intact. Changes in these laws could have a material adverse impact on our operations.

Applicability of Federal Law

Federally recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the U.S. Congress. The power of Indian tribes to enact their own laws to regulate gaming derives from the exercise of tribal sovereignty and is subject to federal laws. Indian tribes maintain their own governmental systems and often their own judicial systems. Indian tribes have the right to tax persons and businesses conducting business on Indian lands and also have the right to require licenses and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

The Indian Gaming Regulatory Act of 1988

Regulatory Authority. The operation of casinos and of all gaming on Indian land is subject to the Indian Gaming Regulatory Act of 1988, or IGRA. IGRA is administered by the NIGC, an independent agency within the U.S. Department of Interior, which exercises primary federal regulatory responsibility over Indian gaming. The NIGC has exclusive authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III gaming (as described below), approve management agreements for gaming facilities, conduct investigations and generally monitor tribal gaming. The Bureau of Indian Affairs, which is a bureau of the Department of the Interior, retains certain responsibilities under IGRA, such as the approval of per capita distribution plans to tribal members and the approval of transfers of lands into trust status for gaming. The Bureau of Indian Affairs also has responsibility to review and approve land leases and other agreements relating to Indian lands. Criminal enforcement is a shared responsibility of the U.S. Department of Justice, the state in which the tribe is located and the tribe, in accordance with federal law.

The NIGC is empowered to inspect and audit all Indian gaming facilities, conduct background checks on all persons associated with Indian gaming, hold hearings, issue subpoenas, take depositions, adopt regulations, assess fees and impose civil penalties for violations of IGRA. IGRA also provides for federal criminal penalties for illegal gaming on Indian land and for theft from Indian gaming facilities. The NIGC has adopted rules implementing certain provisions of IGRA. These rules govern, among other things, the submission and approval of tribal gaming ordinances or resolutions and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of any gaming. Tribes are required to issue gaming licenses only under articulated standards, conduct or commission financial audits of their gaming enterprises, perform or commission background investigations for primary management officials and key employees and maintain facilities in a manner that adequately protects the environment and the public health and safety. These rules also set out review and reporting procedures for tribal licensing of gaming operation employees.

Classes of Gaming. IGRA classifies games that may be conducted on Indian lands into three categories. Class I gaming includes social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. Class II gaming includes bingo, pulltabs, lotto, punch boards, non-banked card games, tip jars, instant bingo and other games similar to bingo, if those games are played at the same location as bingo is played. Class III gaming includes

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all other forms of gaming, such as slot machines, video casino games, table games and other commercial gaming, such as sports betting and pari-mutuel wagering.

Class I gaming on Indian lands is within the exclusive jurisdiction of the Indian tribes and is not subject to IGRA. Class II gaming is permitted on Indian lands if:

•	the state in which the Indian lands lie permits that gaming for any purpose by any person, organization or entity;

•	the gaming is not otherwise specifically prohibited on Indian lands by federal law;

•	the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the NIGC;

•	an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming;

•	the primary management officials and key employees are tribally licensed; and

•	several other requirements are met.

Class III gaming is permitted on Indian lands if the conditions applicable to Class II gaming are met and, in addition, the gaming is conducted in conformity with the terms of a tribal-state compact, which is a written agreement between the tribal government and the government of the state within whose boundaries the tribe’s lands lie.

Tribal-State Compacts. IGRA requires Indian tribes to enter into tribal-state compacts in order to conduct Class III gaming. These tribal-state compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of these laws and regulations, taxation by the Indian tribe of the Class III gaming activity in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach, standards for the operation of the Class III gaming activity and maintenance of the gaming facility, including licensing and any other subjects that are directly related to the operation of gaming activities. While the terms of tribal-state compacts vary from state to state, compacts within one state tend to be substantially similar. Tribal-state compacts usually specify the types of permitted games, establish technical standards for video gaming machines, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and licensing of casino employees and may require the tribe to pay a portion of the state’s expenses for establishing and maintaining regulatory agencies. Some tribal-state compacts are for set terms, while others are for indefinite duration.

The Tribe entered into a compact with the State of California in September 1999, which became effective in May 2000, that permits the Tribe to engage in some forms of Class III gaming. The Compact will expire on December 31, 2020. For additional information see “Description of Material Agreements — The Compact.”

Tribal Ordinances. Under IGRA, except to the extent otherwise provided in a tribal-state compact as described below, Indian tribal governments have primary regulatory authority over Class III gaming on land within a tribe’s jurisdiction. Therefore, our gaming operations, and persons engaged in gaming activities, are guided by and subject to the provisions of the Tribe’s ordinances and regulations regarding gaming.

IGRA requires that the NIGC review tribal gaming ordinances and authorizes the NIGC to approve these ordinances only if they meet requirements relating to:

•	the ownership, security, personnel background, recordkeeping and auditing of a tribe’s gaming enterprises;

•	the use of the revenues from that gaming; and

•	the protection of the environment and the public health and safety.

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Licensing and Registration Requirements of the Compact and State Regulation

Compact. The Compact requires that any person who directly or indirectly extends financing to the Tribe’s gaming facility or gaming operation must be licensed as a “financial source” by the Tribal Gaming Commission. However, as permitted by the Compact, the Tribal Gaming Commission has exempted federally and state regulated banks and savings and loan associations, as well as persons who hold less than 10% of the notes. For an applicant who is a non-exempt business entity, these licensing provisions also apply to the entity’s officers, directors, principal management employees, owners (if an unincorporated entity), partners and greater than 10% shareholders. Under the Compact, a permanent license cannot be issued unless the Tribal Gaming Commission has conducted an investigation as to the suitability of the applicant. Any application for a gaming license may be denied, and any license issued may be revoked, if the Tribal Gaming Commission determines the applicant to be unsuitable or otherwise unqualified for a gaming license. Each license is subject to review for compliance at least every two years.

Prior to receiving a license, an applicant must apply to the California Gambling Control Commission, or CGCC, for a determination of suitability. If the Tribal Gaming Commission receives notice that the CGCC has determined that a person is unsuitable, the Compact requires that the Tribal Gaming Commission revoke any license it has issued to such person.

The Compact states that any agreement between the Tribe and a financial source terminates upon revocation or non-renewal of the financial source’s license because of a determination of unsuitability by the CGCC. Upon such a termination, the Tribe’s only liability is for repayment of all outstanding sums owed as of the termination date, exclusive of unpaid accrued interest. Further, the Tribe is not permitted to enter into, or continue to make payments under, any financing agreement with anyone whose application to the CGCC for a determination of suitability has been denied or has expired without renewal.

State and Tribal Regulation. The CGCC and the Tribal Gaming Commission have both adopted regulations that simplify the licensing and registration process for certain large institutional investors, both in the initial distribution of certain debt securities and the secondary market.

Under these regulations, certain regulated financial institutions with at least $100.0 million in securities may take advantage of an abbreviated licensing and certification process. The regulations do not require any licensing or registration for persons purchasing debt securities in the secondary market. However, unless a holder of debt securities is licensed or exempt from licensing, neither the holder nor the Trustee on the holder’s behalf will have any right to enforce any payment obligation relating to the debt securities. In addition, neither the Trustee nor the Tribe may make any payment of principal or interest on the debt securities as a result of any enforcement action or default acceleration of debt security payments, except to a person who is licensed or exempt from licensing.

Gaming Device Licenses

Under the Compact, and the other similar Class III compacts entered into between the State of California and California tribes, beginning in 1999, each tribe is allowed to operate up to 2,000 Class III gaming devices (slot machines or similar electronic type machines), subject to a limitation on the total number of Class III gaming devices that may be operated in the state. The Compact permits the Tribe to operate up to 350 gaming devices without licenses.

From March 2000 through December 2001, a public accounting firm retained by a number of tribes allocated 1,250 licenses to the Tribe in a series of monthly draws, thus permitting the Tribe to operate up to 1,600 gaming devices. Following these drawings, the California Attorney General opined that only the CGCC has the authority to issue gaming device license under the compacts and the Governor of California ordered the CGCC to control and monitor the gaming device licensing process. In June 2002, the CGCC ratified all gaming device license issued to the Tribe and the other tribes in the earlier drawings.

Certain tribes, however, have disputed the CGCC’s authority to issue gaming device licenses. If, as a result of this dispute, the allocation of gaming device licenses to the Tribe by the CGCC is held to be invalid for any reason, the Tribe may not be able to operate more than 350 gaming devices.

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In accordance with the Compact and state law, the Tribe is obligated to remit certain fees to the California Gambling Control Commission on a quarterly basis for inclusion the RSTF. The RSTF is for the benefit of tribes that have no or limited gaming. We pay these fees on behalf of the Tribe. These fees became payable by the Tribe when we commenced operations in September 2002 and are based on the number of our gaming device licenses. RSTF fees for the year ended December 31, 2003 were $1.3 million.

Possible Changes in Federal Law

Several bills have been introduced in Congress which would amend IGRA. While there have been a number of technical amendments to the law, to date there have been no material changes to the IGRA. Any amendment of IGRA could change the governmental structure and requirements within which the Tribe could conduct gaming, and may have an adverse effect on our results of operations or impose additional regulatory or operational burdens.

DESCRIPTION OF MATERIAL AGREEMENTS

The Compact

In September 1999, the State of California and the Tribe entered into the Compact. Under its terms, the Compact was not effective until ratified by statute and approved by California voters. On March 7, 2000, California voters amended the state constitution and enacted the Indian Self-Reliance Amendment. The Amendment permits federally recognized Indian tribes to conduct Class III gaming in California in accordance with compacts between such tribes and the State of California that are approved by the U.S. Secretary of the Interior. In May 2000, the Secretary of the Interior approved the Compact, and that approval became effective when it was published in the Federal Register on May 16, 2000.

Under the Compact, the gaming activities which may be offered by the Tribe include up to 2,000 Class III gaming machines, banked and percentage card games, and any devices or games that are authorized by the California State Lottery, provided that the Tribe does not offer such games through use of the Internet unless others in California are permitted to do so.

The Compact establishes limitations on Class III gaming that may restrict our gaming activities. Among those which are of importance to our gaming facility are those that require the Tribe to adopt and comply with California laws prohibiting cashing any check drawn against any public fund, free or reduced price alcoholic beverages, food or lodging as an incentive, the extension of credit for gaming activities, and persons under 18 (or under 21 if alcohol may be consumed) to be present in any room where Class III gaming is offered, other than simply to pass through the room.

The Compact requires the State of California and the Tribe to establish a method for licensing all key employees of a gaming entity and issuing work permits for other service employees. While the Tribe, as a sovereign governmental entity, is not required to be licensed, the California Gambling Control Act applies to all others associated with Class III gaming at our gaming facility. To facilitate that licensing, in 1997, the Tribe adopted a tribal gaming ordinance establishing a Tribal Gaming Commission which tribal gaming ordinance was approved by the NIGC in 1997.

All persons connected with our gaming facility are required by the Compact to be licensed or to submit to a background investigation under IGRA. All “Gaming Employees” and “Gaming Resource Suppliers,” as defined in the Compact, and certain other persons must be licensed by the Tribal Gaming Commission. Licenses granted by the Tribal Gaming Commission are subject to review and renewal every two years. Holders of licenses granted by the Tribal Gaming Commission must, except in limited circumstances, also be determined suitable by the CGCC to be employed by us.

The Compact requires the Tribe to adopt and enforce regulations to ensure the physical safety of casino patrons, to prevent illegal activity, to maintain the regularity and integrity of gaming operations, and to require an annual audit conducted by an independent certified public accountant.

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The Compact requires the Tribe to carry public liability insurance with initial limits of at least $5.0 million for personal injury and property damage claims. The Tribe is not required generally to waive its sovereign immunity, except to the extent of the $5.0 million liability insurance limits.

The Compact also requires the Tribe to adopt and comply with standards no less stringent than federal workplace and occupational health and safety standards, and to adopt and comply with standards no less stringent than federal and state laws prohibiting employment discrimination. However, our tribal gaming ordinance permits us to give preference to Indians in employment matters.

The Compact also mandates that the Tribe must follow certain procedures to assess the off-reservation environmental impact of any reservation construction expansion projects. Our expansion project is subject to these procedures. The procedures require the Tribe to give notice of a covered project, to determine whether a project will have any significant adverse environmental impact, to accept and respond to comments, to consult with the county board of supervisors, and to hold a public meeting. The Tribe has taken all these actions with respect to the proposed expansion project.

Construction Contracts

In April 2004, we entered into a guaranteed maximum price contract which includes work performed and cost related thereto from October 2003 with Swinerton Builders as general contractor for the parking structures portion of our expansion project, and as the design- builder of the electrical and mechanical systems of the expansion project. The guaranteed maximum price of the parking structures contract is approximately $37.1 million. While the guaranteed maximum price contains a contractor contingency for certain cost overruns, the contractor will remain liable for all additional costs not resulting from scope changes requested by us or circumstances not within the contractor’s control. We have granted the contractor a limited waiver of our sovereign immunity from unconsented suits. Since this contract includes work performed and costs related thereto since October 2003, we have made payments to Swinerton Builders pursuant to this contract of $6.0 million through March 31, 2004.

In October 2003, the Tribe entered into an agreement with FFKR Architects/Planners II, of Salt Lake City, Utah, for certain architectural and related services as set forth in that agreement, in connection with the parking structures portion of our expansion project. Pursuant to the contract, we have made payments to FFKR Architects/Planners II of approximately $1.5 million through March 31, 2004.

In May 2003, the Tribe entered into a contract with FFKR Architects/Planners II to act as the Tribe’s representative to select and engage testing, engineering, design and certain construction subcontractors for our infrastructure project. This contract was assigned to us pursuant to the ordinance of the Tribe which established us.

Lease for Casino Facility

In May 2002, the Tribe entered into a lease agreement with Sprung Instant Structures, Inc. for two tent-like structures that house our gaming facility. The lease agreement has a two-year term and requires monthly payments of $42,400. At the end of the lease term, at our option 100% of the first four lease payments or, if all such payments have been timely made, 40% of the last 24 lease payments will be credited towards the $1.5 million purchase price, which would result in a purchase price of $1.1 million, assuming all 24 lease payments are timely made. The option may be exercised by payment of the full purchase price, less the applicable credit, on or before the expiration of the lease agreement. The lease payments were guaranteed by Dry Creek Casino, LLC, Nevada Gold & Casinos, Inc., Jenkins Entertainment Group, LLC and Wintun Lodge, LLC (the “Lease Guarantors”). The lease agreement was assigned to us and was renewed through August 17, 2005.

Development and Loan Agreement

The Tribe entered into a Development and Loan Agreement with Dry Creek Casino, LLC (“DCC”) on August 26, 2001 that has been amended from time to time (as amended, the “Development Agreement”). The Development Agreement required DCC to use its best efforts to arrange for the Tribe to receive loan

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proceeds in the amount of $23.0 million for construction of the casino, to advance specified amounts to the Tribe to fund tribal government relocation, housing and regulatory costs, and to fund additional advances to the Tribe to assist in the development of the casino and cover other costs of construction not related to the loan. As of December 31, 2003, the outstanding debt related to the Development Agreement was $10.0 million.

In addition to its obligations to repay the loan and advances specified in the Development Agreement, in consideration of DCC providing credit enhancement and other services under the Development Agreement, the Tribe is obligated to pay DCC 20% of the River Rock Casino’s net income before distributions to the Tribe plus depreciation and amortization plus an amount equal to annual interest on $25.0 million principal amount of the notes less revenues from sales of alcoholic beverages (the “Credit Enhancement Fee”). The Credit Enhancement Fee is required to be paid for a period of five years commencing on June 1, 2003. The Credit Enhancement Fee for the year ended December 31, 2003 was $2.2 million.

Until all fees and obligations due to the DCC are paid in full, and while any obligation to DCC remains outstanding, DCC is to be the exclusive provider of the construction and loan assistance services with respect to the construction of a casino and has the right of first refusal to be exclusive developer of any future projects.

The Tribe has the right to terminate the Development Agreement by exercising a buy-out option on or after June 1, 2006. If exercised, the Tribe is obligated to pay all amounts outstanding with respect to financing, including outstanding development advances and accrued interest plus an amount determined by multiplying the average monthly Credit Enhancement Fee earned during the 12-month period immediately preceding the month the buy-out option is exercised, by the number of months remaining in the five year term. The buy- out fee must be paid in equal monthly installments of principal plus interest at the rate of 12% per annum, on the 15th day of each month over a period equal to the remaining term of the Development Agreement.

The Development Agreement was amended in connection with the issuance of the old notes to make us a party thereto and to provide that distributions to the Tribe and payments to DCC are subject to the following priority: (1) operating expenses (as defined in the Development Agreement), which include interest on the subordinated promissory note; (2) Permitted Payments (see “Description of the New Notes”); (3) monthly Credit Enhancement Fees; (4) Service Payments (see “Description of the New Notes”); and (5) payment of principal of the subordinated promissory note pursuant to its terms and the terms of the Intercreditor Agreement.

In connection with the issuance of the old notes, the Tribe and DCC entered into an Intercreditor Agreement pursuant to which DCC agreed to subordinate its promissory note and the Credit Enhancement Fee to our senior debt, including the notes. See “Description of Material Agreements — Intercreditor Agreement.”

Cash Collateral and Disbursement Agreement

Pursuant to the Cash Collateral and Disbursement Agreement among U.S. Bank National Association and Wells Fargo Bank, N.A. as disbursement agents, U.S. Bank National Association as the trustee for the holders of the notes, Merrit & Harris, our independent construction consultant, the Tribe and us, a portion of the net proceeds of the old notes offering was placed into a construction disbursement account, a construction escrow account, the Dugan Property improvements account, and an operating account, all to be disbursed by the disbursement agents pursuant to the Cash Collateral and Disbursement Agreement.

Construction Disbursement Account. Approximately $61.1 million of the net proceeds of the old notes offering was deposited into a construction disbursement account and is being used to fund the design and construction of our expansion project. All such funds will be held in the construction disbursement account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed by U.S. Bank National Association in accordance with the Cash Collateral and Disbursement Agreement. Approximately $3.5 million from the proceeds from the sale of the old notes was used to reimburse payments made to

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Swinerton Builders prior to the closing date of the old notes. The construction disbursement account had $55.0 million remaining as of December 31, 2003.

Subject to certain exceptions, U.S. Bank National Association as the disbursement agent will disburse funds from the construction disbursement account only upon certification by us and by our independent construction consultant that we have adequate funds in the construction disbursement account to fund remaining construction costs, and upon the satisfaction of the other disbursement conditions set forth in the Cash Collateral and Disbursement Agreement.

Construction Escrow Account. $10.0 million of the net proceeds of the old notes offering was deposited into a construction escrow account. All such funds will be held in the construction escrow account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed by U.S. Bank National Association in accordance with the Cash Collateral and Disbursement Agreement.

Subject to the terms set forth in the Cash Collateral and Disbursement Agreement, U.S. Bank National Association as the disbursement agent will disburse the appropriate funds where either all funds in the construction disbursement account have been disbursed, yet additional construction costs remain, or we or the Tribe may incur certain extraordinary costs unrelated to the construction, provided that we certify as to our reasonable belief that we have adequate liquidity to meet our ordinary and reasonably foreseeable extraordinary expenses. In the case of qualifying construction cost overruns, $10.0 million in the construction escrow account is available. Up to $10.0 million may be disbursed from the construction escrow account to repay our subordinated indebtedness, as provided in the Intercreditor Agreement.

Dugan Property Improvements Account. $5.0 million of the net proceeds of the old notes offering was deposited into the Dugan Property improvements account and will be used to build an additional access road to the Tribe’s reservation through the Dugan Property and related improvements to the Dugan Property. All such funds will be held in the Dugan Property improvements account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed by U.S. Bank National Association in accordance with the Cash Collateral and Disbursement Agreement. Subject to certain exceptions, U.S. Bank National Association, as the disbursement agent, will disburse funds from the Dugan Property improvements account only upon certification by us that we have adequate funds to complete the road project and upon the satisfaction of the other disbursement conditions set forth in the Cash Collateral and Disbursement Agreement. If there are funds in the Dugan Property improvements account after the road project is completed, such balance may be transferred to the operating account.

Operating Account. We deposit all of our cash and cash equivalents in excess of $5.0 million into the operating account on a daily basis. All such funds are held in the operating account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed in accordance with the terms of the Cash Collateral and Disbursement Agreement. Funds may generally be disbursed by Wells Fargo Bank, N.A. from the operating account for all purposes permitted by the indenture.

Investments; Pledge of Accounts. Each disbursement agent is required to invest any money held by it in the collateral accounts established pursuant to the Cash Collateral and Disbursement Agreement in cash equivalents and such government securities as may be directed in writing by us from time to time. Any income or gain realized as a result of such investment is required to be held as part of the applicable account and reinvested as provided in the Cash Collateral and Disbursement Agreement. All funds, securities and other assets in the collateral accounts established pursuant to the Cash Collateral and Disbursement Agreement are pledged to the trustee for the benefit of the holders of the notes.

Intercreditor Agreement

We currently have outstanding $10.0 million in indebtedness to DCC in the form of an amended and restated subordinated promissory note bearing an interest rate of 9.0% per annum. Pursuant to the Intercreditor Agreement among DCC, U.S. Bank National Association as trustee for the holders of the notes, the Tribe and us, the Subordinated Note, as well as the Credit Enhancement Fees payable pursuant to our Development and Loan Agreement with DCC, is subordinated to our senior debt, including the notes.

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Under the Intercreditor Agreement, DCC agrees that any and all claims pertaining the subordinated note and the credit enhancement fees payable to DCC are subordinate and subject in right of payment to all obligations pertaining to our senior debt, including the notes, until our senior debt has been paid in full. If all or any part of our assets, or the proceeds of our assets, are subject to any distribution, division or application to our creditors, then any payment shall be paid or delivered directly to the trustee for application to senior debt. If any payment, distribution or security is received by DCC with respect to the subordinated note or the Credit Enhancement Fees in violation of the Intercreditor Agreement, DCC must deliver the same to the trustee for the benefit of the note holders of our senior debt, including the notes.

We will pay Credit Enhancement Fees only if we certify to the trustee as to our reasonable belief that we have adequate liquidity to meet our ordinary and reasonably foreseeable extraordinary expenses and will pay current installments of interest under the subordinated note out of the operating account. In addition, we will accrue any such payments during any period in which we are in default on the notes until such time as current interest payments on the notes have been paid in full. All other payments that we make pursuant to our obligations under the subordinated note are subject to the terms of the Cash Collateral and Disbursement Agreement, which provides that so long as no default or event of default has occurred and is continuing, if no funds have been disbursed from the construction escrow account to fund construction cost overruns on or prior to the 45th day following substantial completion of the first parking structure, the disbursement agent will be required to disburse $5.0 million to the holder of the subordinated note for application against the outstanding principal balance. So long as no default or event of default has occurred and is continuing, if any funds remain in the construction escrow account on the 75th day following substantial completion of the expansion project, the disbursement agent will be required to disburse an amount equal to $10.0 million minus the aggregate amount of all prior disbursements made to DCC from the account, or made from the account in respect of cost overruns, to the holder of the subordinated note for application against the outstanding principal balance. In no event will the holder of the subordinated note be entitled to receive any amount in excess of the balance of the subordinated note.

DESCRIPTION OF OTHER INDEBTEDNESS

Our indebtedness consists of the notes and the following additional indebtedness.

Subordinated Promissory Note

We have $10.0 million in indebtedness to DCC for loans pursuant to the Development Agreement evidenced by the subordinated promissory note bearing an interest rate of 9.0% per annum. This debt is subordinated to our senior debt, including the notes. The promissory note will mature on the earlier of September 1, 2007, provided that mandatory prepayments will be required to be made from distributions to the Tribe subject to certain priorities as described under “Description of Material Agreements — Development and Loan Agreement,” or as described under “Description of Material Agreements — Intercreditor Agreement.”

Vehicle Loans

We entered into four vehicle loans with an automobile dealer to finance the purchase of several vehicles at varying interest rates and payment dates and in the aggregate principal amount of $0.08 million. The outstanding balance of the loan as of December 31, 2003 was $0.07 million.

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DESCRIPTION OF THE NEW NOTES

The form and the terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will be issued under an indenture, dated as of November 7, 2003, among us, the Tribe and U.S. Bank National Association, as trustee. This is the same indenture under which the old notes were issued. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The new notes are secured obligations of the Authority. The Collateral Documents referred to under the caption “Security” define the terms of the agreements that will secure the new notes.

The following description is a summary of the material provisions of the indenture and the Registration Rights Agreement. The indenture and the Registration Rights Agreement, and not this description, determine the rights of holders of the notes. We have filed copies of the indenture and the Registration Rights Agreement with the SEC as exhibits to the registration statement of which this prospectus is a part. Definitions of certain terms used in this description are found under “Certain Definitions.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indenture.

Brief Description of the New Notes

The new notes:

•
will be secured by a first priority lien on substantially all of the Authority’s revenues, furniture, equipment, accounts receivable, inventory, deposit and security accounts, and other tangible and intangible personal property;

•	are equal in right of payment to any senior Indebtedness of the Authority; and

•	are senior in right of payment to any subordinated Indebtedness of the Authority.

Subsidiaries

We will not form, acquire or own any Subsidiary.

Principal, Maturity and Interest; Additional Notes

In the exchange offer, we will offer to exchange our 9 3/4% Senior Notes due 2011 which we issued on November 7, 2003 in the aggregate principal amount of $200.0 million for a like amount of new notes. The new notes will be issued in denominations of $1,000 and integral multiples of $1,000. The new notes will mature on November 1, 2011.

Interest on the new notes will accrue at the rate of 9 3/4% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2004. Interest payments will be made to the holders of record on the immediately preceding October 15 and April 15. Interest on the new notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Under the indenture, we may issue additional notes from time to time. Any offering of additional notes will be subject to the covenants described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Certain Covenants — Liens.” The new notes, any old notes not exchanged in the exchange offer and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Methods of Receiving Payments on the Notes

If a holder of $1.0 million or more in principal amount of new notes has given wire transfer instructions to the Authority, the Authority will pay all principal, interest and premium, if any, on that holder’s new notes

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in accordance with those instructions. All other payments on new notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Authority elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Authority may change the Paying Agent or Registrar without prior notice to the holders of the new notes. The Authority may act as Paying Agent or Registrar.

Transfer and Exchange

A holder may transfer or exchange new notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Authority may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Authority is not required to transfer or exchange any note selected for redemption. Also, the Authority is not required to transfer or exchange any new note for a period of 15 days before a selection of new notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Security

Subject to the Liens permitted by the Collateral Documents and the limitations discussed under the caption “Special Provisions Regarding Unlicensed and Non-Exempt Holders” below, the new notes are secured by a first priority lien on substantially all of the Authority’s revenues, furniture, equipment, accounts receivable, inventory, deposit and security accounts and other tangible and intangible personal property.

The Collateral Documents define the terms of the security interests that secure the new notes. These security interests secure the payment and performance when due of all of the Obligations of the Authority under the indenture and the new notes as provided in the Collateral Documents.

If an Event of Default occurs and is continuing, the Trustee may, in addition to any rights and remedies available to it under the indenture and the Collateral Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

So long as no Event of Default shall have occurred and be continuing, and subject to the terms and conditions in the indenture and the Collateral Documents, the Authority will be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by it and to exercise any voting and other consensual rights pertaining to the Collateral pledged by it. Upon the occurrence and continuation of an Event of Default:

•
all rights of the Authority to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Trustee, which, to, the extent permitted by law, will have the sole right to exercise such rights;

•
all rights of the Authority to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Trustee; and

•	the Trustee may sell the Collateral or any part of the Collateral in accordance with the terms of the Collateral Documents.

Under the terms of the indenture and the Collateral Documents, so long as an Event of Default is continuing, the Trustee will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Authority under the indenture and the new notes, the Collateral Documents will terminate and the Collateral will be released.

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In the event that the Authority engages in an Asset Sale with respect to Collateral which is permitted by the indenture and the Collateral Documents, the Trustee shall execute and deliver such documents as requested by the Authority to evidence the release of the Liens of the Collateral Documents executed by the Authority or otherwise affecting the Authority, to the extent necessary to engage in such Asset Sale.

Certain Bankruptcy Limitations

If either the Authority or the Tribe is subject to federal bankruptcy laws, the ability of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Authority prior to the Trustee having repossessed and disposed of the Collateral. Under bankruptcy law, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided, that the secured creditor is given “adequate protection.” The term “adequate protection” is not defined in the federal bankruptcy laws and its meaning may vary according to circumstances. In general, a secured creditor is entitled to “adequate protection” against the loss in the value of the secured creditor’s interest in the collateral during the bankruptcy proceeding. “Adequate protection” may include, if approved by the court, periodic cash payments or the granting of additional security to the extent that the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case results in a decrease in the value of the creditor’s interest in the collateral. The court has broad discretionary powers in all these matters, including, without limitation, with respect to the determination of the valuation of collateral. In addition, because the enforcement of the lien of the Trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders of the new notes may not have any consent rights with respect to the use of those funds by the Authority during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the new notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders of the new notes would be compensated for any delay in payment or loss of value of the Collateral.

Special Provisions Regarding Unlicensed and Non-exempt Holders

The Compact requires that any person who directly or indirectly extends financing to the Tribe’s gaming facility or gaming operation must be licensed as a financial source by the Tribal Gaming Commission and must apply to the CGCC for a finding of suitability. Under the Compact, however, the Tribal Gaming Commission may exclude from such requirements any financing provided by a federally or state regulated lending institution and any investor who, alone or in conjunction with others, holds less than 10% of any outstanding indebtedness evidenced by bonds issued by the tribe. The Tribal Gaming Commission has adopted such exemptions with respect to holders of the new notes.

In addition, with the approval of the Tribal Gaming Commission, Regulation CGCC-2 of the CGCC permits certain entities (“Qualifying Entities”) who are actual or prospective holders of any bonds (debt securities issued pursuant to an indenture by or on behalf of a tribe) to register as a financial source with the CGCC. Such registration (and the automatic renewals of such registration as long as the registrant is licensed by the Tribal Gaming Commission) constitutes a determination of suitability by the CGCC. As a complement to Regulation CGCC-2, the Tribal Gaming Commission has adopted a regulation approving application of Regulation CGCC-2 to the holders of the notes that provides for the automatic Tribal Gaming Commission licensing of each Qualifying Entity who properly submits a license application in a form identical to the application required for registration under Regulation CGCC-2.

Qualifying Entities include each of the following entities who own at least $100.0 million of securities of issuers that are not affiliated with the entities:

•	a federally or state regulated bank, savings association or other federal or state regulated lending institution,

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•
a company that is organized as an insurance company, the primary and predominant business activity of which is the writing of insurance or the reinsuring of risks underwritten by insurance companies, and that is subject to supervision by the Insurance Commissioner of California, or a similar official or agency of another state,

•	an investment company registered under the Investment Company Act of 1940,

•
a retirement plan established and maintained by the United States, an agency or instrumentality thereof, or by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees,

•	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974,

•	a securities dealer registered pursuant to the Securities Exchange Act of 1934, and

•	an entity, all of the equity owners of which, individually, meet the foregoing criteria.

Regulation CGCC-2 further provides that any person can acquire bonds after an initial offering without the need to obtain a license from the Tribal Gaming Commission or to apply to the CGCC for a determination of suitability, regardless of whether a holder owns less than 10% of a tribe’s bonds or is otherwise exempt from licensing. However, the regulation requires the relevant indenture to contain certain restrictions on the enforcement and post-default rights of holders who are not licensed or otherwise exempt from licensing.

Accordingly, the indenture provides that if any new notes are transferred to a holder (or beneficial owner) that is not licensed or otherwise exempted from licensing by the Tribal Gaming Commission in accordance with the Compact, then neither the transferee holder (or beneficial owner) nor any person acting on behalf of that transferee holder (or beneficial owner), including the Trustee, will have any right to enforce any payment obligation relating to the new notes against any revenues, property or rights of the Authority or the Tribe, or any branch, department, agency, instrumentality, division, subsidiary, enterprise, authority or wholly-owned corporation or business of the Tribe, whether through the exercise of voting rights or otherwise, until such time as the transferee holder is licensed or exempted from licensing by the Tribal Gaming Commission in accordance with the Compact. Notwithstanding any other provision of the indenture, the Trustee, the Authority and the Tribe are prohibited from making any payment on the notes as a result of any enforcement action commenced by or on behalf of the Trustee or any holder or after payment of the new notes has been accelerated because of a default under the indenture, except in each case to a holder that is licensed or exempted from licensing by the Tribal Gaming Commission in accordance with the Compact.

Optional Redemption

Subject to the limitations discussed under the caption “Special Provisions Regarding Unlicensed and Non-exempt Holders,” at any time prior to November 1, 2007, the notes may be redeemed in whole or in part at the option of the Authority, upon not less than 30 or more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus the Make Whole Premium and accrued and unpaid interest thereon to the applicable redemption date.

On or after November 1, 2007, the Authority may redeem the new notes in whole or in part upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

Year	Percentage

2007	104.875%
2008	102.438%
2009 and thereafter	100.000%

“Make Whole Premium” means with respect to a note at any redemption date, the greater of

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•	1% of the principal amount of such note or

•
the excess of (A) the present value of (1) the redemption price of such note at November 1, 2007 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such new note through and including November 1, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such new note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to November 1, 2007; provided, however, that if the period from the redemption date to November 1, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Gaming Redemption

Each holder, by accepting a note, shall be deemed to have agreed that if a Gaming Authority determines, and a holder or beneficial owner of the new notes is notified, that:

•
the holder or beneficial owner must obtain a license, qualification or finding of suitability under any applicable gaming law and the holder or beneficial owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the Gaming Authority; or

•
the holder or beneficial owner will not be licensed, qualified or found suitable under an applicable gaming law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

•	the holder or beneficial owner has been found to be unsuitable for licensing then, the Authority, at its option, may:

•
require that the holder or beneficial owner dispose of the holder’s or beneficial owner’s new notes within 30 days, or any earlier date as may be required by the Gaming Authority, of the termination of the 30-day period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability, or the receipt of the notice from the Gaming Authority that the holder or beneficial owner will not be licensed, qualified or found suitable; or

•
subject to the limitations discussed under the caption “Special Provisions Regarding Unlicensed and Non-Exempt Holders,” redeem the holder’s or beneficial owner’s new notes at a price equal to (i) if such determination is made by the Tribal Gaming Commission or any other Gaming Authority of the Tribe, and not by the CGCC, the then-applicable redemption price as set forth under the caption “Optional Redemption” or (ii) in all other cases, the least of (A) 100% of the principal amount thereof, (B) the price at which the holder or beneficial owner acquired the new notes and (C) the fair market value of the new notes, together with, in each case, to the extent permitted by the Compact, accrued and unpaid interest thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by the Gaming Authority.

Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, the holder or beneficial owner will have no further rights to exercise any right conferred by the new

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notes, directly or indirectly, through any Trustee, nominee or any other Person or entity, or to receive any interest or other distribution or payment with respect to the new notes or any remuneration in any form from the Authority for services rendered or otherwise, except the redemption price of the new notes.

The holder or beneficial owner of new notes applying for a license, qualification or a finding of suitability may be required to pay all costs of the licenses or investigation for this qualification or finding of suitability.

The Authority is not required to pay or reimburse any holder or beneficial owner of new notes who is required to apply for any license, qualification or finding of suitability.

Repurchase at the Option of Holders

Change of Control

Subject to the limitations discussed under the caption “Special Provisions Regarding Unlicensed and Non-exempt Holders,” if a Change of Control occurs, each holder of new notes will have the right to require the Authority to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s new notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Authority will offer to purchase the new notes for a payment in cash equal to 101% of the aggregate principal amount of the new notes plus accrued and unpaid interest thereon, to the date of purchase (the “Change of Control Payment”). Within 20 days following any Change of Control, the Authority will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase new notes on the Change of Control Payment Date specified in that notice. That date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Authority will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of that conflict.

On the Change of Control Payment Date, the Authority will, to the extent lawful:

(1)  accept for payment all new notes or portions thereof properly tendered under the Change of Control Offer;

(2)  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all new notes or portions of new notes so tendered; and

(3)  deliver or cause to be delivered to the Trustee the new notes so accepted together with an officers’ certificate stating the aggregate principal amount of new notes or portions of new notes being purchased by the Authority.

The Paying Agent will promptly mail to each holder of new notes so tendered the Change of Control Payment for those new notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the new notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

The Authority will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Authority to make a Change of Control Offer following a Change of Control will apply regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require the Authority to repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

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The Authority will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements outlined in the indenture applicable to a Change of Control Offer made by the Authority and purchases all new notes validly tendered and not withdrawn under that Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Gaming Assets of the Authority. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require the Authority to repurchase new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Authority’s Gaming Assets to another Person or group may be uncertain.

Asset Sales

The Authority will not consummate an Asset Sale unless:

(1)  the Authority receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued, sold or otherwise disposed of;

(2)  the fair market value is evidenced by a resolution of the Authority’s Board of Directors set forth in an officers’ certificate delivered to the Trustee; and

(3)  at least 75% of the consideration therefor received by the Authority is in the form of cash or Cash Equivalents; provided that:

(a)  any liabilities (as shown on the Authority’s most recent balance sheet prepared in accordance with GAAP) of the Authority (other than contingent liabilities and liabilities that are by their terms subordinated to the new notes or any guarantee thereof) that are assumed by the transferee of any of those assets under a customary novation agreement that unconditionally releases the Authority from further liability will be deemed to be cash for purposes of this sentence; and

(b)  any securities, notes or other obligations received by the Authority from the transferee that are promptly, but in any event within 30 days of receipt, converted by the Authority into cash (to the extent of the cash received in that conversion) will be deemed to be cash for purposes of this sentence;

provided, however, that the Authority will not be permitted to make any sale or other disposition of Key Project Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds to:

(1)  make capital expenditures or acquire other property or long-term assets that are used or useful in the Gaming Business or irrevocably agree to use such Net Proceeds for such expenditure or acquisition, provided that such expenditure or acquisition is consummated within 365 days after the date of such irrevocable agreement; or

(2)  reduce permanently Indebtedness that is not Subordinated Indebtedness;

provided, however, that pending the final application of any such Net Proceeds, the Authority will temporarily invest such Net Proceeds only in Cash Equivalents which will be held in an account in which the Trustee shall have a perfected security interest, subject to Permitted Liens, for the benefit of the holders of new notes in accordance with the indenture and the Collateral Documents. Pending the final applications of any such Net Proceeds, the Authority may use such Net Proceeds in any manner that is not prohibited by the indenture, provided such Net Proceeds must be held in an account pledged to secure the new notes.

Any Net Proceeds from Asset Sales that are not reinvested or are not permitted to be reinvested as provided in the preceding paragraph of this covenant will be deemed “Excess Sales Proceeds.” Within ten days following the date that the aggregate amount of Excess Sales Proceeds exceeds $2.5 million, the Authority will, subject to the limitations described under the caption “Special Provisions Regarding

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Unlicensed and Non-Exempt Holders,” make an offer (an “Asset Sale Offer”) to all holders of new notes, and all holders of other Indebtedness that is pari passu with the new notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such other Indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of new notes and such other pari passu Indebtedness that may be purchased out of the Excess Sales Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If the aggregate principal amount of new notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Sales Proceeds, the Trustee will select the new notes and such other pari passu Indebtedness to be purchased on a pro rata basis. If any Excess Sales Proceeds remain after completion of an Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. Upon completion of any such Asset Sale Offer, the amount of Excess Sales Proceeds shall be reset at zero.

Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Authority will comply with such applicable securities laws and such compliance will not be deemed a breach of any provision of the indenture.

Events of Loss

Within 365 days after any Event of Loss with respect to all or any portion of the Project with a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Authority may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Project, with no concurrent obligation to make any offer to purchase of any new notes; provided, that:

(1)  the Authority delivers to the Trustee within 60 days of such Event of Loss a written opinion from a reputable contractor that the Project with at least the Minimum Facilities can be rebuilt, repaired, replaced or constructed, and in a condition to be Operating, within 360 days of the Event of Loss;

(2)  the Authority delivers to the Trustee an officers’ certificate certifying that the Authority has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above; and

(3)  the Net Loss Proceeds are less than $40.0 million.

Any Net Loss Proceeds that are not reinvested or are not permitted to be reinvested as provided above will be deemed “Excess Loss Proceeds.” Within ten days following the date that the aggregate amount of Excess Loss Proceeds exceeds $2.5 million, the Authority will, subject to the limitations discussed under the caption “Special Provisions Regarding Unlicensed and Non-Exempt Holders,” make an offer (an “Event of Loss Offer”) to all holders of new notes, and all holders of other Indebtedness that is pari passu with the new notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such other Indebtedness with the proceeds of events of loss, to purchase the maximum principal amount of the new notes and such other pari passu Indebtedness that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If the aggregate principal amount of new notes and other pari passu Indebtedness tendered into such Excess Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select the new notes and such other pari passu Indebtedness to be purchased on a pro rata basis. If any Excess Loss Proceeds remain after completion of an Event of Loss Offer, the Authority may, subject to applicable conditions, use such Excess Loss Proceeds for any purpose permitted by the indenture and the Collateral Documents. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

Any Event of Loss Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws

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or regulations conflict with the provisions of this covenant, compliance with such laws and regulations shall not in and of itself cause a breach of the Authority’s obligations under this covenant.

Pending the final application of any Net Loss Proceeds, the Authority shall deposit such Net Loss Proceeds into an account in which the Trustee shall have a perfected security interest, subject to Permitted Liens, and may invest such Net Loss Proceeds only in Cash Equivalents; provided that such Cash Equivalents are held in such account. These pledged funds will be released to the Authority to pay for or reimburse the Authority for the actual cost of a permitted use of the Net Loss Proceeds as provided above, or the Event of Loss Offer, in each case pursuant to the terms of the Collateral Documents.

In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to any assets that have a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Authority will be required to receive consideration at least equal to the fair market value, evidenced by a resolution of the Authority’s Board of Directors set forth in an officers’ certificate delivered to the Trustee, of the property or assets subject to the Event of Loss and with respect to any “Event of Loss” of any portion of the Project, at least 75% of which is in the form of Cash Equivalents.

Selection and Notice

If less than all of the new notes are to be redeemed at any time, the Trustee will select new notes for redemption on a pro rata basis, by lot or by any method as the Trustee deems fair and appropriate.

No new notes of $1,000 or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that new note will state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on new notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Authority will not, directly or indirectly:

(1)  declare or pay any dividend or make any other payment or distribution on account of the Authority’s Equity Interests or to the direct or indirect holders of the Authority’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Authority;

(2)  purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Authority held by the Tribe or any Affiliate of the Tribe;

(3)  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the new notes, except a payment of interest or principal at or within 12 months immediately preceding the Stated Maturity thereof,

(4)  make any payment or distribution to or on behalf of the Tribe, or any agency, instrumentality or political subdivision thereof, or make any distribution to or on behalf of the members of the Tribe, other than (i) Permitted Payments and (ii) Service Payments, but in the case of Service Payments only if, at the time of making any such Service Payment, no Default in the payment when due of any principal, interest, premium, if any, on the new notes has occurred and is continuing and no Event of Default has occurred and is continuing, and the Expansion Project has been open and fully operational for 90 consecutive days as more fully described in this prospectus, and the Authority delivers (a) an officer’s certificate to the Trustee to such effect and (b) a certificate of the Independent Construction Consultant to such effect as relates to the Expansion Project only; provided, however, that this clause (4) shall not

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prohibit the distribution in any calendar month of that portion of the Service Payment that such foregoing proviso would have permitted to be distributed in any prior calendar month but that was not so distributed; or

(5)  make any Restricted Investment;

(all payments and other actions set forth in clauses (1) through (5) being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to the Restricted Payment:

(a)  no Default or Event of Default has occurred and is continuing or would occur as a result thereof;

(b)  the Authority would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(c)  the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority after the date of the indenture (excluding Restricted Payments permitted by clauses (1), (2) and (3) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)  50% of the Net Income of the Authority for the period (taken as one accounting period) from October 1, 2003 to the end of its most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if such Net Income for this period is a deficit, less 100% of this deficit); plus

(ii)  100% of the aggregate net cash received by the Authority since the date of the indenture as a contribution to the Authority’s common equity capital or from the issue or sale of Equity Interests of the Authority (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable debt securities of the Authority that have been converted into or exchanged for Equity Interests of the Authority; plus

(iii)  to the extent that any Restricted Investment that was made after the date of the indenture is sold, liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of that Restricted Investment.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)  the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Authority or of any Equity Interests of the Authority in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution or sale of, other Equity Interests of the Authority (other than Disqualified Stock); provided that the amount of the net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c) above;

(2)  the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Authority with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; and

(3)  the redemption or repurchase of any debt or equity securities of the Authority required by, and in accordance with any order of any Gaming Authority; provided, however, that the Authority has used its reasonable best efforts to effect a disposition of such securities to a third party and has been unable to do so.

The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Authority pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be

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valued by this covenant will be determined by a majority of the Authority’s Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Authority’s Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $2.0 million. Not later than the date of making any Restricted Payment, the Authority will deliver to the Trustee an officers’ certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Notwithstanding any of the foregoing, at any time after the Expansion Project has been open and fully operational for 90 consecutive days, if:

(1)  no Default or Event of Default has occurred and is continuing,

(2)  the Authority would, after giving effect to the Restricted Payment, have at least $15.0 million of cash and Cash Equivalents;

(3)  the ratio of the Authority’s outstanding Indebtedness, net of cash and Cash Equivalents, to Cash Flow for the Authority’s most recently ended four fiscal quarters (taken as one accounting period) for which internal financial statements are available would, after giving effect to the Restricted Payment, be no greater than 2.0:1, and

(4)  the ratings of the new notes by each of Moody’s and S&P are equal to or higher than the respective ratings of the new notes by each of such rating agencies on the date of the indenture and, if equal, shall not be accompanied by a negative outlook from such rating agency, then the provisions preceding this sentence in this covenant (the “Suspended Covenant”) will no longer be applicable to the new notes from and after such time; provided, however, that if at any time thereafter any of the criteria set forth in clauses (1) through (3) above in this sentence ceases to be satisfied, the Suspended Covenant shall be automatically reinstated (the “Reinstated Covenant”) and all transactions by the Authority that occurred during the time that such covenant was suspended and that would have violated such covenant had such covenant been in effect at the time shall be deemed not to constitute a Default or an Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenant for all purposes; provided, further, that thereafter all transactions by the Authority occurring on or after the date on which the Suspended Covenant has been reinstated shall be required to be in compliance with the Reinstated Covenant and the amount available for Restricted Payments pursuant to paragraph (c) of the Reinstated Covenant on or after the date on which the Suspended Covenant has been reinstated shall be equal to the greater of (x) the amount that would have been available for Restricted Payments pursuant to such paragraph (c) on such date had the Suspended Covenant never been suspended and after giving effect to all Restricted Payments made through such date and (y) zero. Any reinstatement of the Suspended Covenant as described in the foregoing sentence shall not preclude the subsequent suspension of the Reinstated Covenant and reinstatement of the Suspended Covenant in accordance with the terms of this paragraph.

Incurrence of Indebtedness and Issuance of Disqualified Stock

The Authority will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Authority will not issue any Disqualified Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of this Indebtedness, the Authority may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the period comprising the Authority’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred (or if such Indebtedness is incurred prior to May 15, 2004, the period comprising such lesser number of full fiscal quarters subsequent to April 1, 2003 as for which such financial statements are so available), would have been at least 2.5 to 1 if such Indebtedness is incurred prior to June 30, 2006, and 3.0 to 1 thereafter, in each case determined on a pro-forma basis for such period (including a pro-forma application of the net proceeds therefrom), as if the

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additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such period. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would cause the Authority not to be lawfully conducting gaming operations in compliance with IGRA.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”), so long as at the time of incurrence, no Default or Event of Default has occurred and is continuing or would be caused thereby:

(1)  the incurrence by the Authority of unsecured Indebtedness and FF&E Financing in an aggregate amount not in excess of $20.0 million, provided that

(a)  the principal amount of such FF&E Financing does not exceed the cost (including installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased with the proceeds thereof,

(b)  no Indebtedness incurred under the indenture is used for the purchase or lease of such FF&E and

(c)  the aggregate principal amount of such FF&E Financing, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any FF&E Financing incurred pursuant to this clause, does not exceed $12.5 million outstanding at any time;

(2)  the incurrence by the Authority of Indebtedness represented by the notes to be issued on the date of the indenture and the new notes to be issued pursuant to the Registration Rights Agreement;

(3)  the incurrence by the Authority of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (3), or (7) of this paragraph or otherwise existing as of the date of the indenture;

(4)  the incurrence by the Authority of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is not prohibited by the terms of the indenture to be outstanding;

(5)  the incurrence by the Authority of Indebtedness in connection with letters of credit (including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance), Indebtedness with respect to reimbursement type obligations, regarding workers’ compensation claims, escrow agreements, bankers’ acceptances and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(6)  Indebtedness arising from agreements of the Authority providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Authority (contingent obligations referred to in a footnote to the financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause);

(7)  Indebtedness of the Authority, to the extent the net proceeds thereof are promptly deposited to defease the new notes pursuant to the provisions described below under “Legal Defeasance and Covenant Defeasance;” and

(8)  the incurrence by the Authority of Indebtedness arising under the Collateral Documents.

The Authority will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Authority unless such Indebtedness is also contractually subordinated in right of payment to the new notes on substantially identical terms; provided,

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however, that no Indebtedness of the Authority shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Authority solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (8) above, or is entitled to be incurred under the first paragraph of this covenant, the Authority will be permitted to classify the item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of the item of Indebtedness, in any manner that complies with this covenant.

Liens

The Authority will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any Gaming Assets now owned or hereafter acquired, or any proceeds, income or profits thereon, or assign or convey any right to receive income therefrom, except Permitted Liens.

Transactions with Affiliates

The Authority will not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)  the Affiliate Transaction is on terms that are no less favorable to the Authority than those that would have been obtained in a comparable transaction by the Authority with an unrelated Person;

(2)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, the Authority delivers to the Trustee a resolution of its Board of Directors set forth in an officers’ certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; provided, that if there are no disinterested members of the Board of Directors, such compensation arrangements must be approved unanimously by the members of the Board of Directors; and

(3)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration of $7.5 million or more, the Authority delivers to the Trustee an opinion as to the fairness to the Authority of that Affiliate Transaction from a financial point of view issued by an accounting, consulting, appraisal or investment banking firm of reputable standing.

The following items will not be deemed to be Affiliate Transactions and will not be subject to the provisions of the prior paragraph:

(1)  any employment agreement or arrangement entered into by the Authority in the ordinary course of business of the Authority;

(2)  reasonable compensation paid to, and indemnities provided on behalf of, officers, directors or employees of the Authority;

(3)  transactions with Persons in whom the Authority owns an Equity Interest, so long as the remaining equity holders of such Persons are not Affiliates of the Authority;

(4)  contractual arrangements existing on the date of the indenture, any arrangements disclosed in this prospectus and any renewals, extensions and modifications thereof that are not materially adverse to the holders of the new notes;

(5)  Restricted Payments, Permitted Payments, Service Payments, Permitted Investments and other payments and distributions to the extent permitted by the provisions of the indenture described above under “Restricted Payments;” and

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(6)  reasonable bid preferences to Tribal members and their businesses in accordance with Tribal policy.

Liquidation or Dissolution

The Authority shall not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Authority shall not consolidate or merge with or into any other Person.

Business Activities

The Authority will not engage, directly or indirectly, in any business other than the Gaming Business. The Authority is not permitted by the indenture to conduct a Gaming Business in any gaming jurisdiction in which the Authority is not operating on the date of the indenture if the holders of the new notes would be required to be licensed as a result thereof, provided that the provisions described in this sentence will not prohibit the Authority from conducting a Gaming Business in any jurisdiction that does not require the licensing or qualification of all of the holders of the new notes, but reserves the discretionary right to require the licensing or qualification of any holder of new notes.

Completion of Expansion Projects

The Authority will use its commercially reasonable best efforts to cause construction of the Expansion Project to be prosecuted with diligence and continuity in a good and workmanlike manner materially in accordance with the plans relating to the Expansion Project as more fully described in this prospectus.

Covenants of the Tribe

(A)  The Tribe shall not do, and shall not permit any of its representatives, political subunits or councils, agencies, instrumentalities or enterprises, directly or indirectly, except as required by federal or state law or the Compact to do, any of the following:

(1)  increase or impose any tax or other payment obligation on the Authority or on any patrons of, or any activity at, the Project other than:

(a)  payments which are due under any agreement in effect on the date of the indenture or payments which are not materially adverse to the economic interests of holders of the new notes;

(b)  payments which the Authority has agreed to reimburse each holder of new notes for the economic effect thereof, if any;

(c)  Service Payments, Permitted Payments or payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe; or

(d)  pursuant to the Tribal Tax Code;

(2)  amend or repeal the Tribal Gaming Ordinance, Authority Ordinance, UCC Provisions, Arbitration Provisions or the Financial Source Regulation in effect on the date of the indenture (unless any such amendment is a legitimate effort to ensure that the Authority and the Project conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Project);

(3)  deny access by the Authority or patrons of the Gaming Business to Key Project Assets or otherwise restrict or eliminate the right of the Authority to conduct gaming operations at the Project in a manner that would materially and adversely affect the Gaming Business;

(4)  take any other action, enter into any agreement, amend its constitution or amend or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of holders of the new notes, including, without limitation, taking any action to engage in the Gaming Business in California other than through the Authority;

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(5)  waive its sovereign immunity in any manner that would create recourse to the assets of the Authority (including any cash thereof), other than with respect to the Construction Contracts except that the Tribe may do so to the extent it is acting for the account and benefit of the Authority and so long as such action of the Tribe would not be prohibited by the indenture if undertaken directly by the Authority and such action has been approved by the Authority Board;

(6)  enact any statute, law, ordinance or rule that would have a material adverse effect on the rights of the Trustee or the holders of the notes under the indenture or the new notes;

(7)  except with the consent of a majority of holders of the notes, directly or indirectly impose, tax or otherwise make a charge on the new notes, the indenture or any payments or deposits to be made thereunder;

(8)  permit or incur any consensual liability of the Tribe (or of any other instrumentality, Authority or subunit of the Tribe) that is a legal obligation of the Authority, for which the assets of the Authority may be bound or for which there may be recourse to the assets of the Authority, other than a liability that the Authority is permitted or not prohibited from incurring on its own behalf under the indenture;

(9)  pursuant to or within the meaning of bankruptcy law, appoint or consent to the appointment of a custodian of the Authority for all or substantially all of the assets of the Authority;

(10)  enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the holders of the notes provided for in the indenture or the new notes;

(11)  exercise any power of eminent domain over the assets of the Authority (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the holders of the new notes); or

(12)  fail to comply in good faith with the Compact, or fail to comply with IGRA or any other applicable and binding law, regulation, order or decree in a manner that would be reasonably likely to result in a material adverse effect on the ability of the Tribe or the Authority to conduct the Gaming Business or perform its obligations under the indenture, the new notes or the Collateral Documents;

provided however, that this covenant shall not preclude the Authority from taking any action not otherwise prohibited by the indenture.

(B)  The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Authority, or the Project, the holders of the new notes will be entitled to receive payment in full in respect to all principal, premium, interest and other amounts owing in respect of the new notes before any payment or any distribution to the Tribe.

(C)  In the event that the Tribe receives any payment from the Authority at a time when such payment is prohibited by the terms of the indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Authority, to the Authority.

(D)  The Tribe agrees that the Authority shall have sole and exclusive jurisdiction to operate the Project in accordance with the Authority Ordinance.

(E)  The Tribe consents, agrees and acknowledges the creation of the Liens securing the Obligations created under the new notes, the indenture or the Collateral Documents.

(F)  Any action taken by the Tribe to comply with federal or state law that would otherwise violate this covenant shall be taken only after 30 days prior written notice to the Trustee, to the extent such notice is possible under the federal or state law or the Compact, accompanied by an officers’ certificate and opinion of counsel that such action is required by federal or state law or the Compact.

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Gaming Licenses

The Authority will use its reasonable efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Project, provided that, if in the course of the exercise of its governmental or regulatory functions the Tribe is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Project as a result of any noncompliance with the law, the Authority will use its best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Project will be opened and fully operating.

The Authority shall file with the Trustee any Notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines, from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any written notice issued by, or cause of action commenced by, the State of California under Section 9 of the Compact, or any successor provision.

Maintenance of Insurance

The Authority will maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

(1)  workers’ compensation insurance to the extent required to comply with all applicable state, territorial or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

(2)  comprehensive general liability insurance with minimum limits of $1.0 million;

(3)  umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $14.0 million;

(4)  business interruption insurance; provided that such business interruption insurance will have a minimum limit of at least $36.5 million; and

(5)  property insurance protecting the property against losses or damages as is customarily covered by an “all-risk” policy or a property policy covering “special” causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than 100.0% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and with a deductible no greater than 2% of the insured value of the Project or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 5% of such replacement value).

All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to the Authority, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

Payments for Consent

The Authority will not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the new notes unless that consideration is offered to be paid and is paid to all holders of the new notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to that consent, waiver or agreement, as applicable.

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Reports

Whether or not required by the Commission, so long as any new notes are outstanding, the Authority will have its annual financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the holders of new notes, within the time periods specified in the Commission’s rules and regulations for such filings:

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Authority was required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Authority’s certified independent accountants; and

(2)  all current reports that would be required to be filed with the Commission on Form 8-K if the Authority was required to file such reports.

In addition, following the completion of the Exchange Offer, whether or nor required by the Commission, the Authority will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such filing) and make such information available to prospective investors upon request if not obtainable from the Commission. In addition, the Authority has agreed that, for so long as any old new notes remain outstanding, it will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act if not obtainable from the Commission.

The Authority will file with the Trustee and provide to holders of new notes, within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514 and with any Gaming Authority pursuant to the Compact.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)  default for 30 days in the payment when due of interest on the new notes;

(2)  default in payment when due of the principal of, or premium, if any, on the new notes;

(3)  failure by the Authority to comply with the provisions described under “Repurchase at the Option of Holders — Change of Control,” “Repurchase at the Option of Holders — Asset Sales,” or “Certain Covenants — Liquidation or Dissolution;”

(4)  failure by the Authority for 30 days after notice by the Trustee or the holders of 25% or more in aggregate principal amount of the new notes to comply with the provisions described under “Certain Covenants — Restricted Payments;”

(5)  failure by the Authority for 45 days after notice by the Trustee or the holders of 25% or more in aggregate principal amount of the new notes to comply with any of the other agreements in the indenture or the new notes (other than a default set forth in clause (1), (2), (3) or (4) above);

(6)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority (or the payment of which is guaranteed by the Authority), whether the Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)  results in the acceleration of that Indebtedness prior to its express maturity;

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and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

(7)  failure by the Authority to pay final non-appealable judgments to the extent that the amount of such judgments not covered by insurance underwritten by third parties or not adequately reserved for in accordance with GAAP aggregates in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)  failure by the Tribe to pay final non-appealable judgments to the extent that (a) such judgments provide for, create or allow recourse against the assets of the Authority or to any revenues thereof and (b) the amount of such judgments not covered by insurance underwritten by third parties or not adequately reserved for in accordance with GAAP aggregates in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(9)  failure by the Tribal Gaming Commission to at all times provide a complete exclusion from the licensing requirements of Section 6.4.6 of the Compact for (1) all federally-regulated or state-regulated banks, savings and loans or other federally- or state-regulated lending institutions, (2) any agency or federal, state or local government or (3) any investor, who, alone or in connection with another, holds less than 10% of any outstanding indebtedness evidenced by bonds issued by the Tribe or the Authority for ten days after notice by the Trustee or the holders of 25% or more in aggregate principal amount of the new notes of failure to so provide;

(10)  cessation of any material portion of gaming operations for a period of more than 90 consecutive days at the Project (other than as a result of a casualty loss);

(11)  failure by the Tribe to comply with the provision described under “Covenants of the Tribe” for 45 days after notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the new notes to comply;

(12)  certain events of bankruptcy or insolvency with respect to the Authority;

(13)  failure by the Tribe to be a sovereign Indian tribe recognized by the United States of America pursuant to 25 U.S.C. § 476, et seq.;

(14)  any of the Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Authority shall so assert, or any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(15)  any material representation or warranty made by the Authority in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Authority at any time under or in connection with any such Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Authority, all outstanding new notes will become due and payable immediately and automatically without further action or notice, subject to the limitations discussed under the caption “Special Provisions Regarding Unlicensed and Non-Exempt Holders.” If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding new notes may declare all the new notes to be due and payable immediately.

Following an Event of Default (other than an Event of Default described in clause (12) of the definition of Event of Default), and only until the holders of at least 25% in principal amount of the then outstanding new notes direct the Trustee to cease the disbursement of funds in the Revenue Account to pay Operating Expenses, the Trustee will not prohibit funds in the Revenue Account to be disbursed to the Authority for the payment of Operating Expenses if the Authority delivers to the Trustee a certificate executed by at least two officers of the Authority that states that such funds will be used to pay Operating Expenses and identifies the payees of such funds and the basis for such payments.

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Holders of the new notes may not enforce the indenture or the new notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding new notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the new notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the new notes then outstanding by notice to the Trustee may, on behalf of the holders of all of the new notes, waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the new notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by the Authority or on its behalf with the intention of avoiding payment of the premium that the Authority would have had to pay if it then had elected to redeem the new notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the new notes.

The Authority is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Authority is required to deliver to the Trustee a statement specifying the Default or Event of Default.

No Personal Liability of the Tribe or Certain Individuals

Neither the Tribe nor any tribal member, council member, official, agent, director, officer, employee, incorporator or stockholder of the Authority or the Tribe or holder of an Ownership Interest of the Authority will, as such, have any liability for any of the Authority’s obligations under the new notes, the indenture, or for any claim based on, in respect of, or by reason of, these obligations or their creation. Each holder of new notes by accepting a new note waives and releases these individuals from this liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws. Other than as specifically set forth in the indenture, nothing contained herein shall constitute a waiver of the sovereign immunity of either the Authority or the Tribe.

Legal Defeasance and Covenant Defeasance

The Authority may, at its option and at any time, elect to have its obligations with respect to the outstanding new notes discharged (“Legal Defeasance”). This means the Authority shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding new notes, except for:

(1)  the rights of holders of outstanding new notes to receive payments in respect of the principal of, or interest or premium on, these new notes when such payments are due from the trust referred to below;

(2)  the Authority’s obligations with respect to the new notes concerning issuing temporary new notes, registration of new notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments and money for security payments held in trust;

(3)  the rights, powers, trusts, duties and immunities of the Trustee, and the Authority’s obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the indenture.

In addition, the Authority may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the new notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

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(1)  the Authority must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the new notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding new notes on the stated maturity or on the applicable redemption date, as the case may be, and the Authority must specify whether the new notes are being defeased to maturity or to a particular redemption date;

(2)  in the case of Legal Defeasance, the Authority shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that

(a)  the Authority has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)  since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon, such opinion of counsel will confirm that, the holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, the Authority shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default shall have occurred and be continuing on the date of deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)  the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Authority is a party or by which the Authority is bound;

(6)  the Authority must deliver to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders of new notes over other creditors of the Authority or with the intent of defeating, hindering, delaying or defrauding creditors of the Authority or others; and

(7)  the Authority must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the new notes and the Collateral Documents may be amended or supplemented with the consent of the holders of at least a majority (or, in the case of the Collateral Documents, 66 2/3%) in principal amount of the new notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes), and any existing default or compliance with any provision of the indenture, the new notes or the Collateral Documents may be waived with the consent of the holders of a majority (or, in the case of the Collateral Documents, 66 2/3%) in principal amount of the then outstanding new notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any new notes held by a non-consenting holder):

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(1)  reduce the principal amount of new notes whose holders must consent to an amendment, supplement or waiver;

(2)  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the new notes (other than provisions relating to the covenants described under “Repurchase at the Option of Holders”);

(3)  reduce the rate of or change the time for payment of interest on any new note;

(4)  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the new notes and a waiver of the payment default that resulted from such acceleration);

(5)  make any new note payable in money other than that stated in the new notes;

(6)  make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Default or the rights of holders of new notes to receive payments of principal of, or interest or premium, if any, on the new notes;

(7)  waive a redemption payment with respect to any new note (other than relating to the covenants described under “Repurchase at the Option of Holders”);

(8)  release all or substantially all of the Collateral from the Lien of the indenture and the Collateral Documents (except in accordance with the provisions thereof); or

(9)  make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of new notes, the Authority and the Trustee may amend or supplement the indenture, the new notes or the Collateral Documents:

(1)  to cure any ambiguity, defect or inconsistency;

(2)  to provide for uncertificated new notes in addition to or in place of certificated new notes;

(3)  to provide for the assumption of the Authority’s obligations to holders of new notes in the case of a merger or consolidation or sale of all or substantially all of the Authority’s assets;

(4)  to make any change that would provide any additional rights or benefits to the holders of new notes or that does not adversely affect the legal rights under the indenture of any holder; or

(5)  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all new notes issued thereunder, when:

(1)  either:

(a)  all new notes that have been authenticated (except lost, stolen or destroyed new notes that have been replaced or paid and new notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)  all new notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Authority has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the new notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

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(2)  no Default or Event of Default has occurred and is continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Authority is a party or by which it is bound;

(3)  the Authority has paid or caused to be paid all sums payable by it under the indenture; and

(4)  the Authority has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the new notes at maturity or the redemption date, as the case may be.

In addition, the Authority must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Authority, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as described in the Trust Indenture Act of 1939, as amended, it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of new notes, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with the request or direction.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Tribe, the Authority and the Trustee agree that the transactions under the indenture, including the execution of the indenture, the lending of money and the issuance of the notes, occurred outside the Tribe’s reservation, in the State of New York.

Irrevocable Waiver of Sovereign Immunity

Each of the Authority and the Tribe has unconditionally and irrevocably waived its sovereign immunity, and the sovereign immunity of each subdivision, agency, department, board, committee, commission, instrumentality or entity wholly-owned or wholly-controlled, directly or indirectly, by the Tribe from any suit, action, proceeding or legal process of any nature, and any and all defenses based thereon, with respect to any claim, demand, dispute, action or cause of action related or incidental to the indenture, the notes or the Collateral Documents, including the offer or sale of the notes, whether now existing or hereafter arising and whether sounding in tort, contract or otherwise (collectively “Permitted Claims”).

Such waiver will extend:

•
to permit the interpretation, enforcement and the seeking of legal or equitable relief and remedies (whether through an award or granting of specific performance, injunction, mandamus, damages or otherwise) through judicial proceedings and other legal process as hereinafter provided, and

•
to permit judicial actions in any of the Applicable Courts (as defined below) to compel, enter judgment upon, enforce, modify or vacate any award or interim injunctive relief related to such arbitration;

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provided however, such waiver shall be subject to the following limitations:

•
no person may seek enforcement or recover any damages as a result of such waiver against any property or rights of the Authority or the Tribe, except as against Gaming Assets and Gaming Assets distributed to the Tribe in contravention of the indenture;

•
no person will be entitled to enforce such waiver except the Trustee, holders, and other persons who are expressly permitted to benefit from the indenture, together with the respective successors and assigns of such persons (each, a “Permitted Party”);

•	no person shall be entitled to assert a claim because of such waiver except a Permitted Claim;

•	Claims permitted by such waiver may be brought only in the Applicable Courts or in arbitration proceedings as described below; and

•	all Permitted Claims shall be interpreted and subject to the law governing the indenture and the new notes.

Additional Waivers

Each of the Authority and the Tribe has unconditionally and irrevocably waived the jurisdiction and right of any tribal court or forum, now or hereafter existing or created, to hear or resolve any Permitted Claim. Each of the Authority and the Tribe has unconditionally and irrevocably waived the application of any rule or doctrine relating to the exhaustion of tribal remedies, abstention or comity that might otherwise require or permit a Permitted Claim to be heard or resolved (either initially or finally) in a tribal court or other tribal forum.

Designation of Applicable Courts and Jurisdiction

Each of the Authority and Tribe has irrevocably consented to arbitration as described below and for the resolution and enforcement of Permitted Claims and actions permitted by the waivers described above, to the following courts (the “Applicable Courts”):

•	the United States District Court for the Southern District of New York and all courts to which any appeal therefrom may be available;

•	any court of the State of New York and all courts to which any appeal therefrom may be available; and

•	any court or other forum of the Tribe (to the extent that a Permitted Party has commenced or consented to an action in such court or forum).

Arbitration

At the election of the Trustee, any Permitted Claims must be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the “AAA”), as modified by the indenture. An arbitration proceeding may be commenced only by the Trustee or, to the extent remedies may be enforced directly by a holder of new notes, by the holder upon the filing with the AAA of a Statement of Claim (within the meaning of the AAA rules) and serving a copy thereof on the Authority and the Tribe. A single arbitrator shall hear the Permitted Claim, and shall be selected in accordance with the rules of the AAA. No person shall be eligible to serve as an arbitrator if the person is related to, affiliated with or has represented in a legal capacity any party to the arbitration proceeding or any party to the indenture. The arbitrator shall be an attorney admitted to practice and in good standing before the highest court of a state, who is experienced in advising clients in connection with commercial borrowings or the issuance of debt securities. Any party shall be permitted to engage in any discovery permitted under the rules of the AAA. However, all discovery shall be completed within 90 days following the initial filing of the Statement of Claim.

The hearing on the arbitration must be held in the City of Los Angeles, California, and commence and be completed no more than 30 days after the close of discovery, and the arbitrator shall render an award in

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writing within 30 days of the completion of the hearing, which shall contain findings of facts and conclusions of law. Any arbitrator appointed hereunder may award interim injunctive relief before the final arbitration award. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator.

Additional Information

Any offeree who receives this prospectus may obtain a copy of the indenture, the Registration Rights Agreement and the Collateral Documents without charge by writing to the Chief Financial Officer of the Authority at 3250 Highway 128, Geyserville, California 95441.

Book-Entry, Delivery and Form

Except as set forth below, new notes will be issued pursuant to the exchange offer in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The new notes initially will be represented by one or more new notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Authority takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Authority that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the “Participants”) and facilitates the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has advised the Authority that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

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•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants in DTC’s system may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to these Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of these interests, may be affected by the lack of a physical certificate evidencing these interests.

Except as described below, owners of interests in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Authority and the Trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Authority, the Trustee nor any of the Authority’s or the Trustee’s agents has or will have any responsibility or liability for:

•
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Authority that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on the payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Authority. Neither the Authority nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the new notes, and the Authority and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Authority that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which the Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for legended new notes in certificated form, and to distribute these new notes to its Participants.

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Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform those procedures, and may discontinue those procedures at any time. Neither the Authority nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive new notes in registered certificated form (“Certificated Notes”) if:

•
DTC notifies the Authority that it is unwilling or unable to continue as depositary for the Global Notes and the Authority fails to appoint a successor depositary or has ceased to be a clearing agency registered under the Exchange Act;

•	the Authority, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

•	there has occurred and is continuing a Default or Event of Default with respect to the new notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Authority will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Authority will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the new notes will, therefore, be required by DTC to be settled in immediately available funds. The Authority expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. The Registration Rights Agreement, and not this description, determines the registration rights of holders of these new notes. See “Additional Information.”

When we sold the old notes on November 7, 2003, we entered into a registration rights agreement with the initial purchaser of the old notes (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Authority agreed, at its cost, to file a registration statement with the Commission (the “Exchange Offer Registration Statement”) on the appropriate form under the Securities Act with respect to the registered offer to exchange (the “Exchange Offer”) the old notes for new notes of the Authority, which will have terms substantially identical in all material respects to the old notes (except that such notes will not contain terms with respect to transfer restrictions imposed by federal and state securities laws, and will not contain terms with respect to additional interest) (the “Exchange Notes”). Upon the effectiveness of the Exchange Offer Registration Statement, the Authority will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

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If:

(1)  the Authority is not

(a)  required to file the Exchange Offer Registration Statement; or

(b)  permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy;

or

(2)  any holder of Transfer Restricted Securities notifies the Authority prior to the 20th day following consummation of the Exchange Offer that:

(a)  it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b)  it may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)  it is a broker-dealer and owns old notes acquired directly from the Authority or one of its affiliates,

the Authority will, at its cost, file with the Commission a registration statement (the “Shelf Registration Statement”) to cover resales of the old notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The Authority will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission, but in any event the Authority will not be required to do so prior to the expiration of 300 days from the issuance of the old notes.

For purposes of the preceding, “Transfer Restricted Securities” means each old note until:

(1)  the date on which such old note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2)  following the exchange by a broker-dealer in the Exchange Offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)  the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act.

The Registration Rights Agreement will provide that:

(1)  the Authority will file an Exchange Offer Registration Statement on or prior to the expiration of 180 days from the closing of the offering of the old notes;

(2)  the Authority will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to the expiration of 300 days from the closing of the offering of the old notes;

(3)  unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Authority will

(a)  commence the Exchange Offer; and

(b)  use its best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was

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declared effective by the Commission, new notes in exchange for all old notes tendered prior thereto in the Exchange Offer; and

(4)  if obligated to file the Shelf Registration Statement, the Authority will use its best efforts to file the Shelf Registration Statement with the Commission as promptly as practicable after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

If:

(1)  the Authority fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2)  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3)  the Authority fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Authority will pay additional interest to each holder of old notes immediately following the occurrence of the first Registration Default. During the first 90-day period that a Registration Default occurs, the Authority will pay additional interest equal to 0.25% per annum. At the beginning of the second 90-day period that a Registration Default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all Registration Defaults have been cured. However, in no event will the cumulative rate of additional interest exceed 0.50% per annum. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the old notes in the same manner as interest payments on the old notes, with payments being made on the interest payment dates for the old notes.

Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of old notes will be required to make certain representations to the Authority (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their old notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Authority against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of old notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Authority.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all these terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)  Indebtedness of any other Person existing at the time that other Person is merged with or into, became a Subsidiary of, or substantially all of its business and assets were acquired by, that specified Person, whether or not the Indebtedness is incurred in connection with, or in contemplation of, the other Person merging with or into, becoming a Subsidiary of, or substantially all of its business and assets being acquired by, that specified Person; and

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(2)  Indebtedness secured by a Lien encumbering any asset acquired by that specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person or any Person who is a council member, director or officer of such Person, of any Subsidiary of such Person or any Person described above; provided that every member of the Tribe shall be deemed an Affiliate of the Authority and the Tribe solely by virtue of such Person’s membership in the Tribe. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the Gaming Assets of the Authority will be governed by the provisions of the indenture described under “Repurchase at the Option of Holders — Change of Control” and not by the provisions of the indenture described under “Repurchase at the Option of Holders — Asset Sales.” Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

(1)  any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to the Authority of less than $1.0 million;

(2)  the sale or lease of inventory, receivables or other assets in the ordinary course of business;

(3)  dispositions of Gaming Equipment in the ordinary course of business pursuant to an established program for the maintenance and upgrading of this equipment;

(4)  a Restricted Payment or Permitted Investment that is permitted by the covenant described under “Certain Covenants — Restricted Payments;”

(5)  sales, transfers or other dispositions of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Authority;

(6)  any exchange of assets by the Authority in exchange for assets with a fair market value at least equal to the fair market value of the assets disposed of and which are to be used or are useful in any Gaming Business;

(7)  the sale or other disposition of cash or Cash Equivalents;

(8)  any operating lease or sublease;

(9)  any Event of Loss;

(10)  the creation of a Permitted Lien; and

(11)  the conveyance of real property to the United States to be held in trust for the Tribe.

“Authority” means the River Rock Entertainment Authority, an unincorporated instrumentality wholly owned by the Tribe, created by Authority Ordinance.

“Authority Ordinance” means the Ordinance adopted by the Tribal Council of the Tribe creating the Authority.

“BIA” means the Bureau of Indian Affairs.

“Board of Directors” means:

(1)  with respect to a corporation, the board of directors of the corporation;

(2)  with respect to a partnership, the managing partner or partners of the partnership and, if a managing partner is a corporation, the board of directors of such corporation;

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(3)  with respect to the Authority, its board of directors;

(4)  with respect to the Tribe, its board of directors; and

(5)  with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)  in the case of a corporation, corporate stock;

(2)  in the case of an association or business entity (including an unincorporated organization), any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or equity;

(3)  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral and Disbursement Agreement” means the Cash Collateral and Disbursement Agreement, dated as of the date of the indenture, by and among U.S. Bank National Association, as Disbursement Agent, Wells Fargo Bank, N.A., as Disbursement Agent, the Trustee, the Independent Construction Consultant, the Authority and the Tribe.

“Cash Equivalents” means, in each case including, without limitation, all amounts held in the Collateral Accounts:

(1)  United States dollars;

(2)  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank chartered or organized in the United States and having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)  commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(6)  a money market fund at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition, if such fund has assets of not less than $500.0 million.

“Cash Flow” means, with respect to any specified Person for any period, the Net Income of that Person for that period; plus:

(1)  an amount equal to any extraordinary loss plus the amount of any net loss realized by that Person in connection with an Asset Sale, to the extent those losses were deducted in computing Net Income; plus

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(2)  Interest Expense of that Person for the relevant period, whether paid or accrued, to the extent that this expense was deducted in computing Net Income; plus

(3)  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and, without duplication, other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that Person for the relevant period to the extent that depreciation, amortization and other non-cash expenses were deducted in computing Net Income; plus

(4)  any pre-opening expenses incurred in connection with the Project to the extent that such pre-opening expenses were deducted in computing Net Income; minus

(5)  without duplication, non-cash items increasing Net Income for the relevant period, other than the accrual of revenue in the ordinary course of business; plus

(6)  to the extent not included in computing such Net Income, any revenues received or accrued by the Authority from any Person (other than the Authority) in respect of any Investment for such period.

“CGCC” means the California Gambling Control Commission.

“Change of Control” means the occurrence of any of the following:

(1)  the Authority ceases to be a wholly-controlled unit, instrumentality, Authority or subdivision of the government of the Tribe;

(2)  the Authority ceases to have the exclusive legal right to operate the Project in accordance with the Authority Ordinance;

(3)  the Authority sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of the Gaming Assets to, or consolidates or merges with or into, any other Person; or

(4)  the adoption of a plan relating to the liquidation or dissolution of the Authority.

“Collateral” means all “collateral” referred to in the Collateral Documents.

“Collateral Accounts” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Intercreditor Agreement, the Cash Collateral and Disbursement Agreement, the Control Agreement, all UCC filings related to the security interests granted by any of the foregoing documents and any other document or instrument providing for a lien on or security interest in any real or personal tangible or intangible property as security for any or all of the obligations of the Authority and the Tribe under the indenture and the notes or any of the foregoing documents.

“Compact” means the Tribal-State Compact between the Tribe and the State of California pursuant to IGRA, concerning which approval by the Secretary of Interior was published in the Federal Register on May 2000, as the same may from time to time be amended, or such other compact between such parties as may be substituted therefor.

“Control Agreement” means any Control Agreement, dated as of the date of the indenture, by and among the Tribe, the Authority, the Trustee and the respective clearing bank.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the

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Authority to repurchase that Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of that Capital Stock provide that the Authority may not repurchase or redeem any of that Capital Stock unless the repurchase or redemption complies with the covenant described above under the caption “Certain Covenants — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

“Expansion Project” means the three parking structures and infrastructure improvements, in substantially the form more fully described in this prospectus.

“FF&E” means furniture, fixture and equipment, including Gaming Equipment, used in connection with any Gaming Business.

“FF&E Financing” means the incurrence of Indebtedness, the proceeds of which will be used to finance the acquisition by the Authority of FF&E used in connection with the Project whether or not secured by a Lien on such FF&E provided that such Indebtedness does not exceed the fair market value of such FF&E at the time of its acquisition.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Cash Flow of that Person for that period to the Fixed Charges of that Person for that period. In the event that the specified Person incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)  acquisitions that have been made by the specified Person, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Cash Flow for that reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2)  the Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to those Fixed Charges will not be obligations of the specified Person following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the Interest Expense of that Person for that period, whether paid or accrued.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the GASB or FASB, as applicable, or in other statements by other entities that have been approved by a significant segment of the accounting profession, which are in effect from time to time.

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“Gaming Assets” means any and all real, mixed and personal property of the Authority, and all tangible and intangible personal property of the Tribe and all Affiliates of the Tribe that is (a) associated with, or reasonably related and beneficial to, the Gaming Business of the Authority or (b) reflected on the balance sheet of the Gaming Business as an instrumentality of the Tribe as of December 31, 2002 or any subsequent balance sheet of the Gaming Business or the Authority. Gaming Assets in any event includes without limitation (i) the Project, (ii) all tangible and intangible property of the Authority associated with, or reasonably related and beneficial to, the Gaming Business of the Authority, including without limitation all gaming, entertainment, restaurant and related equipment, all intellectual property associated with the Gaming Business of the Authority, the books and records thereof and all office equipment and receptacles associated therewith, and (iii) all revenues of the Authority derived from the Gaming Business of the Authority, exclusive of revenues of the Authority distributed to the Tribe or its members as permitted by the indenture, provided that Gaming Assets shall not include property that is not used in a trade, business, or other commercial undertaking, so long as such property was not financed in whole or in part by proceeds of the notes or proceeds of property so financed, and the use of such property is not material to the financial condition of the Gaming Business.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, the Tribe, any state, province or any city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority, including the Tribal Gaming Commission and any division of the Tribe having such authority.

“Gaming Business” means the Class II and Class III Gaming (as such terms are defined in IGRA) business and any activity or business incidental, related, complementary or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including without limitation any hotel, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming business operated by the Authority.

“Gaming Equipment” means a “gaming device” as defined in the Compact.

“Gaming License” means every license, permit, franchise or other authorization from any Gaming Authority required on the date of the indenture or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Tribe or the Authority, including all licenses granted under the Tribal Gaming Ordinance, and the regulation promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of that Person under:

(1)  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)  other agreements or arrangements designed to protect that Person against fluctuations in interest rates.

“IGRA” means the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. § 2701 et seq., as the same may from time to time be amended.

“Indebtedness” means, with respect to any specified Person and without duplication, any liability of that Person, whether or not contingent:

(1)  for borrowed money;

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(2)  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)  in respect of banker’s acceptances;

(4)  representing Capital Lease Obligations;

(5)  representing the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable;

(6)  representing any Hedging Obligations; and

(7)  to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and the amount of that Person’s obligation to the redemption, repayment or other repurchase of Disqualified Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term Indebtedness includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Construction Consultant” means Merritt & Harris, Inc., or any permitted replacement independent construction consultant.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date of the indenture, by and among the Tribe, the Authority, Dry Creek Casino, LLC and the Trustee.

“Interest Expense” means, with respect to any Person for any period:

(1)  the aggregate amount of interest that, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person including, but not limited to:

(a)  imputed interest included in Capital Lease Obligations,

(b)  all net commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(c)  the net effect of all payments made or received pursuant to Hedging Obligations,

(d)  amortization of other financing fees and expenses,

(e)  the interest portion of any deferred payment obligation,

(f)  amortization of discount or premium, if any, and

(g)  all other non-cash interest expense (other than one-time write-offs of debt issuance costs),

plus, without duplication;

(2)  all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Stock (other than dividends paid or payable in shares of Capital Stock of the Authority), less the amortization of deferred financing costs associated therewith.

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“Investments” means, with respect to any Person, all direct or indirect investments by that Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

The acquisition by the Authority of a Person that holds an Investment in any third Person will be deemed to be an Investment by the Authority in that third Person in an amount equal to the fair market value of the Investment held by the acquired Person in that third Person in an amount determined as provided in the final paragraph of the covenant described under “Certain Covenants — Restricted Payments.”

“Key Project Assets” means:

(1)  any real property or interest in real property comprising the Project held in trust for the Tribe by the United States,

(2)  any improvement to the real property comprising the Project (but excluding any real property improvements determined by the Authority to be no longer useful to the operation of the Project), and

(3)  any business records of the Authority or the Tribe relating to the operation of the Project.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Minimum Facilities” means a casino that has in operation at least 1,500 slot machines 13 table games, restaurants with seating for at least 225 people and parking for at least 1,400 vehicles when operated by valet.

“Moody’s” means Moody’s Investors Service and any successor thereof.

“Net Income” means, with respect to any specified Person for any period,

(i)  the net income (loss) of that Person before distributions to Tribe for that period, determined in accordance with GAAP, excluding, however,

(1)  any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by that Person or the extinguishment of any Indebtedness of that Person;

(2)  any extraordinary gain (but not loss), together with any related provision for taxes on that extraordinary gain (but not loss); and

(3)  the non-cash effect on net income for that period of any change in the fair value of a Hedging Obligation of the Authority; and

(4)  the cumulative effect of a change in accounting principles; less

(ii)  to the extent included in determining the net income (loss) of that Person for that period, in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Authority in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation award or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss.

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“Net Proceeds” means the aggregate cash proceeds received by the Authority in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, any relocation expenses incurred as a result of the Asset Sale and any taxes paid or payable by the Authority as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

“NIGC” means the National Indian Gaming Commission.

“Non-Recourse Debt” means Indebtedness

(1)  as to which the Authority (a) does not provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is not directly or indirectly liable (as a guarantor or otherwise);

(2)  no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Authority to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)  as to which such Indebtedness specifies that the lenders thereunder will not have any recourse to the equity or assets of the Authority.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating” means that:

(1)  no Gaming License has been revoked or suspended;

(2)  all Liens (other than Permitted Liens), if any, related to the development, construction and equipping of, and beginning operations at, the Project have been discharged or, if payment is not yet due or if such payment is contested in good faith by the Authority, the Authority has sufficient funds to discharge such Liens;

(3)  the Project is in a condition (including the installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;

(4)  the Project is open to the general public and operating with the Minimum Facilities in accordance with applicable law; and

(5)  the Project is open to the general public and operating in accordance with applicable law in all material respects.

“Operating Account” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Operating Expenses” means the current expenses of operation, maintenance and repair of the Project. “Operating Expenses” shall include wages, salaries, benefits and bonuses to personnel, the cost of materials and supplies used for current operation and maintenance, security costs, utility expenses, trash removal, cost of goods sold, advertising and marketing expenses, insurance premiums and the reasonable, actual out-of-pocket expenses of the Tribal Gaming Commission. Operating Expenses shall not include any of the following: interest expense or any other payment in respect of any Indebtedness, capital lease payments (excluding capital lease payments with respect to gaming devices and other equipment required for the regular operations of the Project), any allowance for depreciation, renewals or replacement of capital assets and any other non-cash charges.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any member of the Board of Directors or other executive office of such Person.

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“Permitted Investments” means:

(1)  any Investment in the Authority;

(2)  any Investment in Cash Equivalents;

(3)  any Investment by the Authority in a Person, if as a result of that Investment the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Authority;

(4)  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales;”

(5)  payroll advances to employees of the Authority for travel, entertainment and relocation expenses in the ordinary course of business;

(6)  any Investments in any Persons engaged in the Gaming Business in an aggregate amount of up to $2.5 million;

(7)  accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms; and

(8)  Investments related to Hedging Obligations, so long as such Hedging Obligations are not used for speculative purposes.

“Permitted Liens” means:

(1)  Liens on the assets of the Authority created by the indenture and the Collateral Documents securing the Notes;

(2)  Liens in favor of the Authority;

(3)  Liens existing on the date of the indenture;

(4)  Liens to secure Indebtedness that was permitted to be incurred pursuant to permitted FF&E Financing;

(5)  Liens on property existing at the time of acquisition thereof by the Authority; provided that those Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(6)  Liens on property of a Person existing at the time such Person is merged with or into the Authority; provided that such Liens were in existence prior to the contemplation of such merger and do not extend to any assets other than those of the Person merged with or into the Authority;

(7)  Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)  leases or subleases permitted pursuant to the terms of the indenture and that are granted to others and do not in any material respect interfere with the business of the Authority;

(10)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

(11)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

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(12)  Liens arising as a result of easements, survey exceptions, title defects, restrictions, encumbrances reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property which, in the aggregate, do not materially interfere with the ordinary course of the business of the Authority;

(13)  Liens incurred in the ordinary course of business of the Authority with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially impair the operation of business by the Authority; provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA;

(14)  Liens created by or resulting from any legal proceeding with respect to which the Authority is prosecuting an appeal or other proceeding for review and the Authority is maintaining adequate reserves in accordance with GAAP;

(15)  Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default; and

(16)  extensions, renewals or refunding of any Liens referred to in clauses (1) through (13) above, provided that the renewal, extension or refunding is limited to all or part of the assets or property securing the original Lien.

“Permitted Payments” means any of the following items:

(1)  payments to the Tribe in an amount not to exceed $500,000 per month;

(2)  payments for actual services, products or benefits rendered, performed or delivered in the ordinary course of business of the Authority, which are reasonably necessary or desirable to the operation of the Authority, not to exceed the amount that would otherwise be paid for such services, products or benefits to a third-party in an arm’s-length transaction, provided such services do not include payments or fees for government overhead of the Tribe or any unit thereof;

(3)  any pro rata allocation of the Authority’s portion of actual third-party costs paid by the Tribe for the direct benefit of the Authority;

(4)  allocated costs of employee benefits for employees of the Authority paid by the Tribe, including allocated costs of third-party administration, provided that such allocation does not include payments or fees for any government overhead of the Tribe or any unit thereof;

(5)  allocated costs of providing police, fire, medical, sewage, water and other municipal or similar services to the Authority paid by the Tribe, not to exceed the pro rata portion of the actual out-of-pocket cost to the Tribe or any unit thereof;

(6)  payments in an amount equal to the reasonable, actual out-of-pocket expenses of the Tribal Gaming Commission;

(7)  payments with respect to the Construction Contracts;

(8)  payments of any costs incurred by the Tribe or the Authority to purchase land or make improvements thereto in an amount of up to $1 million, which land or improvements are complementary or incidental to, or useful in the business of the Authority;

(9)  payments consisting of funds released from the Construction Escrow Account pursuant to the terms of the Cash Collateral and Disbursement Agreement; and

(10)  payments made in accordance with the Intercreditor Agreement and Section 4.2.4 of the Cash Collateral and Disbursement Agreement.

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“Permitted Refinancing Indebtedness” means any Indebtedness of the Authority issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Authority (other than intercompany Indebtedness); provided that:

(1)  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the outstanding principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

(2)  the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated the date of the indenture, by and among the Tribe, the Authority and the Trustee.

“Project” means the multi-amenity gaming, food, and entertainment complex, located on the Tribe’s reservation in Geyserville, California, consisting of the facilities now existing and the Expansion Project as it comes into being, as described in this prospectus.

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Group and any successor thereof.

“Service Payment” means payments to the Tribe by the Authority in an amount of up to $500,000 per month, commencing with the first full month after the date of issuance of the old notes, which amount shall increase by 4% per annum on each anniversary of the first day of such month; provided, however, that the Service Payment with respect to any month shall be reduced by the amount of payments made in connection with the Gaming Business under the Tribal Tax Code during the immediately preceding month.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase this interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any obligation on the notes.

“Subsidiary” means:

(1)  with respect to any specified Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2)  any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound by the terms of the indenture.

The Tribe and any other Authority of the Tribe that is not also an Authority of the Authority shall not be a Subsidiary of the Authority.

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“Tribal Gaming Commission” means the Dry Creek Gaming Commission, established under the Tribal Gaming Ordinance.

“Tribal Gaming Ordinance” means the Tribal Gaming Ordinance of the Tribe adopted on April 8, 1997.

“Tribal Tax Code” means, for purposes of the indenture, any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that the Tribe may from time to time impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than equivalent taxes imposed by the State of California and local subdivisions thereof.

“Tribe” means the Dry Creek Rancheria Band of Pomo Indians, a sovereign Indian tribe recognized by the United States of America pursuant to 25 U.S.C. § 476, et seq.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment; by

(2)  the then outstanding principal amount of that Indebtedness.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of the new notes by “U.S. holders” (as defined below). Except where noted, this summary only applies to you if you acquired the old notes in the initial offering at the initial offering price and you hold the new notes as capital assets. This summary does not deal with taxpayers subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or currencies, financial institutions, insurance companies, partnerships and other pass through entities, tax exempt organizations (including certain qualified retirement trusts), persons holding new notes as part of a hedging or conversion transaction, constructive sale or straddle, traders in securities that have elected the mark-to-market method of accounting for securities holdings, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar or persons that purchased the notes subsequent to the initial offering at a price different from the initial offering price.

The discussion below is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, its legislative history, existing and proposed Treasury Regulations under the Internal Revenue Code, published rulings and judicial decisions, all as currently in effect. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, and do not intend to seek, any rulings from the Internal Revenue Service with respect to the matters discussed herein. The Internal Revenue Service may take a position concerning the tax consequences of the purchase, ownership or disposition of the notes that is different from what is discussed in this summary; and we cannot assure you that any different position taken by the Internal Revenue Service will not be sustained.

This discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to the notes or the noteholders nor does it contain a description of any potentially applicable income tax treaty. Persons considering the acquisition of notes are urged to consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction or applicable income tax treaty.

As used herein, a “U.S. holder” means a beneficial owner of a note that for U.S. federal income tax purposes is either a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Interest on a new note generally will be taxable to U.S. holders as ordinary income at the time it is paid or accrued in accordance with the noteholder’s method of accounting for U.S. federal income tax purposes.

Exchange Offer

The exchange of the old notes for the new notes should not constitute a taxable exchange. As a result,

•	a U.S. holder should not recognize a taxable gain or loss as a result of exchanging the noteholder’s old notes for new notes,

•	the holding period for the new notes received should include the holding period of the old notes exchanged therefor and

•	the adjusted tax basis of the new notes received should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

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Sale, Exchange and Retirement of Notes

When a U.S. holder sells, exchanges, retires or otherwise disposes of a new note, capital gain or loss will be recognized by the U.S. holder equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (not including accrued but unpaid interest, which will be taxable as ordinary interest income to U.S. holders to the extent not previously included into income) and the adjusted tax basis of the new note. A U.S. holder’s tax basis for a new note generally will be equal to the purchase price for the new note. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses recognized by U.S. holders is subject to limitations.

Information Reporting And Backup Withholding

A U.S. holder may be subject to backup withholding with respect to interest paid on the new notes and to proceeds from the sale, exchange, retirement or other taxable disposition of the new notes, unless the U.S. holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with the U.S. holder’s correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. In general, information reporting requirements will apply to payments of principal and interest on the notes and proceeds from the taxable disposition of the new notes to non-corporate U.S. holders.

Backup withholding is not a separate U.S. federal income tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s U.S. federal income tax, if any, provided the required information and appropriate claim for refund is filed with the Internal Revenue Service.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the new notes, or

•	a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be considered an underwriter within the meaning of the Securities Act and any profit of any resale of new notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those new notes may be

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considered an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley Co. Inc., SEC no-action letter (June 5, 1991) and Shearman Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus and delivery requirements of the Securities Act relating to any resale transaction.

For a period of one year after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, prevailing interest rates, our results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their face value.

LEGAL MATTERS

The validity of the new notes and certain other legal matters relating to this offering will be passed upon for us by Holland & Knight LLP, New York, New York and Los Angeles, California.

EXPERTS

The financial statements of the River Rock Entertainment Authority included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The indenture governing the new notes requires that we file reports under the Exchange Act with the SEC and furnish information to the trustee and holders of the new notes. See “Description of the New Notes — Certain Covenants — Reports.” Information may be obtained from our Chief Financial Officer, 3250 Highway 128 East, Geyserville, CA 95441; telephone number (707) 857-2777.

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Upon the effectiveness of the registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file periodic reports and other information with the SEC. Such periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and through the SEC’s Internet site at http://www.sec.gov.

You may read and copy any document we file with the SEC at the following SEC public reference room: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)

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INDEPENDENT AUDITORS’ REPORT

The Dry Creek Rancheria Band of Pomo Indians

We have audited the accompanying balance sheets of River Rock Entertainment Authority (the “Casino”) (a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”)) as of December 31, 2003 and 2002, and the related statement of revenues, expenses and changes in fund deficit and of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Casino’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of River Rock Entertainment Authority as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

River Rock Entertainment Authority is an unincorporated instrumentality of the Tribe and is not a separate legal entity. These financial statements reflect the financial position and activities of only the River Rock Entertainment Authority and do not purport to represent the financial position and activity of the Tribe as a whole.

/s/ Deloitte &Touche LLP

Las Vegas, Nevada
March 24, 2004

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,897,644	$872,168
Restricted cash—current	13,304,106	1,811,604
Accounts receivable	106,748	10,189
Inventories	149,401	4,803
Prepaid expenses and other current assets	882,933	29,547

Total current assets	31,340,832	2,728,311

RESTRICTED CASH — Net of current	56,762,374	—

PROPERTY AND EQUIPMENT:
Buildings and improvements	40,345,177	—
Furniture, fixtures and equipment	20,512,559	12,365,605

	60,857,736	12,365,605
Accumulated depreciation	(4,610,859)	(219,398)
Construction in progress	17,965,694	24,293,150

Property and equipment — net	74,212,571	36,439,357

DEPOSITS AND OTHER ASSETS	7,864,059	778,804

TOTAL	$170,179,836	$39,946,472

LIABILITIES AND FUND DEFICIT

CURRENT LIABILITIES:
Accounts payable:
Trade	$6,185,353	$1,807,236
Construction	3,285,658	2,912,365
Accrued liabilities	5,634,797	1,375,478
Current maturities of long-term debt	10,018,448	8,268,348

Total current liabilities	25,124,256	14,363,427

LONG-TERM DEBT — Net of current maturities	197,410,354	31,919,455
FUND DEFICIT	(52,354,774)	(6,336,410)

TOTAL	$170,179,836	$39,946,472

The accompanying notes are an integral part of these financial statements.

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)

STATEMENTS OF REVENUES, EXPENSES AND CHANGES IN FUND DEFICIT
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001

REVENUES:
Casino	$67,127,442	$4,614,553	$—
Food, beverage and retail	2,927,235	—	—
Other	379,637	21,860	—

Gross revenues	70,434,314	4,636,413	—

Promotional allowance	(1,140,934)	—	—

Net revenues	69,293,380	4,636,413	—

OPERATING EXPENSES:
Casino	12,753,144	657,007	—
Food, beverage and retail	3,262,026	62,987	—
Selling, general and administrative	28,046,357	3,146,876	—
Depreciation	4,391,461	219,398	—
Pre-opening costs	—	1,898,883	820,646
Credit enhancement fee	2,249,349	—	—
Gaming commission expense	1,434,835	422,443	—
Compact revenue sharing trust fund	1,335,000	1,335,000	—

Total operating expenses	53,472,172	7,742,594	820,646

INCOME (LOSS) FROM OPERATIONS	15,821,208	(3,106,181)	(820,646)

OTHER EXPENSE—Net:
Interest expense—net	(7,063,781)	(68,354)	—
Interest income	108,417	—	—
Other expense	(1,078)	—	—

Other expense—net	(6,956,442)	(68,354)	—

INCOME (LOSS) BEFORE DISTRIBUTIONS TO TRIBE	8,864,766	(3,174,535)	(820,646)

DISTRIBUTIONS TO TRIBE:
Sonoma Falls Settlement	(50,000,000)	—	—
Other	(4,883,130)	(960,461)	(1,380,768)

NET LOSS AFTER DISTRIBUTION TO TRIBE	(46,018,364)	(4,134,996)	(2,201,414)
FUND DEFICIT—Beginning of year	(6,336,410)	(2,201,414)	—

FUND DEFICIT—End of year	$(52,354,774)	$(6,336,410)	$(2,201,414)

The accompanying notes are an integral part of these financial statements.

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from gaming winnings and concessions	$69,196,821	$4,614,553	$—
Cash paid for salaries and benefits	(17,570,561)	(1,523,051)	—
Cash paid to suppliers	(23,215,820)	(1,620,919)	(820,646)
Cash paid for compact revenue sharing trust fund	(1,668,750)	(1,280,747)	—

Net cash provided by (used in) operating activities	26,741,690	189,836	(820,646)

CASH FLOWS FROM CAPITAL AND RELATED FINANCING ACTIVITIES:
Proceeds from long-term debt	213,161,513	28,597,585	2,201,414
Payments of long-term debt	(48,070,104)	—	—
Payments for loan costs	(10,370,324)	(750,000)	—
Purchases of property and equipment	(35,511,251)	(24,357,586)	—
Change in restricted cash	(68,254,876)	(1,811,604)	—
Interest paid	(4,178,849)	(469)	—
Credit enhancement fee	(2,290,106)	—	—
Other	(319,087)	(35,133)	—

Net cash provided by capital and related financing activities	44,166,916	1,642,793	2,201,414

CASH FLOWS FROM NON-CAPITAL FINANCING ACTIVITIES —
Distributions to Tribe	(54,883,130)	(960,461)	(1,380,768)

CHANGE IN CASH AND CASH EQUIVALENTS	16,025,476	872,168	—
CASH AND CASH EQUIVALENTS — Beginning of year	872,168	—	—

CASH AND CASH EQUIVALENTS — End of year	$16,897,644	$872,168	$—

RECONCILIATION OF INCOME (LOSS) BEFORE DISTRIBUTIONS TO TRIBE TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Income (loss) before distribution to Tribe	$8,864,766	$(3,174,535)	$(820,646)

Adjustments to reconcile operating income (loss) to net cash provided by operating activities:
Depreciation	4,391,461	219,398	—
Interest expense—net	7,063,781	68,354	—
Credit enhancement fee	2,338,069	—	—
Changes in operating assets and liabilities:
Accounts receivable	(96,559)	(10,189)	—
Inventories	(144,598)	(4,803)	—
Prepaid expenses and other current assets	(853,386)	(29,547)	—
Accounts payable—trade	4,378,117	1,807,236	—
Accrued liabilities	800,039	1,313,922	—

Total adjustments	17,876,924	3,364,371	—

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$26,741,690	$189,836	$(820,646)

SUPPLEMENTARY SCHEDULE OF NONCASH CAPITAL AND RELATED FINANCING ACTIVITIES:
Acquisition of property and equipment through third-party financing	$4,791,382	$9,388,804	$—
Acquisition of property and equipment through accounts payable construction	373,293	2,912,365	—
Capitalized interest included in purchases of property and equipment paid
with notes	1,488,749	1,171,233	—

The accompanying notes are an integral part of these financial statements.

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002

1.  DESCRIPTION OF BUSINESS

River Rock Entertainment Authority (the “Casino”) is a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized Indian tribe. The Casino offers Class III gaming (as defined by the Indian Gaming Regulatory Act) on tribal land located in Geyserville, California. The legal authority for slot machines and table games is provided by the Tribe’s gaming compact with the State of California (the “Compact”), which was entered into in September 1999 and became effective upon approval by the Secretary of Interior on May 5, 2000.

The Tribe opened a portion of the Casino, while construction was being completed, on September 14, 2002. Following completion of construction the Casino was fully opened to the public on April 1, 2003.

The Casino is an operating property of the Tribe and is not a separate legal entity. These financial statements reflect the financial position and activity of only the Casino and do not purport to represent the financial position and activity of the Tribe.

The Casino operates as a separate, wholly owned operating property of the Tribe. The River Rock Entertainment Authority was formed as an unincorporated instrumentality of the Tribe on November 5, 2003, which effected a reorganization whereby the Tribe’s gaming business is now owned and operated by the Authority. This reorganization was accounted for as a reorganization of entities under common control. Accordingly, after the reorganization, the assets and liabilities of the casino operating property will be presented by the Authority on a historical-cost basis.

The Casino is in the initial stages of operations. Income before distributions to Tribe was $8,864,766 for the year ended December 31, 2003. A fund deficit of $52,354,774 exists as of December 31, 2003. The Casino’s current assets exceeded its current liabilities by $6,216,576. On November 7, 2003, the Casino issued $200,000,000 in 9 3/4% Senior Notes, due 2011 (the “notes”), and used a portion of the proceeds to reduce current payables, accruals and debt. The Casino’s ability to fund future debt service payments is dependent upon the success of the Casino. Management believes that the full-scale casino will attract sufficient patronage levels to achieve profitability and to repay its indebtedness. The Casino currently generates significant cash flow from operations and expects that its cash flow will increase substantially upon completion of the expansion project.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Standards—The Casino prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”). The financial statements presented are prepared on the accrual basis of accounting from the accounts and financial transactions of the Casino. Generally accepted accounting principles require the Casino to apply all applicable pronouncements of the Governmental Accounting Standards Board (“GASB”). The Casino is also required to follow Financial Accounting Standards Board (“FASB”) Statements and Interpretations, Accounting Principles Board Opinions and Accounting Research Bulletins issued on or before November 30, 1989, unless those pronouncements conflict with or contradict GASB pronouncements. The Casino is given the option whether to apply all FASB Statements and Interpretations issued after November 30, 1989, except for those that conflict with or contradict GASB pronouncements. Accordingly, the Casino has elected to implement nonconflicting FASB Statements and Interpretations issued after November 30, 1989.

There are differences between financial statements prepared in accordance with GASB pronouncements and those prepared in accordance with FASB pronouncements. The statements of revenues, expenses and changes in fund deficit is a combined statement under GASB pronouncements, FASB pronouncements allow a statement of income or operations and a separate statement of owners’ or shareholders’ deficit, which is where distributions to owners would be presented under FASB pronouncements. The amount shown as income (loss) before distributions to Tribe would not be different if the Casino followed all FASB

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

pronouncements to determine net income and would be the most comparable amount to net income computed under FASB pronouncements. The Casino is a separate fund of the Tribe, a governmental entity, and as such there is no owners’ or shareholders’ deficit as traditionally represented under FASB pronouncements. The most comparable measure of owners’ deficit is presented on the Casino’s balance sheet as fund deficit.

New Accounting Pronouncements—In June 1997, GASB issued Statement No. 34, Basic Financial Statements—and Management’s Discussion and Analysis—for State and Local Governments, which becomes effective for the Casino for the year ending December 31, 2004. The statement modifies the reporting requirements for basic financial statements and the required supplementary information for general-purpose governments. In June 2001, GASB also issued Statement No. 37, Basic Financial Statements—and Management’s Discussion and Analysis—for State and Local Governments: Omnibus, and Statement No. 38, Certain Financial Statement Disclosures. These also become effective for the fiscal year ending December 31, 2004. The impact of adoption of these statements on the financial statements of the Casino has not yet been determined.

In March 2003, GASB issued Statement No. 40, Deposit and Investment Risk Disclosures—an amendment of GASB Statement No. 3, which becomes effective for the Casino for the year ending December 31, 2005. This statement requires state and local governments to communicate key information about deposit and investment risks. The impact of adoption of this statement on the financial statements of the Casino has not yet been determined.

In May 2003, the GASB issued Statement of Governmental Accounting Standards No. 41, Budgetary Comparison Schedules—Perspective Differences—an amendment of GASB Statement No. 34. The provisions of this Statement should be implemented simultaneously with Statement No. 34. For governments that have implemented Statement No. 34 prior to the issuance of this statement, the requirements of this statement are effective for financial statements for periods beginning after June 15, 2002. Earlier application is encouraged. This statement becomes effective for the Casino for the year end December 31, 2004. The amendment to Statement No. 34 clarifies the budgetary presentation requirements for governments with significant budgetary perspective differences that result in their not being able to present budgetary comparison information for their general fund and major special revenue funds. These governments are required to present budgetary comparison schedules as required supplementary information (“RSI”) based on the fund, organization or program structure that the government uses for its legally adopted budget. The impact of adoption of this statement on the financial statements of the Casino has not yet been determined.

In November 2003, the GASB issued Statement No. 42, Accounting and Financial Reporting for Impairment of Capital Assets and for Insurance Recoveries, effective for periods beginning after December 15, 2004. Earlier application is encouraged. This statement establishes accounting and financial reporting standards for impairment of capital assets. This statement also clarifies and establishes accounting requirements for insurance recoveries. The impact of adoption of this statement on the financial statements of the Casino has not yet been determined.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Casino considers all highly liquid investments with a maturity of three months or less at date of purchase as cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value. Cash and cash equivalents include cash on hand and cash on deposit with banks. The Federal Deposit Insurance Corporation (“FDIC”) has insured $100,000 of the cash on

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

deposit with the bank. The Casino believes that there is little risk of loss regarding the uninsured amounts of cash and cash equivalents on deposit with the bank.

Inventories—Inventories, consisting principally of gaming supplies and concession items, are stated at the lower of cost (first-in, first-out) or market.

Restricted Cash—Restricted cash consists of estimated construction expenses for three parking structures, infrastructure improvements and construction contingencies. It also includes funds that are reserved for additional construction contingencies and the funds necessary to develop a property, which is expected to be used primarily to build an additional access road to the Tribe’s reservation. These funds are held in escrow accounts which are restricted for authorized construction disbursements. These escrow accounts are invested in CD markets, which generate interest on a monthly basis. The FDIC has insured $100,000 of this balance. The Casino believes that there is little risk of loss regarding the uninsured amounts of restricted cash held in the escrow account. Restricted cash was $70,066,480 and $1,811,604 at December 31, 2003 and 2002, respectively.

Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	10-39 years
Furniture, fixtures and equipment	5-7 years

The Casino evaluates its property and equipment for impairment in accordance with the FASB’s Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. When events or circumstances indicate that an asset should be reviewed for impairment, the Casino compares the undiscounted cash flows derived from the asset or asset group to the net carrying value. If impairment is indicated, the impairment loss is measured by the amount in which the carrying value of the asset or asset group exceeds its fair value. Fair value is measured by comparable sales, solicited offers or discounted cash flow models.

Capitalized Interest—The interest cost associated with major development and construction projects is capitalized and included in the cost of the Casino. Capitalization of interest ceases when the project is substantially complete or development activity is suspended. Interest capitalized for the years ended December 31, 2003 and 2002 was $1,488,749 and $1,172,664, respectively. No interest was capitalized for the year ended December 31, 2001.

Deposits and Other Assets—As of December 31, 2003, deposits and other assets include $7,728,532 in unamortized loan costs related to the issuance of the Casino’s notes. Deferred loan costs are amortized to interest expense over the term of the related financial arrangement. As of December 31, 2002, deposits and other assets consisted primarily of unamortized loan cost of $743,671 to a gaming equipment manufacturer to secure for gaming equipment.

Accrued Liabilities—Accrued liabilities consist of accrued interest, accrued payroll and other accrued liabilities.

Accrued Progressive Slot Jackpots—Accrued progressive slot jackpots consist of estimates for prizes relating to various games that have accumulated jackpots. The Casino has recorded the cost of these anticipated payouts as a reduction of Casino revenues, and the cost is included as a component of accrued liabilities.

Accrued Slot Players Club—In accordance with Emerging Issues Task Force Issue No. 00-22, Accounting for “Points” and Certain Other Time-Based or Volume-Based Sales Incentive Offers and Offers

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

for Free Products or Services to be Delivered in the Future, the Casino has recorded a liability related to prizes and cash incentives earned by the players club members and have adjusted the liability for the estimated future breakage. The Casino has recorded the cost of the estimated redemption of the liability related to prizes as a casino operating expense and the estimated redemption of the liability related to cash as promotional allowance in the accompanying statements of revenues, expenses and changes in fund deficit, and the cost is also included as a component of accrued liabilities.

Casino Revenues—In accordance with industry practice, the Casino recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive slot jackpots.

Food, Beverage and Retail—The Casino recognizes as food, beverage and retail revenues the proceeds from its food, beverage and gift shop sales. Food and beverages were distributed freely within the casino during 2002 and the first quarter of 2003. The Casino continues to distribute beverages freely in the gaming area. Other revenues are comprised of commissions on ATM transactions.

Promotional Allowances—The retail value of food and beverages provided to customers without charge is included in gross revenues and then deducted as promotional allowances. The redemption of cash incentives earned by the player’s club members is also recorded as promotional allowance. The estimated cost of providing complimentary services are recorded as casino expenses. The costs of such services were $2.1 million for the year ended December 31, 2003. No such costs were incurred for the years ended December 31, 2002 or 2001.

Food, Beverage and Retail Costs—Food, beverage and retail costs include costs associated with food and beverage.

Advertising Costs—Advertising costs are expensed the first time advertising takes place. Advertising costs included in selling, general and administrative expenses were $2,101,504, $70,502 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively.

Income Taxes—As a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe, the Casino is a nontaxable entity for purposes of federal and state income taxes.

Distributions to Tribe—Distributions to Tribe are made up of a stated draw amount, other reimbursements of noncasino-related tribal expenses and litigation settlement and are included in the statement of revenues, expenses and changes in fund deficit as distributions to Tribe. The Tribal draw was $90,000 a month for 2002 and for both January 2003 and February 2003. In March 2003 the Tribal draw was $390,000. From April 2003 to October 2003, the Tribal draw was at $300,000 a month. Effective November 2003, the Tribal draw was set at $500,000 a month. On November 7, 2003, the Tribe settled Sonoma Falls litigation and utilized $50,000,000 from the note proceeds to fund the settlement (see Note 11). Distributions to Tribe were $54,883,130 and $960,461 for the years ended December 31, 2003 and 2002, respectively. The Casino assumed debt of $1,380,000 and distributed it to the Tribe in 2001.

3.  CERTAIN RISKS AND UNCERTAINTIES

The Casino’s operations are dependent on the continued licensing and qualification of the Casino by the Tribal Gaming Commission. Such licensing and qualification are reviewed periodically by the Tribal Gaming Commission and regulatory agencies of the State of California. The Casino believes that no events or circumstances have arisen that would have an adverse effect on the Casino’s ability to continue its licensing and qualification by the Tribal Gaming Commission or regulatory agencies of the State of California to operate the Casino.

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

4.  RELATED PARTIES

The Casino has been constructed on federal land beneficially owned by the Tribe. The Casino does not pay the Tribe for the use of the land.

The Casino pays for various expenses for the Tribal Gaming Commission, surveillance and plant operations. These expenses include but are not limited to payroll and related expenses, legal and other operational expenses. These expenses were $2,559,601, $615,416 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively.

5.  DEVELOPMENT AND LOAN AGREEMENT

The Tribe entered into a Development and Loan Agreement with Dry Creek Casino, LLC (“DCC”) on August 26, 2001, which has been amended from time to time (as amended, the “Development Agreement”). The Development Agreement required DCC to: (1) use its best efforts to arrange for the Tribe to receive loan proceeds in the amount of $23,000,000 for construction of the Casino; (2) advance specified amounts to the Tribe to fund tribal government relocation, housing and costs; and (3) fund additional advances to the Tribe to assist in the development of the Casino and to cover other costs of construction not related to the loan. On November 7, 2003, the Tribe refinanced $22,600,000 of the $32,600,000 principal amount of the development loan. As of December 31, 2003, the outstanding debt related to the Development Agreement was $10,000,000.

In addition to its obligations to repay the loan and advances specified in the Development Agreement in consideration of DCC’s providing credit enhancement and other services under the Development Agreement, the Tribe is obligated to pay DCC a Credit Enhancement Fee. The Credit Enhancement Fee is defined as 20% of the Casino’s net income before distributions to the Tribe plus depreciation. On November 7, 2003, the Tribe and DCC entered into the Sixth Amendment to the Development and Loan Agreement, which modified the credit Enhancement Fee calculation so that operating expenses shall not include interest expense on $25 million of the notes. The Credit Enhancement Fee is required to be paid monthly for a period of five years commencing on June 1, 2003. The Credit Enhancement Fee for the year ended December 31, 2003 was $2,249,349.

The Tribe has the right to terminate the Development Agreement by exercising a buy-out option on or after June 1, 2006 (the “Buy-Out Option”). If exercised, the Tribe is obligated to pay all amounts outstanding with respect to financing, including outstanding development advances and accrued interest plus an amount determined by multiplying the average monthly Credit Enhancement Fee earned during the 12-month period immediately preceding the month the Buy-Out Option is exercised, by the number of months remaining in the five-year term (the “Remaining Term”). The buy-out fee is required to be paid in equal monthly installments of principal plus interest at the rate of 12% per annum, on the 15th day of each month over a period equal to the Remaining Term.

6.  CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents consisted of the following as of December 31:

	2003	2002

Operating accounts	$14,639,349	$314,298
Cash on hand	2,258,295	557,870

Cash and cash equivalents	16,897,644	872,168
Restricted cash	70,066,480	1,811,604

Total cash and cash equivalents and restricted cash	$86,964,124	$2,683,772

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

6.  CASH AND CASH EQUIVALENTS AND RESTRICTED CASH — (Continued)

The Casino’s cash in banks and cash equivalents (the “investments”) are categorized by level of credit risk assumed by the Casino at year-end. Category 1 includes investments that are insured or registered or for which the investments are held by the Casino or its agent in the Casino’s name. Category 2 includes uninsured and unregistered investments for which the investments are held by the counterparty’s trust department or agent in the Casino’s name. Category 3 includes uninsured and unregistered investments for which the investments are held by the counterparty’s agent but not in the Casino’s name. At December 31, 2003, there is $200,000 in Category 1 investments, $14,439,349 cash in bank and $70,066,480 restricted cash in bank over the FDIC insurance limit, which are Category 3 investments.

7.  PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2003 consisted of the following:

	Balance,			Balance,
	December 31,			December 31,
	2002	Additions	Transfers	2003

Buildings and improvements	$—	$10,835,834	$29,509,343	$40,345,177
Furniture, fixtures and equipment	12,365,605	8,146,954	—	20,512,559
Less accumulated depreciation	(219,398)	(4,391,461)	—	(4,610,859)

	12,146,207	14,591,327	29,509,343	56,246,877
Construction in progress	24,293,150	23,181,887	(29,509,343)	17,965,694

Property and equipment—net	$36,439,357	$37,773,214	$—	$74,212,571

Construction in progress consists of payments to various construction vendors related to the Casino improvements, stabilization of the hillside bordering the parking garage, and parking garage construction. Substantially all our personal property is pledged as collateral to secure our debt.

8.  ACCRUED LIABILITIES

Accrued liabilities consists of the following as of December 31:

	2003	2002

Accrued in-house progressive slot jackpots	$1,057,882	$365,518
Accrued payroll and related benefits	1,114,425	303,788
Accrued interest	2,884,932	61,556
Compact revenue sharing trust fund (Note 12)	333,750	—
Accrued other expenses	243,808	644,616

Total accrued liabilities	$5,634,797	$1,375,478

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

9.  LONG-TERM DEBT

Long-term debt consisted of the following as of December 31:

	2003	2002

Senior Notes, net of original issue discount of $2,641,792	$197,358,208	$—
DCC Promissory Note	—	15,000,000
DCC Development Advances	—	7,284,719
DCC Subordinated Note	10,000,000	—
Vehicle Note	70,594	14,280
Bally Gaming Inc. Promissory Note	—	3,500,000
Bally Gaming Inc. Promissory Note—equipment	—	9,073,844
Sodak Gaming Inc. Promissory Note	—	5,000,000
Sodak Gaming Inc. Promissory Note—equipment	—	314,960

Total long-term debt	207,428,802	40,187,803
Less current portion	10,018,448	8,268,348

Total long-term debt—net of current maturities	$197,410,354	$31,919,455

On November 7, 2003, the Casino issued $200,000,000 in 9 3/4% Senior Notes due 2011. The proceeds were utilized to fund an expansion project, which includes three parking structures and infrastructure improvement, repayment of various debt, and advances and fund payment of various accruals and payables, as well as to increase cash on hand. The proceeds were also utilized to fund a land purchase and settle litigation discussed in Note 11. The notes are secured by a first priority pledge of the Casino’s revenue and substantially all of the existing and future tangible and intangible personal property. Before November 1, 2007, the Casino may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium and accrued and unpaid interest. On or after November 1, 2007, the Casino may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest.

On August 26, 2001, the Casino obtained financing from DCC in the form of development advances. The development advances bear an interest rate of 12% per annum, which, in accordance with the Development Agreement, were converted to principal through March 31, 2003. The development advances, including accrued interest, are to be repaid as described in Note 5.

On April 29, 2002, the Casino borrowed $15,000,000 from DCC. The loan is evidenced by a promissory note bearing an interest rate of 12% per annum. In accordance with the Development Agreement, accrued interest on the promissory note was converted to principal through March 31, 2003. Payments on the promissory note commenced on June 1, 2003 as described in Note 5. The promissory note matures on May 1, 2007. On February 19, 2003, the Development Agreement dated April 29, 2002, the promissory note and the casino funding and loan agreement were amended to provide an additional advance of $8,000,000, bearing an interest rate of 12% per annum, with principal payments commencing on June 1, 2003. On November 7, 2003, the Tribe refinanced $22,600,000 of the $32,600,000 principal amount of the DCC Development Loan from the note proceeds. As of December 31, 2003, the outstanding debt related to the Development Agreement was $10,000,000, which is in the form of a subordinate note and bears an interest rate of 9% per annum payable by the 15th of every month. The Tribe paid $250,000 to DCC to compensate for the interest difference. On November 7, 2003, the Tribe and DCC entered into an Intercreditor Agreement. The agreement states that if no default or event of default has occurred and is then continuing or if the Casino shall neither have requested nor received funds for construction cost overruns from the construction escrow account on or before the 45th day following substantial completion of the first parking structure comprising a portion of the project, the Casino shall, pursuant to an Officer’s Certificate, repay DCC $5,000,000. Under the

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

9.  LONG-TERM DEBT — (Continued)

same condition, the Casino shall repay the rest of the debt on the 75th day following substantial completion of the project.

On October 23, 2002, the Casino obtained $3,500,000 of financing from Bally Gaming Inc. evidenced by a promissory note which bore an interest rate of 10% per annum. The note required monthly payments of $164,390, which commenced on February 1, 2003, and was to mature on January 1, 2005. On November 7, 2003, the Casino repaid the promissory note from the note proceeds.

The Casino entered a purchase agreement with Aristocrat in April, 2003. The agreement was utilized to purchase gaming devices in the amount of $686,190. Pursuant to the agreement, the Casino agreed to make monthly payments equal to 40% of the machines’ net win per day until the total purchase price was paid in full. The Casino paid off all the remaining balance as of December 31, 2003.

The Bally Gaming Inc. promissory note for the purchase of equipment bore an interest rate of 8% per annum and was secured by the equipment. The note required monthly payments of $259,098, which commenced on May 1, 2003, and was to mature on April 1, 2007. On November 7, 2003, the Casino repaid the promissory note from the note proceeds.

On December 26, 2002, the Casino obtained $5,000,000 of financing for operating cash and obtained $314,960 of financing for the purchase of equipment from Sodak Gaming Inc. Each loan is evidenced by a promissory note which bore an interest rate of prime plus 3% per annum (7.00% per annum at June 30, 2003). The $314,960 note was secured by the equipment. The notes required monthly payments of $166,260, which commenced on April 2, 2003, and was to mature on March 2, 2006. In March 2003, the Sodak Gaming Inc. promissory note—equipment was amended to provide an additional loan of $5,000,000, which bore an interest rate of prime plus 3% per annum. The proceeds of the loan were used to purchase equipment. Principal payments commenced on April 2, 2003. The note was to mature on March 2, 2006. On November 7, 2003, the Casino repaid the promissory note from the note proceeds.

On March 24, 2003, the Casino obtained $340,013 of financing from Sodak Gaming Inc., evidenced by a promissory note. The proceeds of the loan were used to purchase equipment. The note bore an interest rate of prime plus 3% per annum (7.00% per annum at June 30, 2003) and was secured by the equipment. The note required monthly payments of $10,747, which commenced on April 30, 2003, and was to mature on February 28, 2006. On November 7, 2003, the Casino repaid the promissory note from the note proceeds.

Fair Value—As the Market rate of interest available to the Casino from the note issuance date to the end of the year did not change significantly, the carrying value of long-term debt approximates fair value at December 31, 2003.

Maturity Schedule—Annual requirements to retire long-term debt at December 31, 2003:

			Total
	Principal	Interest	Requirements

2004	$10,018,448	$20,473,079	$30,491,527
2005	17,887	19,625,212	19,643,099
2006	13,829	19,500,688	19,514,517
2007	14,198	19,500,319	19,514,517
2008	6,232	19,500,017	19,506,249
Thereafter	200,000,000	55,520,834	255,520,834

Total	$210,070,594	$154,120,149	$364,190,743

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

10.  LEASES

The Casino leases a sprung structure, which is accounted for as an operating lease. The lease is scheduled to terminate in 2004, unless renewed. The scheduled minimum lease payments are expected to be $511,476 for the year ended December 31, 2004. The lease contains a purchase option of $1,133,277, assuming the monthly lease payments are timely made. The Casino intends to renew the lease agreement for one year starting July 18, 2004.

The Casino leases equipment, including an accounting system, surveillance equipment, telephone system, and soft and hard count equipment, which are used in the current casino facility. The lease is accounted for as an operating lease. The lease is scheduled to terminate in 2004. The lease payments are expected to be $316,198 for the year December 31, 2004.

The Casino leases two generators and two fuel tanks, which were used to supply power to the casino facility. The lease, which is accounted for as an operating lease, requires monthly payments of $36,385. The lease is cancelable at the Casino’s discretion with one- month advance notice.

On October 1, 2003, the Tribe entered into an operating lease agreement for office and warehouse space to replace existing facilities on which the lease expired during September 2003. The Casino will utilize a portion of the space. Monthly lease fees for the new facility are $42,639. The initial term of the lease is for a period of five years, commencing October 1, 2003.

On October 1, 2003, the Tribe entered into an operating lease agreement for offsite housing to house various architects and engineers working on the expansion program. Monthly lease fees for the new facility are $5,000. The initial term of the lease is for a period of one year, commencing October 1, 2003.

Lease expense for the years ended December 31, 2003 and 2002 was $1,635,115 and $512,915, respectively, and is included in selling, general and administrative expenses in the accompanying statement of revenues, expenses and changes in fund deficit. Expected payments under operating leases are $1,199,393, $559,555, $559,555, $559,555 and $443,364 for the years ending 2004, 2005, 2006, 2007, and 2008, respectively.

11.  LEGAL MATTERS

Sonoma Falls Litigation and Settlement—In 2001, the Tribe was sued in the Superior Court of California by Sonoma Falls Developer, LLC, Sonoma Falls Manager, LLC and Sonoma Falls Lender, LLC (collectively the “Sonoma Plaintiffs”) for declaratory relief, breach of contract, breach of the covenant of good faith and fair dealing and unfair business practices. The Tribe removed the case to the United States District Court for the Northern District of California, narrowed the claims through various motions, answered a third amended complaint denying the claims and raising various defenses and counterclaimed against the Sonoma Plaintiffs for breach of contract, breach of the covenant of good faith and fair dealing, tortious interference with prospective economic advantage, misrepresentation and unfair business practices.

In a case related to the Sonoma Falls litigation, the Sonoma Plaintiffs sued Dry Creek Casino, LLC and several other parties (collectively, the “defendants”) in the Superior Court for the County of San Francisco, alleging that defendants intentionally interfered with rights claimed by the Sonoma Plaintiffs to develop gaming on the Tribe’s reservation and seeking compensatory, consequential and punitive damages, including loss and disgorgement of profits. The Tribe had agreed, pursuant to financing and development documents with Nevada Gold Casino, to indemnify Dry Creek Casino, LLC with respect to this litigation. In connection with the settlement described in the following paragraph, the Tribe paid to Dry Creek Casino, LLC from a distribution by the Authority from the net proceeds of the old notes offering $0.2 million as indemnification.

The litigation between the Tribe and the Sonoma Plaintiffs and between Dry Creek Casino, LLC and the Sonoma Plaintiffs has been settled in conjunction with the closing of the old notes. Pursuant to the settlement

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

11.  LEGAL MATTERS — (Continued)

agreements, by mutual consent of the parties, both actions have been dismissed and all claims have been mutually released. Pursuant to the settlement agreements, the Tribe has paid to the Sonoma Plaintiffs, from a distribution by the Authority from the net proceeds of the old notes offering, a total of $50.0 million, which was comprised of $13.3 million for repayment of indebtedness incurred pursuant to agreements with the Sonoma Plaintiffs, plus accrued interest, $24.0 million for the acquisition of an 18-acre parcel of land adjacent to the Tribe’s reservation (the “Dugan Property”) and $12.7 million as consideration for the mutual releases and assignment of all rights of Sonoma Falls Developer, LLC in the prior casino projects. The Tribe has granted the Authority access to any benefits the Dugan Property may have for the River Rock Casino, including road access and water rights.

Terrance C. Proschold—In Terrance C. Proschold et al. v. United States of America, the successors in interest of a grantor to the United States for the Tribe’s benefit of a roadway easement and right of way connecting the Tribe’s lands and Highway 29, and leading to the River Rock Casino, have sued the United States to enjoin use of the road for non-residential purposes. The plaintiffs claim the roadway was not intended to be used for commercial purposes and seek to have that limitation declared by the court. The case was filed in the United States District Court for the Northern District of California. The Tribe intervened in the matter and brought a motion to dismiss the case, as did the United States Government, which motions were granted. On February 20, 2004, the United States Circuit Court of Appeals for the Ninth Circuit affirmed the District Court’s order dismissing the case. Plaintiffs’ time for petitioning for rehearing, rehearing en banc, or for certiorari has not yet run.

Artichoke Joe’s California Grand Casino—A federal lawsuit, Artichoke Joe’s California Grand Casino, et al. v. Norton, et al., filed on February 7, 2001, challenged the validity of the amendment to the California Constitution that permits slot machine and banking card gaming to Indian tribes in California that have entered into compacts with the State, and of all compacts, including the Tribe’s, that have been entered into based on that amendment. The action was brought by a number of private card rooms and two charities. The primary issues raised by the action are whether the compacts and the constitutional provision that authorizes them are consistent with IGRA and the Equal Protection and Due Process clauses of the United States Constitution. On July 7, 2002, the federal district court rejected the plaintiffs’ claims and upheld the validity of California’s compacts and the related constitutional amendment. The decision was recently affirmed by the Ninth Circuit Court of Appeals. We do not know if review by the United States Supreme Court will be sought or granted. If the United States Supreme Court ultimately were to decide that the Compact was invalid and we were no longer able to conduct gaming activities, our ability to meet our obligations under the indenture and our ability to make payments on the notes would be materially and adversely affected.

With the exception of the Terrance C. Proschold case, legal costs incurred on the above litigation are being paid for by the Tribe with distributions from the Casino and are not reflected as expenses on the statement of revenues, expenses and changes in fund deficit of the Casino.

The Casino is a litigant in other matters arising in the normal course of business. In the opinion of management, except for the cases listed above, no claims are pending that would not be adequately covered by insurance.

12.  COMPACT REVENUE SHARING TRUST FUND

The Compact requires the Casino to pay a quarterly fee to the revenue sharing trust fund, based on the number of licensed gaming devices operated by the Tribe. Revenue sharing trust fund fees assessed were $1,335,000 and $1,335,000 for the years ended December 31, 2003 and 2002, respectively.

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RIVER ROCK ENTERTAINMENT AUTHORITY
(A Governmental Instrumentality of the Dry Creek Rancheria Band of Pomo Indians)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002 — (Continued)

13.  COMMITMENTS AND CONTINGENCIES

The Casino is an unincorporated instrumentality of the Tribe formed pursuant to a recently adopted law of the Tribe. While the Casino is not a separate corporation or other legal entity distinct from the Tribe, this tribal law allows the Casino to own and operate its business. This tribal law also provides that the Casino’s obligations and other liabilities are not those of the Tribe and that the obligations and liabilities of the Tribe are not the Casino’s. This law is untested and generally has no direct counterpart in other areas of the law. If this law should prove to be ineffective at limiting the Casino’s liability, the Casino’s business and assets could become subject to claims asserted against the Tribe or its assets. Similarly, the Casino’s business and assets would be liable for such claims if the Tribe waived its sovereign immunity to an extent that allowed enforcement of such claims against the Casino’s business or assets.

As discussed in Note 10, the Casino leases a sprung structure, which is used as an interim casino facility until the full-scale hotel and casino complex is constructed. The lease contains a purchase option which allows the Casino to purchase the sprung structure at the end of the lease period for $1,133,277, assuming the monthly lease payments are timely made. The Casino intends to renew the lease agreement for one year starting July 18, 2004.

As discussed in Note 5, the Development and Loan Agreement between the Tribe and DCC contains a buy-out option which can only be enforced after June 1, 2006. The Casino has not determined if it will exercise the buy-out option.

As of December 31, 2003, the Casino has entered into purchase commitments of $24,106,748 principally relating to construction of parking garages and infrastructure improvements.

*     *     *     *     *     *

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ANNEX A

LETTER OF TRANSMITTAL

TO TENDER FOR EXCHANGE

9 3/4% SENIOR NOTES DUE 2011 FOR
9 3/4% SENIOR NOTES DUE 2011, WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933,

OF

RIVER ROCK ENTERTAINMENT AUTHORITY

PURSUANT TO THE PROSPECTUS DATED ________, 2004

THIS OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON __________, 2004, UNLESS EXTENDED BY RIVER ROCK ENTERTAINMENT AUTHORITY. IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS: U.S. Bank National Association

BY MAIL, HAND OR OVERNIGHT COURIER:

60 Livingston Avenue St. Paul, MN 55107-2292 Attn: Specialized Finance

BY FACSIMILE:

(651) 495-8097

FOR INFORMATION AND CONFIRMATION:

(800) 934-6802

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

This Letter of Transmittal is to be used by holders (“Holders”) of 9.75% senior notes due 2011 (the “Old Notes”) of River Rock Entertainment Authority (the “Issuer”) to receive 9.75% senior notes due 2011 (the “New Notes”) if: (i) certificates representing the Old Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Old Notes is to be made by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under the caption “The Exchange Offer — Book-Entry Transfer” in the prospectus dated _______, 2004 (the “Prospectus”); or (iii) tender of Old Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program (“ATOP”). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

Holders of Old Notes that are tendering by book-entry transfer to the Exchange Agent’s account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the “Exchange Offer”) must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent’s account at DTC. DTC will then send an agent’s message to the Exchange Agent for its acceptance. Delivery of the agent’s message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant

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identified in the agent’s message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

If a Holder desires to tender Old Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Old Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Old Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus. See Instruction 2. The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

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TENDER OF OLD NOTES

CHECK HERE IF TENDERED OLD NOTES ARE ENCLOSED HEREWITH.

CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):

Window Ticker Number (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Eligible Institution that Guaranteed Delivery:

List below the Old Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Old Notes tendered hereby. The Old Notes and the principal amount of Old Notes that the undersigned wishes to tender would be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

DESCRIPTION OF OLD NOTES

Name(s) and Principal Amount	Address(es) Tendered of Registered Holder(s) (Please fill in if Blank) See Instruction 3	Certificate Number*	Aggregate Principal Amount Represented**

*	Need not be completed by Holders tendering book-entry transfer.

**	Unless otherwise specified, the entire aggregate principal amount represented by the Old Notes described above will be deemed to be tendered. See Instruction 4.

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NOTE: SIGNATURES MUST BE PROVIDED BELOW.
PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

The undersigned hereby tenders to River Rock Entertainment Authority (the “Issuer”), upon the terms and subject to the conditions set forth in its prospectus dated _________, 2004 (the “Prospectus”), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the “Exchange Offer”), the principal amount of Old Notes indicated in the foregoing table entitled “Description of Old Notes” under the column heading “Aggregate Principal Amount Represented.” The undersigned represents that it is duly authorized to tender all of the Old Notes tendered hereby which it holds for the account of beneficial owners of such Old Notes (“Beneficial Owner(s)”) and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

Subject to, and effective upon, the acceptance for purchase of the principal amount of Old Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Issuer, all right, title and interest in and to all of the Old Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Issuer) with respect to such Old Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Old Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Old Notes on the account books maintained by DTC to, or upon the order of, the Issuers, (ii) present such Old Notes for transfer of ownership on the books of the Issuer, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

(1)  the New Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s),

(2)  the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes,

(3)  except as indicated below, neither the undersigned nor any Beneficial Owner is an “affiliate,” as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), of the Issuer, and

(4)  the undersigned and each Beneficial Owner acknowledge and agree that

(x)  any person participating in the Exchange Offer with the intention or for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes acquired by such person with a registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the “Commission”) and cannot rely on the interpretation of the staff of the Commission set forth in the no-action letters that are noted in the section of the Prospectus entitled “Plan of Distribution” and (y) any broker-dealer that pursuant to the Exchange Offer receives New Notes for its own account in exchange for Old Notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as the result of market-making activities or other trading activities, it

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acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The undersigned understands that tenders of Old Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Old Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to the account maintained at DTC from which such Old Notes were delivered). If the Issuer makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Issuer will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

The undersigned understands that the tender of Old Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Exchange Offer. The Issuer’s acceptance for exchange of Old Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Issuer in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Old Notes (or defectively tendered Old Notes with respect to which the Issuer has, or has caused to be, waived such defect) will be deemed to have been accepted by the Issuer if, as and when the Issuer gives oral or written notice thereof to the Exchange Agent.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Old Notes tendered hereby, and that when such tendered Old Notes are accepted for purchase by the Issuer, the Issuer will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Issuer to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

The undersigned understands that the delivery and surrender of any Old Notes is not effective, and the risk of loss of the Old Notes does not pass to the Exchange Agent or the Issuer, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Issuer. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Old Notes will be determined by the Issuer, in its discretion, which determination shall be final and binding.

Unless otherwise indicated herein under “Special Issuance Instructions,” the undersigned hereby requests that any Old Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Old Notes tendered by book-entry transfer, by credit to the account of DTC), and New Notes issued in exchange for Old Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” the undersigned hereby requests that any Old Notes representing principal amounts not tendered or not accepted for exchange and New Notes issued in exchange for Old Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned’s signature(s). In the event that the “Special Issuance Instructions” box or the “Special Delivery Instructions” box is, or both are, completed, the undersigned hereby requests that any Old Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Old Notes be delivered to, and New Notes

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issued in exchange for Old Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Issuer has no obligation pursuant to the “Special Issuance Instructions” box or “Special Delivery Instructions” box to transfer any Old Notes from the name of the registered Holder(s) thereof if the Issuer does not accept for exchange any of the principal amount of such Old Notes so tendered.

CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD OLD NOTES IS AN AFFILIATE OF THE ISSUER.

CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD OLD NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE ISSUER OR AN AFFILIATE OF THE ISSUER.

CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD OLD NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE ISSUER WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:
Address:

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SPECIAL ISSUANCE INSTRUCTIONS (SEE INSTRUCTIONS 1, 5, 6 AND 7)

To be completed ONLY if Old Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or New Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Old Notes” within this Letter of Transmittal.

ISSUE: Old Notes New Notes (check as applicable)
NAME:

(Please print)

ADDRESS:

TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER (SEE SUBSTITUTE FORM W-9 HEREIN):

(Please print)

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SPECIAL DELIVERY INSTRUCTIONS
(SEE INSTRUCTIONS 1, 5, 6 AND 7)

To be completed ONLY if Old Notes in a principal amount not tendered or not accepted for exchange or New Notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled “Description of Old Notes” within this Letter of Transmittal.

ISSUE: Old Notes New Notes (check as applicable)
NAME:

(Please print)

ADDRESS:

(Please print)

TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER (SEE SUBSTITUTE FORM W-9 HEREIN):

(Please print)

(TO BE COMPLETED BY ALL TENDERING HOLDERS OF OLD NOTES REGARDLESS OF WHETHER OLD NOTES ARE BEING PHYSICALLY DELIVERED HEREWITH)

This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Old Notes or, if tendered by a participant in DTC exactly as such participant’s name appears on a security position listing as owner of Old Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

Signature(s) of Registered Holder(s) or Authorized Signatory (See guarantee requirement below)

Dated:
Name(s):	(Please Print)

Capacity (Full Title):

Address (including zip code):

Telephone Number
(including area code):

Tax Identification
or Social Security Number:

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COMPLETE ACCOMPANYING SUBSTITUTE FORM W-9

SIGNATURE GUARANTEE (IF REQUIRED — SEE INSTRUCTIONS 1 AND 5)

(Authorized Signature)

(Name of Firm)

[PLACE SEAL HERE]

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INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS
OF THE EXCHANGE OFFER

1.  SIGNATURE GUARANTEES. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the Old Notes tendered hereby are tendered (i) by a registered Holder of Old Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Old Notes) that has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Old Notes are registered in the name of a person other than the signer of this Letter of Transmittal if Old Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if New Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Old Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

2.  DELIVERY OF LETTER OF TRANSMITTAL AND OLD NOTES. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Old Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Old Notes is to be made by book-entry transfer to the Exchange Agent’s account at DTC pursuant to the procedures set forth under the caption “The Exchange Offer — Book-Entry Transfer” in the Prospectus; or (iii) tender of Old Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus. All physically delivered Old Notes, or a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all Old Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

If a Holder desires to tender Old Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Old Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Old Notes pursuant to the guaranteed delivery procedures set forth under the caption “The Exchange Offer — Guaranteed Delivery Procedures” in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Issuer, or an agent’s message with respect to guaranteed delivery that is accepted by the Issuer, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Old Notes, in proper form for transfer (or confirmation of a book- entry transfer or all Old Notes delivered electronically into the Exchange Agent’s account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted agent’s message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE OLD NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT’S MESSAGE DELIVERED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS INSTRUCTION 2, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE

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EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Old Notes for exchange.

3.  INADEQUATE SPACE. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Old Notes should be listed on separate signed schedule attached hereto.

4.  PARTIAL TENDERS. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by an Old Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled “Principal Amount Tendered.” The minimum permitted tender is $1,000 in principal amount of Old Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Old Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Old Notes that were evidenced by such Holder’s old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Old Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

5.  SIGNATURES ON LETTER OF TRANSMITTAL, INSTRUMENTS OF TRANSFER AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered Holder(s) of the Old Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Old Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Old Notes.

If any of the Old Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Old Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal or any Old Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Issuer of such person’s authority to so act must be submitted.

When this Letter of Transmittal is signed by the registered Holder(s) of the Old Notes listed herein and transmitted hereby, no endorsements of Old Notes or separate instruments of transfer are required unless New Notes are to be issued, or Old Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Old Notes or instruments of transfer must be guaranteed by an Eligible Institution.

IF THIS LETTER OF TRANSMITTAL IS SIGNED OTHER THAN BY THE REGISTERED HOLDER(S) OF THE OLD NOTES LISTED HEREIN, THE OLD NOTES MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE INSTRUMENTS OF TRANSFER, IN EITHER CASE SIGNED EXACTLY AS THE NAME(S) OF THE REGISTERED HOLDER(S) APPEAR ON THE OLD NOTES AND SIGNATURES ON SUCH OLD NOTES OR INSTRUMENTS OF TRANSFER ARE REQUIRED AND MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS THE SIGNATURE IS THAT OF AN ELIGIBLE INSTITUTION.

6.  SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If certificates for New Notes or unexchanged or untendered Old Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if New Notes or such Old Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Old Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Old Notes were delivered.

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7.  TRANSFER TAXES. Except as set forth in this Instruction 7, the Issuer will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Old Notes to it, or to its order, pursuant to the Exchange Offer. If New Notes, or Old Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Old Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Issuer or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the New Notes will be issued.

8.  WAIVER OF CONDITIONS. The conditions of the Exchange Offer may be amended or waived by the Issuer, in whole or in part, at any time and from time to time in the Issuer’s discretion, in the case of any Old Notes tendered.

9.  SUBSTITUTE FORM W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number (“TIN”), generally the owner’s social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under “Important Tax Information,” and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 29% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 29% until a TIN is provided to the Exchange Agent.

10.  BROKER-DEALERS PARTICIPATING IN THE EXCHANGE OFFER. If no broker-dealer checks the last box on page 6 of this Letter of Transmittal, the Issuer has no obligation to allow the use of the Prospectus for resales of the New Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

11.   REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder’s or owner’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF), TOGETHER WITH CERTIFICATES REPRESENTING THE OLD NOTES AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

IMPORTANT TAX INFORMATION

Under federal income tax law, an owner of Old Notes whose tendered Old Notes are accepted for exchange is required to provide the Exchange Agent with such owner’s current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of New Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on New Notes paid to such owner or other recipient may be subject to 29% backup withholding tax.

Certain owners of New Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a “Form W-8”), signed under penalties of perjury, attesting to that individual’s exempt status. A Form W-8 can be obtained from the

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Exchange Agent. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

To prevent backup withholding the owner is required to notify the Exchange Agent of the owner’s current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Old Notes. If the Old Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,” for additional guidance on which number to report.

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SUBSTITUTE FORM W-9

NOTE:
FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 29%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

PART 1 — PLEASE PROVIDE YOUR SOCIAL SECURITY NUMBER OR EMPLOYER IDENTIFICATION TIN IN THE BOX AT RIGHT AND CERTIFYING BY SIGNING AND DATING BELOW	Social Security Number ___ ___ ___-___ ___ -___ ___ ___ ___ OR Employer Identification Number ___ ___-___ ___ ___ ___ ___ ___ ___

PART 2 — CERTIFICATION — Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
(2)     I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to back up withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
CERTIFICATION INSTRUCTIONS — You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.
________________________________________ Signature	________________________________________ Date

PART 3 — AWAITING TIN

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify that under penalties of perjury that taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service center or social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 29% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

________________________________________ Signature	________________________________________ Date

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under Section 15.1 of Ordinance 03-10-25-003 of the Dry Creek Rancheria Band of Pomo Indians known as the River Rock Entertainment Authority Act of 2003, any officer or member of the Board of Directors may be indemnified by the Authority if such person was or is a party to an action by reason of the fact of their having been an officer of the Authority or a member on the Authority’s Board of Directors. To the extent that the officer or member has been successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that they were an officer or member of the Board of Directors, the Authority shall indemnify the officer or member against expenses, including attorneys’ fees, actually and reasonably incurred by the officer or member in connection with the defense to the extent that the officer or member has been successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that they were an officer of the Authority or a member of the Authority’s Board of Directors.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit

1.1	Purchase Agreement, dated as of November 4, 2003, by and among the River Rock Entertainment Authority (the “Authority”), an unincorporated instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian Tribe (the “Tribe”) and CIBC World Markets Corp. (the “Initial Purchaser”)

3.1	Dry Creek Rancheria Band of Pomo Indians Ordinance No. 03-10-25-003 setting forth the River Rock Entertainment Authority Act of 2003

3.2	Dry Creek Rancheria Band of Pomo Indians Tribal Council Resolution No. 03-10-25-002 (the River Rock Entertainment Authority and Bond Resolution Act) approving, among other things, creation of the River Rock Entertainment Authority

3.3	Dry Creek Rancheria Band of Pomo Indians Ordinance No. 97-08-04, as amended October 25, 2003, authorizing and regulating gaming on the Dry Creek Indian Rancheria

4.1	Indenture, dated as of November 7, 2003, by and among the Authority, the Tribe and U.S. Bank National Association, as Trustee (the “Trustee”), together with the Exhibits attached thereto

4.2	Form of Global 9 3/4% Senior Note due 2011 (contained in the Indenture filed as Exhibit 4.1 herewith)

4.3	Registration Rights Agreement, dated as of November 7, 2003, by and between the Authority and the Initial Purchaser

4.4	Intercreditor Agreement, dated as of November 7, 2003, by and among the Trustee, Dry Creek Casino, LLC, the Authority and the Tribe

10.1	Tribal-State Compact between the Dry Creek Rancheria Band of Pomo Indians and the State of California, effective May 2000

10.2	Cash Collateral and Disbursement Agreement, dated as of November 7, 2003, by and among the Trustee, U.S. Bank National Association, as USB disbursement agent, Wells Fargo Bank, N.A., as WFB disbursement agent, Merritt & Harris, Inc., as Independent Construction Consultant, the Authority and the Tribe

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Exhibit No.	Exhibit

10.3	Amendment No. 1 to Cash Collateral and Disbursement Agreement, dated as of November 17, 2003, by and among the Trustee, U.S. Bank National Association, as USB disbursement agent, Wells Fargo Bank, N.A., as WFB disbursement agent, Merritt & Harris, Inc., as Independent Construction Consultant, the Authority and the Tribe

10.4	U.S. Bank National Association Control Agreement, dated as of November 7, 2003, by and among the Trustee, U.S. Bank National Association, as disbursement agent, securities intermediary and depository bank, the Authority and the Tribe

10.5	Wells Fargo Bank, N.A. Control Agreement, dated as of November 7, 2003, by and among the Trustee, Wells Fargo Bank, N.A., as depository bank, the Authority and the Tribe

10.6	Wells Fargo Bank, N.A. side letter dated December 1, 2003, from Wells Fargo Bank, N.A. to the Trustee

10.7	Pledge and Security Agreement, dated as of November 7, 2003, by and among the Authority, the Tribe and the Trustee

10.8	Development and Loan Agreement, dated as of August 26, 2001, by and between the Tribe and Dry Creek Casino, LLC

10.9	Amendment to the Development and Loan Agreement, dated as of April 29, 2002, by and between the Tribe and Dry Creek Casino, LLC

10.10	Second Amendment to Development and Loan Agreement, dated as of February 19, 2003, by and between the Tribe and Dry Creek Casino, LLC

10.11	Third Amendment to Development and Loan Agreement, dated as of May 29, 2003, by and between the Tribe and Dry Creek Casino, LLC

10.12	Fourth Amendment to Development and Loan Agreement, dated as of October 9, 2003, by and between the Tribe and Dry Creek Casino, LLC

10.13	Fifth Development and Loan Agreement, dated as of October 9, 2003 by and between the Tribe and Dry Creek Casino, LLC

10.14	Sixth Amendment to the Development and Loan Agreement, dated as of November 7, 2003, by and between the Authority and Dry Creek Casino, LLC

10.15	Employment Agreement, dated as of December 24, 2001, by and between the Tribe and Douglas Searle

10.16	Employment Agreement, dated as of October 14, 2002, by and between the Tribe and Norman Runyan

10.17	Agreement, dated as of May 28, 2003, by and between the Tribe and FFKR Architects/Planners II

10.18	Agreement, dated as of October 2, 2003, by and between the Tribe and FFKR Architects/Planners II

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Exhibit No.	Exhibit

10.19	Agreement, dated as of April 1, 2004, by and between the Authority and Swinerton Builders

10.20	Lease Agreement, dated as of May 30, 2002, by and between the Tribe and Sprung Instant Structures, Inc.

10.21	Amendment No. 1 to Lease Agreement, dated as of February 26, 2004, by and between the Tribe and Sprung Instant Structures, Inc.

10.22	Dry Creek Casino, LLC Amended and Restated Limited Recourse Promissory Note, dated November 7, 2003, by and among the Authority and Dry Creek Casino, LLC

12.1	Computation of Ratio of Earnings to Fixed Charges for the Authority

23.1	Consent of Deloitte & Touche LLP

25.1	Statement of Eligibility of Trustee on Form T-1

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the

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prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Geyserville, State of California, on May 3, 2004.

RIVER ROCK ENTERTAINMENT AUTHORITY By: /s/ Elizabeth Elgin DeRouen Name: Elizabeth Elgin DeRouen Title: Chairperson

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Elizabeth Elgin DeRouen Name: Elizabeth Elgin De Rouen Title: Chairperson, Board Member Date: April 29, 2004

By:	/s/ Betty Arterberry Name: Betty Arterberry Title: Vice Chairperson, Board Member Date: April 29, 2004

By:	/s/ Margie Rojes Name: Margie Rojes Title: Secretary-Treasurer, Board Member Date: April 29, 2004

By:	/s/ Leona Maldonado Name: Leona Maldonado Title: Board Member Date: April 29, 2004

By:	/s/ Gabriel Nevarez Name: Gabriel Nevarez Title: Board Member Date: April 30, 2004

By:	/s/ Douglas Searle Name: Douglas Searle Title: Chief Executive Officer Date: May 3, 2004

By:	/s/ Yvonne Fang Mao Name: Yvonne Fang Mao Title: Chief Financial Officer Date: May 3, 2004